UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment __)

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2015
Dear Fellow Shareholder,
This past year has been a defining period for Cliffs. The majority of our shareholders cast their votes for change at the July 2014 annual meeting and thus brought to an end a flawed corporate strategy that cost Cliffs’ shareholders a lot of capital with little to no returns. Since I took office in August of 2014, with the full support of a newly elected Board and a management team with a renewed sense of accountability, we have been working hard. Our focus has been to strengthen the overall financial profile of the company through measured actions to reduce debt, decrease overall spending and exit non-performing operations. In short, our strategy is clear and our priorities are aligned with the interests of our shareholders.
I can assure you that the entire management team will continue to take all necessary actions to get Cliffs on a consistently profitable path. We are executing a plan that will fortify the foundation of our U.S. Iron Ore business, while streamlining our portfolio of assets and allocating our capital in a much more disciplined manner. By refocusing on the same core strengths that have made Cliffs so resilient for over 160 years, we enter 2015 as a stronger company committed to being the major supplier of valued-added iron ore pellets to the North American steel industry.
We have the discipline to get our plan completely implemented. As stewards of the company and its assets, we are fully committed to acting in the best interests of all Cliffs’ shareholders. The accomplishments achieved during 2014 will drive us toward being a nimbler and more profitable company, well positioned to deliver strong results in 2015 and beyond.
Thank you very much for your great support.
Sincerely,
Lourenco Goncalves
Chairman, President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2015
11:30 a.m. EDT
North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114

To the Shareholders of Cliffs Natural Resources Inc.:
The 2015 Annual Meeting of Shareholders of Cliffs Natural Resources Inc., or Cliffs, will be held at North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 11:30 a.m., EDT, on Tuesday, May 19, 2015 for the following purposes:

1.	To elect nine directors to act until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, our named executive officers' compensation;

3.	To approve Cliffs' 2015 Equity and Incentive Compensation Plan;

4.	To approve Cliffs' 2015 Employee Stock Purchase Plan;

5.	To ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2015 fiscal year; and

6.	To transact such other business, if any, as may properly come before the 2015 Annual Meeting or any adjournment thereof.
In order to vote on the matters brought before the 2015 Annual Meeting, you may complete and mail the proxy card, vote by telephone or vote on the Internet, as explained on the proxy card. Holders of record of Cliffs' common shares or of our depositary shares, each of which represents 1/40th of a share of our 7.00% Series A mandatory convertible preferred stock, Class A at the close of business on March 23, 2015 are entitled to notice of, and to vote at, the 2015 Annual Meeting or any adjournments thereof.
By Order of the Board of Directors
James D. Graham
Executive Vice President, Chief Legal Officer & Secretary

April 7, 2015
Cleveland, Ohio

YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY TELEPHONE, BY INTERNET,
BY MAILING THE ENCLOSED PROXY CARD OR BY BALLOT IN PERSON AT THE 2015 ANNUAL MEETING.
The proxy statement and Cliffs’ 2014 Annual Report for the 2014 fiscal year are available at www.proxyvote.com
These materials also are available on Cliffs’ Investor Relations website at http://ir.cliffsnaturalresources.com under “Financial Information,” then “Proxy Materials.” If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares and, if you would like to attend the 2015 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee, nominee or other shareholder of record that holds the shares on your behalf.

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information.

2015 ANNUAL MEETING OF SHAREHOLDERS (page 4)
Date and Time:	Tuesday, May 19, 2015 at 11:30 a.m. EDT
Place:	North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
Record Date:	March 23, 2015
Voting:
Shareholders of record are entitled to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning the enclosed proxy card by mail; or attending the 2015 Annual Meeting of Shareholders (the "2015 Annual Meeting") in person (beneficial holders must obtain a legal proxy from their broker, banker, trustee, nominee or other shareholder of record granting the right to vote).

Mailing:	This proxy statement, the accompanying proxy card and our 2014 Annual Report will be mailed on or about April 7, 2015 to our shareholders of record as of the Record Date.

VOTING MATTERS (page 4)	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	13
Approval of, on an Advisory Basis, our Named Executive Officers' Compensation	FOR	53
Approval of Cliffs' 2015 Equity and Incentive Compensation Plan	FOR	54
Approval of Cliffs' 2015 Employee Stock Purchase Plan	FOR	67
Ratification of Independent Registered Public Accounting Firm	FOR	74
SAY-ON-PAY IMPLICATIONS (page 22)
At our 2014 Annual Meeting of Shareholders, only 56.1% of our voting shareholders voted in favor of our annual advisory vote on our Named Executive Officers' compensation, commonly referred to as “Say-on-Pay”. These results reflected the concern our shareholders had with our programs prior to the replacement of a majority of our directors in August 2014. Actions taken to address these concerns are outlined in the Compensation Discussion and Analysis section of this proxy statement.

DIRECTOR NOMINEES RECOMMENDED BY THE CLIFFS BOARD OF DIRECTORS (page 14)
Name	Age	Director Since	Experience/ Qualification	Independent (Yes / No)	Committee Memberships (1)	Other Current Public Directorships
John T. Baldwin	58	2014	Former Chairman of Audit Committee & CFO	Yes	• Audit*
Robert P. Fisher, Jr.	60	2014	President & CEO	Yes	• Audit • Compensation*
Lourenco Goncalves	57	2014	Chairman, President & CEO	No	• Strategy*	American Iron and Steel Institute
Susan M. Green	55	2007	Deputy General Counsel, U.S. Congressional Office of Compliance	Yes	• Governance
Joseph A. Rutkowski, Jr.	60	2014	Principal & Former Executive Vice President	Yes	• Compensation • Strategy
James S. Sawyer	58	2014	Former CFO	Yes	• Audit
Michael D. Siegal	62	2014	Chairman & CEO	Yes	• Governance	Olympic Steel, Inc.
Gabriel Stoliar	61	2014	Managing Partner & Chairman	Yes	• Governance • Strategy	Tupy S.A.
Douglas C. Taylor	50	2014	Managing Partner	Yes	• Governance* • Compensation
* denotes committee chair
(1) Full committee names are: Audit - Audit Committee; Compensation - Compensation and Organization Committee; Governance - Governance and Nominating Committee; Strategy - Strategy Committee.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 1

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES (page 24)
Our guiding compensation principles for 2014, as established by the Compensation and Organization Committee that existed prior to August 7, 2014, were as follows:

•	Align short-term and long-term incentives with results delivered to shareholders;

•
Design a simple and transparent incentive plan that focuses on absolute performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return, measured by share price appreciation plus dividends, if any), and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and Selling, General & Administrative cost control);

•	Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and

•
Structure programs to align with corporate governance best practices (for example, elimination of gross-ups related to change in control payments, conversion to double-trigger change in control equity vesting for future equity awards, use of share ownership guidelines and adoption of a clawback policy related to incentive compensation for our executive officers).

2014 EXECUTIVE COMPENSATION SUMMARY (page 39)
The numbers in the following table showing the 2014 compensation of our named executive officers were determined in the same manner as the numbers in the corresponding columns in the 2014 Summary Compensation Table (provided later in this proxy statement); however, they do not include information regarding changes in pension value and non-qualified deferred compensation earnings and information regarding all other compensation, each as required to be presented in the 2014 Summary Compensation Table under the rules of the U.S. Securities and Exchange Commission (the "SEC"). As such, this table should not be viewed as a substitute for the 2014 Summary Compensation Table:

Name	Principal Position (as of December 31, 2014)	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Total (3) ($)
Lourenco Goncalves	Chairman, President & CEO	482,308	(1)	1,200,000	4,244,000	(2)	3,457,500	(2)	—	9,383,808
Terrance M. Paradie	Executive Vice President, Chief Financial Officer & Treasurer	488,750		—	1,374,077		—		404,000	2,266,827
P. Kelly Tompkins	Executive Vice President, Business Development	513,750		—	838,310		—		499,000	1,851,060
Clifford T. Smith	Executive Vice President, Seaborne Iron Ore	385,000		—	1,061,179		—		312,000	1,758,179
David L. Webb	Executive Vice President, Global Coal	387,500		—	1,061,179		—		312,000	1,760,679
Gary B. Halverson	Former President & CEO	572,436		—	3,281,507		—		—	3,853,943
James F. Kirsch	Former Executive Chairman	520,660		744,000	1,627,090		—		—	2,891,750
(1) Mr. Goncalves' salary was prorated to his hire date of August 7, 2014.
(2) Mr. Goncalves' performance-based restricted share units and stock option awards, which are the largest component of his compensation, are wholly dependent on our future share price. These awards only have value if our share price increases.

(3) The amounts for Messrs. Halverson and Kirsch reflect their actual length of service during 2014; however, this table does not include severance-related payments.
AUDITORS (page 74)
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2015.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 2

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.    What proposals are to be presented at the 2015 Annual Meeting?
The purpose of the 2015 Annual Meeting is to: (1) elect nine directors; (2) approve, on an advisory basis, Cliffs’ named executive officers' compensation; (3) approve Cliffs' 2015 Equity and Incentive Compensation Plan; (4) approve Cliffs' 2015 Employee Stock Purchase Plan; (5) ratify the appointment of Deloitte & Touche LLP as Cliffs’ independent registered public accounting firm to serve for the 2015 fiscal year; and (6) conduct such other business as may properly come before the 2015 Annual Meeting.

2.	What is the difference between a “shareholder of record” and a “beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares.
3.    How does the Cliffs Board recommend that I vote?
The Cliffs Board of Directors (the "Board") unanimously recommends that you vote:

•	FOR ALL of the nine individuals nominated by the Cliffs Board for election as directors;

•	FOR the approval, on an advisory basis, of Cliffs' named executive officers' compensation;

•	FOR the approval of Cliffs' 2015 Equity and Incentive Compensation Plan;

•	FOR the approval of Cliffs' 2015 Employee Stock Purchase Plan; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2015 fiscal year.
4.    Who is entitled to vote at the 2015 Annual Meeting?
The Record Date for the 2015 Annual Meeting is March 23, 2015. On that date, we had outstanding 153,279,552 common shares, $0.125 par value, and 731,223 shares of our 7.00% Series A mandatory convertible preferred stock, Class A, no par value (the "mandatory convertible preferred stock"), which are represented by 29,248,925 depositary shares (each of which represents 1/40th of a share of our mandatory convertible preferred stock). All common shareholders and mandatory convertible preferred stock shareholders are entitled to vote. In this proxy statement, we refer to our common shares and our mandatory convertible preferred stock, collectively, as our "shares" and the holders of such shares as our "shareholders."
5.    How do I vote?
You may vote using any of the following methods:
Shareholders of Record. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

•
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may mark, sign and date your proxy card and return it in the prepaid and addressed envelope provided.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.
Shares Held by Bank or Broker. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 3

QUESTIONS & ANSWERS

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The ratification of Deloitte & Touche LLP as our registered independent public accounting firm is the only routine matter for which the brokerage firm that holds your shares may vote your shares without your instructions.
6.     What can I do if I change my mind after I vote?
You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy bearing a later date; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the 2015 Annual Meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.
7.     What vote is required to approve each proposal?
With respect to Proposal 1, the nominees receiving a plurality vote of the shares will be elected. However, under our majority voting policy (adopted by the Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.
With respect to Proposal 2, the approval, on an advisory basis, of our named executive officers' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2015 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 3, approval of Cliffs' 2015 Equity and Incentive Compensation Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2015 Annual Meeting and entitled to vote on the proposal, provided that a majority of votes cast on this proposal are cast in favor of the proposal.
With respect to Proposal 4, approval of Cliffs' 2015 Employee Stock Purchase Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2015 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 5, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2015 Annual Meeting and entitled to vote on the proposal.

MEETING INFORMATION

The accompanying proxy is solicited by the Board of Directors of Cliffs Natural Resources Inc. ("Cliffs" or the "Company"), for use at the Annual Meeting of Shareholders to be held on May 19, 2015, (the "2015 Annual Meeting"), and any adjournments or postponements thereof. This proxy statement, the accompanying proxy card and our 2014 Annual Report will be mailed on or about April 7, 2015 to our shareholders of record as of the Record Date.
PROXY MATERIALS
Notice of Internet Availability of Proxy Materials
In accordance with rules adopted by the SEC, we are using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials.
We will instead send our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone, also known as Notice and Access. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.
On or about April 7, 2015, the Company will mail to each shareholder (other than those shareholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s 2015 Proxy Statement and the 2014 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote on the Internet or by telephone.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 4

MEETING INFORMATION

The close of business on March 23, 2015 has been fixed as the record date of the 2015 Annual Meeting, and only shareholders of record at that time will be entitled to vote.
The Notice of Internet Availability will contain a 12-digit control number that recipients will need to access the proxy materials, to request paper or email copies of the proxy materials, and to vote their shares via the Internet or by telephone.
Householding
We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.
Proxy Solicitation
Cliffs will bear the cost of solicitation of proxies. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for fees and disbursements not expected to exceed $13,000 in the aggregate. In addition, employees and representatives of the Company may solicit proxies, and we will request that banks and brokers or other similar agents or fiduciaries transmit the proxy materials to beneficial owners for their voting instructions and we will reimburse them for their expenses in so doing.
Voting Rights
Shareholders of record on the Record Date are entitled to vote at the 2015 Annual Meeting. On the Record Date, there were outstanding 153,279,552 common shares and 731,223 shares of our mandatory convertible preferred stock, which are represented by 29,248,925 depositary shares (each of which represents 1/40th of a share of our mandatory convertible preferred stock), entitled to vote at the 2015 Annual Meeting. The common shares and mandatory convertible preferred stock will vote together as a single class. A majority of the common shares and shares of mandatory convertible preferred stock entitled to vote must be represented at the 2015 Annual Meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share is entitled to one vote in connection with each item to be acted upon at the 2015 Annual Meeting. You may submit a proxy by electronic transmission through the Internet, by telephone or by mail, as explained on your proxy card.
Because each depositary share represents a 1/40th interest in a share of the mandatory convertible preferred stock, holders of depositary shares are entitled to the equivalent of 1/40th of a vote of a share of our mandatory convertible preferred stock per depositary share. Wells Fargo Bank, N.A. acts as the bank depositary with respect to the depositary shares. The bank depositary will provide the notice of the 2015 Annual Meeting to the record holders of the depositary shares. Each record holder of depositary shares on the Record Date may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of our mandatory convertible preferred stock represented by such depositary shares in accordance with these instructions. The bank depositary will abstain from voting shares of our mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.
Voting of Proxies
The common shares and shares of mandatory convertible preferred stock represented by properly authorized proxies will be voted as specified. It is intended that the shares represented by proxies on which no specification has been made will be voted: FOR ALL of the nine nominees for director named herein or such substitute nominees as the Board may designate; FOR the approval, on an advisory basis, of our named executive officers' compensation; FOR Cliffs' 2015 Equity and Incentive Compensation Plan; FOR Cliffs' 2015 Employee Stock Purchase Plan; FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2015 fiscal year; and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2015 Annual Meeting.
Cumulative Voting for Election of Directors
If notice in writing shall be given by any shareholder to the President, an Executive Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the 2015 Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2015 Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 5

MEETING INFORMATION

voting power as he or she possesses at such election. Under cumulative voting, a shareholder may cast for any one nominee as many votes as shall equal the number of directors to be elected, multiplied by the number of his or her shares. All such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.
Counting Votes
The results of shareholder voting will be tabulated by the inspector of elections appointed for the 2015 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2015 Annual Meeting.
Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory vote regarding the compensation of our named executive officers and with respect to the proposals to approve Cliffs' 2015 Equity and Incentive Compensation Plan and Cliffs' 2015 Employee Stock Purchase Plan. Abstentions will have the effect of votes against with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Company's leadership structure changed over the past year. From July 2013 to July 2014 the roles of the Chairman and Chief Executive Officer, or CEO, were separated and filled by two separate people. The Board believed this governance framework was appropriate at the time due to the transition of our CEO and other executive management departures during 2014. As a result of the July 2014 proxy contest and the vote of our shareholders, a majority of the directors on the Cliffs Board were replaced. The reconstituted Board appointed Lourenco Goncalves as our Chairman, President and CEO, and the roles were once again combined.
Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual or if the Chairman is a Cliffs’ executive, then the Governance and Nominating Committee recommends to the Board a Lead Director. Douglas C. Taylor currently serves as our Lead Director. The Board believes that this leadership structure is the optimal structure to guide our Company and re-focus strategy to achieve our business goals and represents our shareholders' interests.
Under this leadership structure, Mr. Goncalves, as Chairman, is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Goncalves has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and the internal audit department. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is communicated effectively to the Board.
The Lead Director’s responsibilities include: chairing executive session meetings of the independent directors; leading the Board’s processes for evaluating the CEO; presiding at all meetings of the Board at which the Chairman is not present; serving as a liaison between the Chairman and the independent directors; and meeting separately at least annually with each director.
This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com.
In accordance with the New York Stock Exchange’s (the "NYSE"), corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present.
BOARD'S ROLE IN RISK OVERSIGHT
The Board as a whole oversees our enterprise risk management, or ERM, process. The Board executes its risk oversight role in a variety of manners. The full Board regularly discusses the key strategic risks facing Cliffs, and the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.
In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 6

CORPORATE GOVERNANCE

related to accounting and financial reporting. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Strategy Committee addresses risk exposures related to the strategic plan, including financial, economic, reputational and hazard risks. The Compensation Committee monitors risks related to development and succession planning for executive officers, and compensation and related policies and programs for executive and non-executive officers and management. The Governance and Nominating Committee handles risks with respect to board organization, membership and structure, director succession planning and corporate governance matters. As appropriate, the respective committees’ Chairpersons provide reports to the full Board.
Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. The ERM process includes the involvement of management in the identification, assessment, mitigation and monitoring of a wide array of potential risks from strategic to operational to compliance related risks throughout the Company. Executive management regularly reports to the Board or relevant committees regarding Cliffs’ key risks and the actions being taken to manage these risks.
The Company believes that its leadership structure supports the risk oversight function of the Board. Except for the Strategy Committee, independent directors chair our committees, which are each involved with risk oversight, and all directors actively participate in the Board’s risk oversight function.
BOARD MEETINGS AND COMMITTEES
Our directors discharge their responsibilities in a variety of ways, including reviewing reports to directors, visiting our facilities, corresponding with the Chairman, President and CEO, and conducting telephone conferences with the Chairman, President and CEO and directors regarding matters of interest and concern to Cliffs. In addition, directors have regular access to senior management of Cliffs. All committees regularly report their activities, actions and recommendations to the Cliffs Board.
During 2014, our Board held 12 in person meetings and 20 telephonic meetings. Each director attended, either in person or by telephone conference, at least 92% of the Board and committee meetings held while serving as a director or committee member in 2014. Pursuant to Board policy, all serving directors are expected to attend all Board and committee meetings, as well as our annual meetings of shareholders. All of our directors who were standing for re-election and were incumbent directors at the time of the 2014 Annual Meeting attended the meeting.
The Board of Directors currently has four standing committees: an Audit Committee, a Compensation and Organization Committee (the "Compensation Committee"), a Governance and Nominating Committee and a Strategy Committee. Audit Committee, Compensation Committee and Governance and Nominating Committee each have a charter which can be found on our website at http://ir.cliffsnaturalresources.com under “Corporate Governance” then “Committees”. A biographical overview of the members of our committees can be found beginning on page 14.
Board Committees

AUDIT COMMITTEE	Members: 3
Independent: 3
Audit Committee Financial Experts: 2
2014 Meetings: 10
Responsibilities:
▪
Reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting
▪
Reviews significant accounting matters
▪
Reviews quarterly unaudited financial information prior to public release
▪
Approves the audited financial statements prior to public distribution
▪
Approves our assertions related to internal controls prior to public distribution
▪
Reviews any significant changes in our accounting principles or financial reporting practices; reviews, approves and retains the services performed by our independent registered public accounting firm
▪
Has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence
▪
Annually selects and retains our independent registered public accounting firm to examine our financial statements
▪
Approves management’s appointment, termination or replacement of the Director - Internal Audit
▪
Conducts a legal compliance review at least annually

Chairman: John T. Baldwin	Members: Robert P. Fisher, Jr. and James S. Sawyer

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 7

CORPORATE GOVERNANCE

GOVERNANCE & NOMINATING COMMITTEE	Members: 4
Independent: 4
2014 Meetings: 4
Responsibilities:
▪
Involved in determining director compensation and reviews and administers our director compensation plans
▪
Monitors the Board governance process and provides counsel to the CEO on Board governance and other matters
▪
Recommends changes in membership and responsibility of Board committees
▪
Acts as the Board’s Nominating Committee and Proxy Committee in the election of directors
▪
Reviews and administers our director compensation plans, and makes recommendations to the Board with respect to compensation plans and equity-based plans for directors
▪
Annually reviews director compensation in relation to comparable companies and other relevant factors

Chairman: Douglas C. Taylor	Members: Susan M. Green, Michael D. Siegal and Gabriel Stoliar

COMPENSATION & ORGANIZATION COMMITTEE	Members: 3
Independent: 3
2014 Meetings: 9
Responsibilities:
▪
Recommends to the Cliffs Board the election and compensation of officers
▪
Administers our executive compensation plans for officers
▪
Reviews management development
▪
Evaluates the performance of the CEO and the other executive officers
▪
Obtains the advice of outside experts with regard to compensation matters
▪
May, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee

Chairman: Robert P. Fisher, Jr.	Members: Joseph A. Rutkowski, Jr. and Douglas C. Taylor

STRATEGY COMMITTEE	Members: 3
Independent: 2
2014 Meetings: 2
Responsibilities:
▪
Oversees Cliffs’ strategic plan, annual management objectives and operations and to oversee and monitor risks relevant to its strategy
▪
Provides advice and assistance with developing our current and future strategy
▪
Provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration
▪
Ensures that Cliffs has appropriate strategies for managing exposures to economic and hazard risks
▪
Assesses Cliffs’ overall capital structure and its capital allocation priorities
▪
Assists management in determining the resources necessary to implement Cliffs’ strategic and financial plans; monitors the progress and implementation of Cliffs' strategy

Chairman: Lourenco Goncalves	Members: Joseph A. Rutkowski, Jr. and Gabriel Stoliar

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 8

CORPORATE GOVERNANCE

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES
Shareholder Nominees
The policy of the Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Cliffs Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance and Nominating Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.
Board Diversity and Director Qualifications
Although there is no specific board diversity policy in place presently, the Governance and Nominating Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance and Nominating Committee and other criteria established by the Cliffs Board, which includes diversity. The Governance and Nominating Committee’s goal in selecting directors for nomination to the Cliffs Board generally is to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance and Nominating Committee has not reduced the qualifications for service on the Cliffs Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Governance and Nominating Committee seeks, consistent with the vacancies existing on the Cliffs Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance and Nominating Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Cliffs Board.
Identifying and Evaluating Nominees for Directors
The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly reviews the appropriate size of the Cliffs Board and whether any vacancies on the Cliffs Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Applicable considerations include: whether the current composition of the Cliffs Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that generally are the basis for selection of candidates to the Cliffs Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance and Nominating Committee considers properly submitted nominations for candidates for the Cliffs Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance and Nominating Committee at its next regularly scheduled meeting. Final approval of any candidate is determined by the full the Cliffs Board.
COMMUNICATIONS WITH DIRECTORS
Shareholders and interested parties may communicate with the Lead Director, our non-management directors as a group or the Cliffs Board by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. As set forth in the Corporate Governance Guidelines, the Lead Director will report to the full Board any communications that are directed at all members of the Cliffs Board. The Secretary routinely filters communications that are solicitations or complaints, unrelated to Cliffs or Cliffs' business or determined to pose a possible security risk to the addressee.
BUSINESS ETHICS POLICY
We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which applies to all of our directors, officers and employees. The Ethics Code is available on our website at http://cliffsnaturalresources.com in the Corporate Governance section under "Investors." We intend to post amendments to or waivers from our Ethics Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 9

CORPORATE GOVERNANCE

INDEPENDENCE AND RELATED PARTY TRANSACTIONS
Our Board has determined that each of the current directors standing for re-election, other than Mr. Goncalves, and all of the current members of the Audit, Governance and Nominating, and Compensation Committees, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the NYSE director independence standards. Earlier in 2014, the Board had also determined that Messrs. Eldridge, Gaumond, Gluski, Johnson, Riederer and Sullivan and Mses. Cunningham, Green and Henry, who served as directors during 2014, also had met these independence standards. The Board also determined that during the time that Mr. Kirsch served as our interim executive Chairman during 2014 he did not meet these independence standards. Mr. Goncalves is our Chairman, President & CEO, and, as such, is not considered independent.
Since January 1, 2014, there have been no transactions or currently proposed transactions, in which Cliffs was or is to be a participant and the amount exceeds $120,000, and in which any related person had or will have a direct or material interest. We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.
We have a written Related Party Transactions Policy, pursuant to which we only will enter into related party transactions if our CEO and Chief Legal Officer determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and Chief Legal Officer, then the transaction also must be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a director, executive officer, nominee for director or an immediate family member of a director, an executive officer or a nominee for director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and a related person has or will have a direct or indirect material interest. However, compensation paid by Cliffs for service as a director or executive officer of the Company is not deemed to be a related party transaction, even if the aggregate amount involved exceeds $120,000. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting.
We have entered into indemnification agreements with each current member of the Board. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.
In 2004, we reached an agreement with the United Steelworkers, or USW pursuant to which the USW may designate a member to the Board provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance and Nominating Committee), and is then approved by the full Board to be considered a director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board by Cliffs’ shareholders in July 2007, and re-elected in each of the years 2008 through 2013. As a result of the proxy contest in 2014, Ms. Green was not re-elected but was asked to re-join the Board and was subsequently appointed on October 15, 2014.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 10

DIRECTOR COMPENSATION

The directors who are not Cliffs’ employees receive a combination of cash and equity compensation. The table below sets forth the cash compensation fee schedules for the nonemployee directors in 2014 and what currently is in effect for 2015. In addition, customary expenses for attending Board and committee meetings are reimbursed. Employee directors receive no additional compensation for their service as directors.

Board Form of Cash Compensation	2015 ($)	2014 ($)
Annual Retainer	100,000	100,000
Chairman (non-executive) of the Board Annual Retainer	N/A	500,000
Lead Director Annual Retainer	40,000	40,000
Audit Committee Chair Annual Retainer	20,000	20,000
Compensation and Organization Committee Chair Annual Retainer	12,500	12,500
Annual Retainers for Chairs of Governance and Nominating Committee and the former Strategy and Sustainability Committee	10,000	10,000
Equity Grants
During 2014 the directors’ annual equity grants were made under the Nonemployee Directors’ Compensation Plan (as Amended and Restated as of December 31, 2008) (the "2008 Plan") and under the 2014 Nonemployee Directors' Compensation Plan (the "Directors’ Plan"). Any directors who joined the Board after the 2014 Annual Meeting received a prorated award of restricted shares pursuant to the Directors’ Plan. Directors receive dividends on their annual equity grants and may elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional common shares. Those additional common shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the director without restriction.
Share Ownership Guidelines
We have established Director Share Ownership Guidelines and assess each director’s compliance with the guidelines in December of each year. The Director Share Ownership Guidelines require each director to hold or acquire common shares having a market value of at least $250,000 within five years of becoming a director. As of December 31, 2014, Mr. Taylor was the only director who was in compliance with the guidelines, but we note that all directors with the exception of Ms. Green are within the applicable timeframe to reach compliance.
Deferrals
The Directors’ Plan gives nonemployee directors the opportunity to defer all or a portion of their awards that are denominated or payable solely in shares. Deferred share accounts earn dividend equivalents at the end of each quarter based on any cash dividends we pay during the quarter, which dividend equivalents are credited to the accounts in the form of additional deferred shares. The amounts in the director’s deferral account together with any deferred dividends, will be paid to the director in the form elected after such director’s termination of service, death, or a change in control of Cliffs.
Cliffs has a trust agreement with KeyBank National Association relating to the Directors’ Plan in order to fund and pay our deferred compensation obligations under the Directors' Plan.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 11

DIRECTOR COMPENSATION FOR 2014
The following table, supported by the accompanying footnotes and the narrative above, sets forth for fiscal year 2014 all compensation earned by the individuals who served as our nonemployee directors at any time during 2014.

Name		Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
J. T. Baldwin		34,946	77,315	610	112,871
S. M. Cunningham	(4)	100,000	—	1,784	101,784
B. J. Eldridge	(4)	107,500	—	1,486	108,986
R.P. Fisher, Jr.		44,939	85,000	671	130,610
M. E. Gaumond	(5)	100,000	—	1,326	101,326
A. R. Gluski	(6)	100,000	—	1,784	101,784
S. M. Green		121,196	68,699	2,326	192,221
J. K. Henry	(7)	145,000	—	1,784	146,784
S. M. Johnson	(8)	100,000	—	732	100,732
J. F. Kirsch	(9)	—	—	—	—	(10)
R. K. Riederer	(11)	107,500	—	—	107,500
J.A. Rutkowski, Jr.		39,946	85,000	671	125,617
J. S. Sawyer		39,946	85,000	671	125,617
M. D. Siegal		28,533	75,452	596	104,581
G. Stoliar		39,946	85,000	671	125,617
T. W. Sullivan	(12)	109,375	—	1,416	110,791
D. C. Taylor		60,027	85,000	671	145,698

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2014 for annual retainer fees and chairman retainers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) Accounting Standards Codification (or ASC) Topic 718 for the nonemployee directors’ annual equity awards of restricted shares granted during 2014, which awards are further described above, and whether or not deferred by the director. Due to limited share availability under the 2008 Plan our directors received the 2014 equity grants in two tranches in 2014. The grant date fair value of the nonemployee directors’ annual equity award on October 16, 2014 was $9.50 per share ($42,500) and on December 2, 2014 was $8.16 per share ($42,500). As of December 31, 2014, the aggregate number of restricted shares subject to forfeiture held by each nonemployee director was as follows: Mr. Baldwin - 8,806; Mr. Fisher - 9,682; Ms. Green - 7,825; Mr. Rutkowski - 9,682; Mr. Sawyer - 9,682; Mr. Siegal - 8,594; Mr. Stoliar - 9,682; and Mr. Taylor - 9,682.

(3)	These amounts reflect dividends earned in 2014 on restricted share awards.

(4)	Ms. Cunningham and Mr. Eldridge each served as a director until August 7, 2014.

(5)	Mr. Gaumond served as a director until September 12, 2014.

(6)	Mr. Gluski served as a director until August 7, 2014.

(7)	Ms. Henry served as a director until October 15, 2014.

(8)	Mr. Johnson served as a director until August 7, 2014.

(9)	Mr. Kirsch served as a director until August 7, 2014.

(10)	Please see a description of Mr. Kirsch's compensation located in the 2014 Summary Compensation Table on page 39.

(11)	Mr. Riederer served as a director until September 4, 2014.

(12)	Mr. Sullivan served as a director until August 11, 2014.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 12

PROPOSAL 1	ELECTION OF DIRECTORS

The Board has nominated John T. Baldwin, Robert P. Fisher, Jr., Lourenco Goncalves, Susan M. Green, Joseph A. Rutkowski, Jr., James S. Sawyer, Gabriel Stoliar, Michael D. Siegal and Douglas C. Taylor to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees are independent under the NYSE corporate governance rules, except for Mr. Goncalves. All of the nominees were elected by the shareholders at the Annual Meeting of Shareholders held on July 29, 2014, except for John T. Baldwin, Michael D. Siegal and Susan M. Green, who were recommended by our executive officers and nominated by the Governance and Nominating Committee and were appointed as directors by unanimous action of the Cliffs Board effective September 8, 2014, September 16, 2014 and October 15, 2014, respectively.
Each of the director nominees has consented to his or her name being submitted by Cliffs as a nominee for election as a member of the Cliffs Board. Each such nominee has further consented to serve as a member of the Cliffs Board if elected. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we currently do not anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number of nominees or for substitute nominees designated by the directors, to the extent consistent with our Regulations.
The members and nominees for the Cliffs Board have diversified professional experience in general management, steel manufacturing and processing, mining, metallurgical engineering, operations, finance, investment banking, labor, law and other fields. There is no family relationship among any of our nominees and executive officers. The average age of the nominees currently serving on the Cliffs Board is 58, ranging from ages 50 to 62. The average years of service of the nominees currently serving on the Cliffs Board is 1.4 years, ranging from less than 1 year to over 7 years of service.
In the election of directors, the nominees receiving a plurality vote of the shares will be elected. However, under our current majority voting policy, any director-nominee that is elected in an uncontested election but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.
Under Ohio law, shareholders have the right to exercise cumulative voting in the election of directors as described under “Cumulative Voting” on page 5. If cumulative voting rights are in effect for the election of directors, which we currently do not anticipate to be the case, you may allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.
The Board recommends a vote FOR each of the nominees listed on the following pages.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 13

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTOR NOMINEES

JOHN T. BALDWIN

Former director and chairman of the Audit Committee of Metals USA, a provider of a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets, from January 2006 to April 2013; senior vice president and chief financial officer of Graphic Packaging Corporation, 2003 to 2005.

Qualifications:  Mr. Baldwin's experience as a former Audit Committee Chairman and retired Chief Financial Officer with over twenty-five years of increasing financial responsibility. Mr. Baldwin holds a Bachelor of Science degree from the University of Houston and J.D. from the University of Texas School of Law. Mr. Baldwin has worked abroad for several years and has a broad range of experience structuring and negotiating complicated financial and M&A transactions.

Director Since: 2014	Other Current Public Directorships: None
Age: 58	Former Directorships:
Metals USA Holdings Corp. (2006 - 2013)
The Genlyte Group Incorporated (2003 - 2008)

ROBERT P. FISHER, JR.

President and chief executive officer of George F. Fisher, Inc., a private investment company that manages a portfolio of public and private investments, since 2002. Mr. Fisher served in various positions with Goldman, Sachs & Co., an American multinational investment banking firm, from 1982 until 2001, eventually serving as Managing Director and had of its Canadian Corporate Finance and Canadian Investment Banking units for eight years.

Qualifications: During Mr. Fisher's tenure at Goldman, Sachs & Co., he worked extensively with many of the leading North American metals and minings companies, and also served as the head of Goldman's Investment Banking Mining Group. Mr. Fisher has vast experience in the investment and finance industries which included advising the boards of numerous public companies. Mr. Fisher holds a Bachelor of Arts degree from Dartmouth College and a Master of Arts degree in Law and Diplomacy from Tufts University.

Director Since: 2014	Other Current Public Directorships: None
Age: 60	Former Directorships:
CML Healthcare, Inc. (2010 - 2013)

C. LOURENCO GONCALVES

Chairman of the Board, President and Chief Executive Officer of the Company since August 2014; chairman, president and chief executive officer of Metals USA Holdings Corp., an American manufacturer and processor of steel and other metals from May 2006 through April 2013; president, chief executive officer and a director of Metals USA Inc. from February 2003 through April 2006. Prior to Metals USA, Mr. Goncalves served as president and chief executive officer of California Steel Industries, Inc. from March 1998 to February 2003.

Qualifications:  Mr. Goncalves brings more than 30 years of experience in the metals and mining industries, as well as extensive board experience, in the United States and abroad. Mr. Goncalves earned a Masters of Science degree in Metallurgical Engineering from the Federal University of Minas Gerais in Belo Horizonte, Brazil and a Bachelor's degree in Metallurgical Engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil

Director Since: 2014	Other Current Public Directorships:
Age: 57	American Iron and Steel Institute (2014)
Former Directorships:
Ascometal SAS (2011 - 2014)
Metals USA Holdings Corp. (2006 - 2013)
Metals USA Inc. (2003 - 2006)

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 14

PROPOSAL 1 ELECTION OF DIRECTORS

SUSAN M. GREEN

Former deputy general counsel, U.S. Congressional Office of Compliance from November 2007 through September 2013; held various positions in the Legislative and Executive branches of federal government, including six years as deputy general counsel of the Office of Compliance, which enforces the labor and employment laws for the Legislative Branch, and her prior position as chief labor counsel for then-Senator Edward M. Kennedy, as well as several positions in the U.S. Department of Labor during the Administration of President Bill Clinton.

Qualifications: Ms. Green was originally proposed as a nominee for the Board by the USW pursuant to the terms of our 2004 labor agreement. Ms. Green has served as both a labor organizer and as an attorney representing organized labor. Ms. Green brings her diverse experiences as labor attorney and an alternative point of view to our Board. Ms. Green received her J.D. from Yale Law School and an A.B. from Harvard College.

Director Since: 2007	Other Current Public Directorships: None
Age: 55	Former Directorships:
Cliffs Natural Resources Inc.

JOSEPH A. RUTKOWSKI, JR.

Principal of Winyah Advisors LLC, a management consulting firm, since 2010; former executive vice president of Nucor Corporation (“Nucor”), the largest steel producer in the United States, from 1998 to 2010; various previous capacities at Nucor that included: manager of melting and casting at the Nucor steel division from 1991 to 1992; general manager from 1992 to 1998; vice president from 1993 to 1998.

Qualifications:  Mr. Rutkowski has over 30 years of experience in the steel industry, including 12 years of service as executive vice president of Nucor. Mr. Rutkowski holds a Bachelor's of Science in Mechanics and Materials Science from Johns Hopkins University.

Director Since: 2014	Other Current Public Directorships: None
Age: 60	Former Directorships: None

JAMES S. SAWYER

Former chief financial officer of Praxair Inc., the largest industrial gases company in North and South America, from 2000 to 2013; executive vice president of Praxair Inc., from November 2006 to December 2013.

Qualifications:  Mr. Sawyer was listed as one of the 25 best Chief Financial Officers of 2012 by the Wall Street Journal; he was also named Senior Financial Officer of the year by Chemical Week magazine in 2003 and received the Institutional Investor Chief Financial Officer of the Year award in 2004. Mr. Sawyer holds an undergraduate degree from Wesleyan University and a master’s degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Director Since: 2014	Other Current Public Directorships: None
Age: 58	Former Directorships: None

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 15

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL D. SIEGAL
Chairman and chief executive officer of Olympic Steel, Inc., a company focused on the value-added processing of flat-rolled metals, since 1984.
Qualifications: Under Mr. Siegal’s leadership, Olympic Steel Inc. experienced consistent growth and has been transformed from a family-owned steel distributor to a publicly traded fully integrated, value added processor and supply chain manager serving the outsourcing needs of America’s largest manufacturers. Olympic Steel, Inc. has grown from $35 million to more than $1 billion in revenues. Mr. Siegal received his Bachelor of Science degree from Miami University.

Director Since: 2014		Other Current Public Directorships:
Age: 62		Olympic Steel, Inc. (1984)
Former Directorships: None

GABRIEL STOLIAR

Managing partner of Studio Investimentos, an asset management firm focused on Brazilian equities, since 2009; chairman of the board of directors of Tupy S.A., a foundry and casting companies, since 2009; board of directors of Knijnik Engenharia Integrada, an engineering company, since 2013; board of directors of LogZ Logistica Brasil S.A., a ports logistic company, since 2011; chief financial officer and head of investor relations and subsequently as Executive Director of Planning and Business Development at Vale S.A., a Brazilian multinational diversified metals and mining company, from 1997 to 2008.

Qualifications: Mr. Stoliar brings to the Board his vast experience in and relating to the metals and mining industries along with his extensive experience serving on various boards of directors. Mr. Stoliar holds a Bachelor’s of Science in Industrial Engineering from the Universdade Federal do Rio de Janeiro, a post graduate degree in Production Engineering with focus in Industrial Projects and Transportation from the Universdade Federal do Rio de Janeiro and an Executive MBA from PDG-SDE/RJ.

Director Since: 2014	Other Current Public Directorships:
Age: 61	Tupy S.A. (2009)
Former Directorships:
Knijnik Engenharia Integrada (2013 - 2014)
LogZ Logistica Brasil S.A. (2011 - 2014)

DOUGLAS C. TAYLOR

Lead Director of the Board since August, 2014. Managing Partner of Casablanca Capital LP, a hedge fund, since 2010; managing director at Lazard Freres, a leading financial advisory and asset management firm, from 2002 to 2010; chief financial officer and director at Sapphire Industrials Corp., from 2008 to 2010.

Qualifications: Mr. Taylor's extensive financial and strategic advisory investment experience, including advising public companies, is invaluable to Cliffs. Mr. Taylor holds a Bachelor of Arts degree in Economics from McGill University and a Master of Arts degree in International Affairs from Columbia University School of International and Public Affairs.

Director Since: 2014	Other Current Public Directorships: None
Age: 50	Former Public Directorships:
Sapphire Industrials Corp. (2008 - 2010)

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that, except as otherwise noted below, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2014: (1) on February 19, 2014, one Form 4 for Terry Fedor reporting one transaction related to the surrender of shares in payment of tax liability was filed late due to administrative error; (2) on August 12, 2014, one Form 4 for each of Terry Fedor, Timothy Flanagan, James Graham and David Webb, each reporting three transactions related to the vesting of performance shares and restricted shares, was filed late due to administrative error; (3) on August 13, 2014, one Form 4 for each of William Boor, Terry Paradie, Clifford Smith and Kelly Tompkins, each reporting three transactions related to the vesting of performance shares and restricted shares, was filed late due to administrative error; (4) on August 21, 2014, one Form 3 for James Sawyer reporting an initial statement of beneficial ownership was filed late due to an administrative oversight; (5) on November 13, 2014, one Form 4 for each of Terrance Paradie, Clifford Smith and Kelly Tompkins, reporting three transactions, three transactions and four transactions, respectively, related to the vesting of shares in a non-qualified deferred compensation plan, was filed late due to administrative error; and (6) on December 19, 2014, one Form 4 for Lourenco Goncalves reporting one transaction related to the grant of performance-based restricted share units was filed late due to administrative error.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 17

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth the amount and percent of common shares that, as of March 23, 2015 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each director named in this proxy statement, by our CEOs, CFO and the other named executive officers as identified in the 2014 Summary Compensation Table below by such persons, individually and collectively by the directors named in this proxy statement and the other executive officers as a group, and by any person or “group” (as the term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding common shares. None of the the shares owned by our directors, director nominees or executive officers are pledged as security.

Name of Beneficial Owner	Amount and Nature of “Beneficial Ownership”(1)
	Beneficial Ownership	Investment Power			Voting Power			Percent of Class(2)
		Sole	Shared		Sole	Shared
Directors
John T. Baldwin	21,606	21,606	—		21,606	—		—
Robert P. Fisher, Jr.	15,682	15,682	—		15,682	—		—
Susan M. Green	19,505	19,505	—		19,505	—		—
Joseph A. Rutkowski, Jr.	25,682	25,682	—		25,682	—		—
James S. Sawyer	9,682	9,682	—		9,682			—
Michael D. Siegal (3)	20,053	20,053	—		20,053	—		—
Gabriel Stoliar	31,943	31,943	—		31,943	—		—
Douglas C. Taylor	7,923,402	16,882	7,906,520	(4)	—	7,906,520	(4)	5.17
Named Executive Officers
Lourenco Goncalves	177,000	177,000	—		177,000	—		—
Terrance M. Paradie	26,033	26,033	—		26,033	—		—
P. Kelly Tompkins	32,909	32,909	—		32,909	—		—
Clifford T. Smith	35,291	35,291	—		35,291	—		—
David L. Webb	11,601	11,601	—		11,601	—		—
Gary B. Halverson	—	—	—		—	—		—
James F. Kirsch	8,578	8,578	—		8,578	—		—
All Current Directors and Executive Officers as a group (18 Persons)(5)	8,382,544	476,024	7,906,520	(6)	459,152	7,906,520	(6)	5.47
Other Persons
BlackRock Inc.(7) 40 East 52nd Street New York, NY 10022	14,504,398	14,504,398	—		13,924,275	—		9.46
George W. Connell (8) Three Radnor Corporate Center, #450 Radnor, PA 19087	12,000,000	12,000,000	—		12,000,000	—		7.83
Bank of America Corporation (9) 100 N Tryon Street Charlotte, NC 28255	9,825,886	—	9,825,886		—	9,792,482		6.41
G1 Execution Services, LLC (10) 440 S. LaSalle Street, Suite 3030 Chicago, IL 60605 Susquehanna Investment Group Susquehanna Securities 401 E. City Avenue, Suite 220 Bala Cynwyd, PA 19004	9,381,666	9,381,666	—		9,381,666	—		6.12
The Vanguard Group, Inc.(11) 100 Vanguard Blvd. Malvern, PA 19355	8,869,664	8,780,860	88,804		99,304	—		5.79
Casablanca Capital LP (12) Douglas C. Taylor Donald Drapkin 450 Park Avenue, Suite 1403 New York, NY 10022	7,914,720	8,200	7,906,520		—	7,906,520		5.16

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 18

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

(1)
Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.

(2)	Less than one percent, except as otherwise indicated.

(3)
Includes 1,759.25 common shares issuable upon conversion of 2,500 depositary shares beneficially owned by Mr. Siegal, each of which represents 1/40 of a share of our mandatory convertible preferred stock that can be converted into common shares by the holder within 60 days.

(4)
Casablanca Capital LP serves as investment advisor to certain investment funds or managed accounts (collectively, the "Accounts"), and may be deemed to have beneficial ownership over the common shares held for such Accounts. Mr. Taylor, as a co-managing member of Casablanca GP, is in a position to indirectly determine the voting and investment decisions regarding 7,902,520 common shares held by the Accounts and may be deemed to “beneficially own” such common shares.

(5)	The number of executive officers has decreased since 2014.

(6)
Casablanca Capital LP serves as investment advisor to the Accounts, and may be deemed to have beneficial ownership over the common shares held for such Accounts. Mr. Taylor, as a co-managing member of Casablanca GP, is in a position to indirectly determine the voting and investment decisions regarding 7,902,520 common shares held by the Accounts and may be deemed to “beneficially own” such common shares.

(7)	BlackRock Inc. reported its ownership on Amendment No. 5 to Schedule 13G filed with the SEC on January 15, 2015.

(8)	George W. Connell reported his ownership on a Schedule 13G filed with the SEC on January 28, 2015.

(9)	Bank of America Corporation reported its ownership on a Schedule 13G filed with the SEC on February 13, 2015.

(10)	G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities reported their combined ownership on a Schedule 13G filed with the SEC on February 13, 2015.

(11)	The Vanguard Group, Inc. reported its ownership on Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2015.

(12)	Casablanca Capital LP, Douglas C. Taylor and Donald Drapkin reported their combined ownership on Amendment No. 6 to Schedule 13D/A filed with the SEC on October 9, 2014.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 19

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we discuss in detail our executive compensation program for 2014 for our named executive officers (the "NEOs") consisting of our principal executive officers, our chief financial officer (the "CFO"), the next three highest paid executive officers employed as of December 31, 2014, and one former executive officer who served during 2014 and whose compensation would have qualified him as being among the next three highest paid executive officers had he still been serving as of December 31, 2014. Our NEOs for 2014 are:

•	Lourenco Goncalves, Chairman, President and Chief Executive Officer (the "CEO"). Mr. Goncalves was appointed our Chairman, President & CEO on August 7, 2014.

•	Terrance M. Paradie, Executive Vice President, CFO and Treasurer.

•	P. Kelly Tompkins, Executive Vice President, Business Development.

•	Clifford T. Smith, Executive Vice President, Seaborne Iron Ore.

•	David L. Webb, Executive Vice President, Global Coal.

•	Gary B. Halverson, former President and CEO. Mr. Halverson's employment with Cliffs terminated on August 7, 2014.

•
James F. Kirsch, former executive Chairman. Mr. Kirsch was elected as Cliffs' non-executive Chairman in July 2013, became interim executive Chairman in January 2014 and on May 23, 2014 resigned and once again became Cliffs' non-executive Chairman until August 7, 2014.

EXECUTIVE SUMMARY
At our 2014 Annual Meeting of Shareholders on July 29, 2014, Casablanca Capital nominated a slate of six nominees for election as directors, all six of which were elected to Cliffs' Board. Since our Board consisted of 11 directors in total, Casablanca nominees then held the majority of the seats on our Board. As a result of these changes in our Board, we experienced a change in control on August 6, 2014 when the final voting results were confirmed.
Following our change in control, our new Board deemed it advisable and in the best interests of the Company to terminate Mr. Halverson’s employment as the President and CEO of the Company, effective August 7, 2014 and appoint Mr. Goncalves to the positions of Chairman, President and CEO, effective August 7, 2014.
The new Board also appointed a new Compensation Committee (the "New Committee”) and Committee Chair effective August 7, 2014. Most of the decisions described in this Compensation Discussion and Analysis (the "CD&A") were made by the Compensation Committee that existed prior to August 7, 2014 (the “Previous Committee”), the members of which are no longer on the Board. It is important to distinguish the decisions made by the Previous Committee for 2014 that are reflected in this CD&A from those of the New Committee, which for the most part will be reflected in next year’s proxy statement.

Key Decisions made by the Previous Committee	Key Decisions made by the New Committee
Established 2014 compensation levels and pay mix for all NEOs with the exception of our new CEO, Lourenco Goncalves
Reviewed and recommended for approval by the full Board the terms and conditions of the employment agreement for the new CEO, Lourenco Goncalves, including salary, retention payment and long-term equity grants

Approved performance metrics and potential threshold, target and maximum payouts under the Executive Management Performance Incentive Plan (or EMPI Plan)	Certified that the annual performance measures established by the Previous Committee were achieved and approved payments under the EMPI Plan
Granted long-term equity incentives to NEOs with the exception of our new CEO, Lourenco Goncalves	Hired a new independent executive compensation consultant
Approved a discretionary cash payment to our former executive Chairman
Certain of our compensation plans and programs, including our shareholder-approved incentive equity plans, contain change in control provisions which were triggered by the change in control on August 6, 2014. Accordingly, we were obligated to make significant payments to employees, including certain of our NEOs, under the terms of these plans and programs. Certain outstanding and unvested equity awards granted under our 2012 Incentive Equity Plan and 2007 Incentive Equity Plan accelerated and were paid out in connection with the change in control. Also, our deferred compensation balances under our 2005 Voluntary Non-Qualified Deferred Compensation (the "2005 VNQDC") Plan and 2012 Non-Qualified Deferred Compensation (the "2012 NQDC") Plan were accelerated and were paid out in connection with the change in control.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 20

COMPENSATION DISCUSSION AND ANALYSIS

Following the 2014 Annual Meeting, in response to shareholders concerns over our compensation programs, the New Committee, our new CEO, and our management team in concert with the material changes they were making in our strategic direction undertook a comprehensive review of our compensation programs, which we expect will continue well into 2015. This team also is reaching out to shareholders to ensure their concerns are heard.
2014 LEADERSHIP TRANSITIONS
As noted above, we experienced several NEO transitions during 2014:

•	The Board terminated Mr. Halverson’s employment as the Company's President and CEO effective August 7, 2014.

•
Mr. Kirsch, who was initially elected as non-executive Chairman of the Board in mid-2013 and subsequently elected as executive Chairman on January 1, 2014, resigned as executive Chairman May 23, 2014. Upon his employment with Cliffs, he ceased to be an independent director. However, Mr. Kirsch continued to serve as non-executive Chairman until August 7, 2014.

•
On August 7, 2014, our Board appointed Mr. Goncalves to the positions of Chairman, President and CEO, replacing Mr. Kirsch, our former non-executive Chairman, and Mr. Halverson, our former President and CEO.

As a result of these transitions, our CD&A and the related compensation tables and narratives cover seven NEOs for 2014 and analyze a variety of compensation decisions and actions, some of which were made specifically with regard to these transition events. Not all of the NEOs participated in or received all of the compensation elements described in this CD&A. For example, Mr. Goncalves did not receive the 2014 annual grant of performance shares and restricted share units because he was not serving with us at the time these awards were granted. When discussing each compensation element in this CD&A, we explain the degree to which each NEO participated or was eligible to participate in the applicable plan or program.
In connection with his appointment as our Chairman, President and CEO in August 2014, our New Committee recommended and the Board offered Mr. Goncalves a compensation package consisting of: an annual base salary of $1.2 million; a retention payment of $1.2 million (of which Mr. Goncalves is required to repay a pro-rata portion if he leaves the Company before December 31, 2017); and a long-term incentive award of 400,000 performance-based restricted share units (at target) and 250,000 stock options. Mr. Goncalves' long-term incentive awards, which are the largest component of his compensation, are wholly dependent on our future share price. These awards only have value if our share price increases. The compensation package offered to Mr. Goncalves was developed in consultation with a new independent compensation consultant, Pearl Meyer & Partners ("PM&P"), and was designed to reflect best practices in the market. Beginning in 2015, Mr. Goncalves became eligible to participate in the EMPI Plan, pursuant to which his annual incentive target for 2015 is 200% of his base salary, and his annual long-term equity incentive target will be equal to 400% of his base salary, with such component comprised of performance-based restricted share units, service-based restricted share units and stock options.
The following discussion covers compensation actions taken and decisions made during our 2014 fiscal year, but may also contain information regarding compensation actions taken and decisions made both before and after the fiscal year to the extent that such information enhances the understanding of our 2014 executive compensation program. This CD&A also describes the principles underlying our executive compensation policies and our most important executive compensation decisions for 2014, and provides an analysis of these policies and decisions. The discussion gives context for, and should be read together with, the data presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

2014 BUSINESS RESULTS
Cliffs Natural Resources Inc. is a leading mining and natural resources company. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also produces low-volatile metallurgical coal in the United States from its mines located in Alabama and West Virginia. Additionally, Cliffs operates an iron ore mining complex in Western Australia and owns two non-operating iron ore mines in Eastern Canada. During 2014, Cliffs shifted from a diversification strategy to one that focuses on strengthening our U.S. Iron Ore operations. We are the market-leading iron ore producer in the United States, supplying differentiated iron ore pellets under long-term contracts, some of which begin to expire in 2016, to the largest U.S. steel producers. Pricing protections and long-term supply, certainty provided by our existing contracts and our low-cost operating profile positions U.S. Iron Ore as our most stable and profitable business. We expect to continue to strengthen U.S. Iron Ore cost operating profile through our operational expertise and disciplined capital allocation policies.
As an extension of our re-focused U.S. Iron Ore strategy in 2014, we continue to consider further divestitures of Eastern Canadian Iron Ore, Asia Pacific Iron Ore and North American Coal businesses, and completed the sale of the Cliffs Logan County Coal assets in December of 2014, which made up about a third of Cliffs' North American Coal production. We believe the assets from these non-core segments have value and will only consummate a transaction where we believe the price fairly and adequately represents such value.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

Our Wabush Scully mine in Newfoundland and Labrador was idled by the end of the first quarter of 2014 and subsequently began to commence permanent closure in the fourth quarter of 2014. In November 2014, we announced that we were pursuing exit options for our Eastern Canadian Iron Ore operations and disclosed that, despite our cost-cutting progress at our Bloom Lake mine, we concluded that Phase I alone was not economically feasible based on our current operating plans. For the Bloom Lake mine to be profitable, we concluded that Phase II of the Bloom Lake mine must be developed to reduce the overall cash cost of operations. We could only develop Phase II of the Bloom Lake mine if we had been able to secure new equity partners to share in the capital costs, which we estimated to be approximately $1.2 billion. As the new equity partners were unable to commit within the timeframe we required, we determined that the Phase II expansion of the Bloom Lake mine was no longer a viable option for us and we shifted our focus to considering available possibilities and executing an exit option for Eastern Canadian Iron Ore operations that minimized the cash outflows and associated liabilities. In December 2014, iron ore production at the Bloom Lake mine was suspended and the Bloom Lake mine was placed in ‘‘care-and-maintenance’’ mode.
During 2014, we developed a highly disciplined financial and capital expenditure plan with a focus on improving our cost profile and increasing long-term profitability. We are focused on sizing our organization to better fit our new strategic direction and streamlining our businesses’ support functions by eliminating duplication. Our capital allocation plan has been focused on strengthening our core U.S. Iron Ore operations to promote greater free cash flow generation.
As a result of these efforts, Cliffs reported numerous cost reductions. The result of these cost reductions allowed us to maintain favorable operating margins in U.S. Iron Ore and Asia Pacific Iron Ore despite declining commodity prices. Furthermore, capital expenditures during 2014 were $284.1 million, a decrease from $861.6 million in 2013. We decreased year-over-year selling, general & administrative, or SG&A, and exploration expenses by 25%, or $73.1 million. Despite intense headwinds from both deteriorating pricing, which primarily impacted Asia Pacific Iron Ore and Eastern Canadian Iron Ore, and adverse weather in the beginning half of the year, which impacted U.S. Iron Ore and North American Coal, Cliffs reported Adjusted Earnings Before Interest, Tax, Depreciation and Amortization ("Adjusted EBITDA") of $929.7 million for 2014. This was primarily attributable to the U.S. Iron Ore segment, which reported Adjusted EBITDA of $831.2 million. See Annex C for a reconciliation to GAAP of our non-GAAP financial measures.
For the full year, we recorded a net loss attributable to Cliffs shareholders of $7.2 billion, or $47.52 per diluted share, compared with a net income attributable to Cliffs shareholders of $413.5 million, or $2.37 per diluted share, in 2013. The full-year results for both 2014 and 2013 include impairment charges related to goodwill and certain long-lived assets of $9.0 billion and $250.8 million, respectively. Excluding certain items as disclosed in Annex C, our full-year 2014 adjusted net income attributed to Cliffs' shareholders was $226.2 million, or $1.55 per diluted share, compared with an adjusted net income of $705.9 million, or $4.33 per diluted share, in 2013. This decrease in adjusted net income is primarily attributable to weaker results from the Asia Pacific Iron Ore, Eastern Canadian Iron Ore and North American Coal segments, which were negatively impacted by declining commodity prices.
Our market capitalization at December 31, 2014 was approximately $1.1 billion and our total shareholder return ("TSR"), was negative 72% on a year-over-year basis. The main factor contributing to our lower year-over-year share price was the 47% decline in the benchmark iron ore price, which opened the year at $135 per ton and ended the year at $72 per ton. This significant price decline was driven by the combination of increased low-cost supply of the commodity as well as softening demand from Chinese steel manufacturers. As a result of our previous strategy, many investors still associate this benchmark as a proxy for the value of the company. With Cliffs’ new strategy of focusing on strengthening our U.S. Iron Ore operations, the Company’s profitability is significantly less tied to the benchmark iron ore pricing. As we continue to execute on this strategy, we believe our value will decouple from the value of seaborne iron ore.
RESULTS OF THE 2014 SAY-ON-PAY VOTE
At our 2014 Annual Meeting of Shareholders on July 29, 2014, only 56.1% of our voting shareholders voted in favor of our annual advisory vote on our NEOs' compensation, commonly referred to as “Say-on-Pay”. These results reflect the concern our shareholders had with our programs prior to August 7, 2014.
In order to address these concerns, we have taken the following actions:

•	Our New Committee now consists of new Board members who were elected at the 2014 Annual Meeting;

•	We appointed a new Chairman of the Compensation Committee, Robert P. Fisher, Jr.;

•	We engaged a new independent compensation consultant, PM&P;

•	We undertook a comprehensive review of our executive compensation programs; and

•
In 2015, at the direction of the New Committee, we are implementing new executive compensation programs which will better align the interests of our NEOs with those of our shareholders. These changes were in direct response to shareholder concerns, some of which were expressed in public filings by Casablanca Capital prior to the 2014 Annual Meeting. These changes include simplifying our annual incentive to focus on EBITDA and safety performance metrics and changing the long-term incentive to include a mix of time vesting restricted share units, stock options and performance shares earned based on our relative TSR.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

Key Incentive Features of Our Compensation Program for 2014
Unless otherwise identified, the following discussion of the 2014 compensation describes programs approved by the Previous Committee.
At the direction of our Previous Committee, our historical compensation approach has been to reward for the achievement of operational and financial goals and to align compensation with performance and shareholder return. We generally maintained our compensation program and did not make significant changes to compensation elements in 2014, except as mentioned above. Our approach to 2014 compensation was designed to provide our NEOs with a mix of both fixed and variable short-term and long-term compensation that was intended to incentivize and retain our NEOs. Our variable compensation programs were designed to align compensation with short-term and long-term performance. Our annual incentive program tied payouts to the achievement of absolute performance results in the short-term. Our long-term equity incentive program tied payouts to our relative share price performance as compared to other metals and mining companies over the long-term (typically, three-year performance periods) and also provided retention incentives in the form of service-based restricted share units that vest in full at the end of the same three-year performance period. More specifically:

•	Annual Incentive Program: We selected EBITDA, cost control, production volume, supply inventory, capital expenditures and safety as the performance metrics for the EMPI Plan. In addition:

◦	The 2014 EMPI design for corporate officer positions was to measure corporate and global results and the design for business unit officer positions was to measure business unit results.

◦
We included a minimum EBITDA condition in our EMPI Plan, which means that no bonuses were payable under our EMPI Plan if our adjusted EBITDA had been less than $282 million (generally reflecting Cliffs’ total annual dividends, including those on common shares and mandatory convertible preferred stock, and Cliffs’ total annual interest expenses).

◦
The Compensation Committee was permitted (solely by exercising negative discretion) to increase or decrease the final EMPI Plan payout by up to 20%, based on its evaluation of an individual’s performance for 2014; provided, however, that any such increase did not result in a final EMPI Plan payout in excess of the maximum potential EMPI award.

•
Long-Term Incentive Program: We granted long-term performance shares that are tied to our relative TSR performance against the SPDR Metals and Mining ETF over a three-year performance period. We chose TSR as the sole metric for our performance share plan. In addition, we granted service-based restricted share units that vest at the end of the three-year performance period.

Relationship between Our Performance and CEO Compensation
The current Board including the New Committee believes the shareholder vote that resulted in a change in control on August 6, 2014 was a direct result of the poor performance of the Company. The termination of Mr. Halverson and the appointment of Mr. Goncalves as CEO does not allow for a reasonable analysis of the relationship between pay and performance. We believe the Board heard the concerns of shareholders and took appropriate actions to change the compensation programs. In addition, some of the individuals responsible for past performance and program design are no longer with the Company (a former CEO and Board members).
While the relationship between Mr. Goncalves’ compensation and Company performance cannot be appropriately measured over the short period he has been employed, Mr. Goncalves’ compensation is well aligned with our future performance. The equity grants, which are the largest component of Mr. Goncalves’ compensation, are wholly dependent on our future share price. If our share price increases, Mr. Goncalves will be rewarded through performance-based shares that are only earned based on increases in our share price and stock options that only have value if the share price increases (more fully described under "Other Equity Awards" on page 34).
Other Key Policies and Practices
The Previous Committee and the Board adopted the following key policies and practices over the past several years in response to evolving good governance practices in executive compensation and changes in our business and industry. The New Committee is in the process of a comprehensive review of executive compensation plans, policies and practices and agrees the following key policies and practices are appropriate:

•
A policy, effective mid-September 2013, that the vesting of all future equity grants will be subject to "double-trigger" change in control equity acceleration, rather than "single-trigger" acceleration.

•	An incentive compensation clawback policy applicable to our executive officers was adopted by the Board in November 2012.

•	Suspension of the performance-based contribution under the 401(k) Savings Plan beginning in fiscal year 2012 and continuing through 2014.

•	Elimination of tax gross-ups on change in control payments related to excise taxes and cash paid in lieu of health and welfare benefits effective January 2012.

•	Elimination of all industry service credits related to the supplemental retirement plan benefit for all future hires effective April 2012.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS

•
A long-standing insider trading policy that prohibits executive officers from profiting from short- and long-term speculative swings in the value of our shares, including, but not limited to, short sales, put and call options, and hedging transactions.

•	An insider trading policy that also prohibits any officer or director pledging Cliffs' securities.

•	Retention of an independent compensation consultant to advise the Compensation Committee and keep it apprised of evolving market practices in executive compensation.

•	Share Ownership Guidelines that require our officers and directors to own a certain dollar amount of our common shares.

•	An annual Say-on-Pay vote.

•	Minimal non-compensatory perquisites and benefits for our executive officers.

•	An annual compensation-related risk review.

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES
The Previous Committee designed our executive compensation program to help attract, motivate, reward and retain high-performing executives. The goal was to align pay with Cliffs’ performance in the short-term through variable cash compensation based on measures of financial performance and operational and strategic excellence, and over the long-term through stock-based incentives. Our compensation philosophy was to place a significant portion of compensation at risk based on our performance, and increase the portion of compensation that is at risk as the responsibility level of the individual increases, consistent with market practices. The Previous Committee also sought to balance this performance focus with sufficient retention incentives, including a competitive fixed salary and the use of time-based restricted share units in our long-term incentive program.
Our guiding compensation principles as established by the Previous Committee for 2014 were as follows:

•	Align short-term and long-term incentives with results delivered to shareholders.

•
Design a simple and transparent incentive plan that focuses on absolute performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return, measured by share price appreciation plus dividends, if any), and performance against other key objectives tied to our business strategy (including safety, protection of our core assets and SG&A cost control).

•	Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives.

•
Structure programs to align with corporate governance best practices (for example, elimination of gross-ups related to change in control payments, conversion to double-trigger change in control equity vesting for future equity awards, use of Share Ownership Guidelines and adoption of a clawback policy related to incentive compensation for our executive officers).

In general, 2014 pay opportunities as approved by the Previous Committee for our NEOs (other than Mr. Goncalves, who was hired in August 2014 and whose compensation was approved by the New Committee) were intended to deliver target total pay opportunity between the median and 75th percentile of the market in which we compete for talent in order to enable us to attract and retain the caliber of executive talent needed to execute on our business and strategic objectives.
As a result of the change in control as previously discussed, certain benefits were provided to the NEOs:

•
Mr. Halverson was entitled to receive certain severance benefits under his change in control severance agreement subject to him signing a general release of claims. Mr. Halverson received benefits including: a cash payment equal to the sum of three years of 2014 base salary; three years of incentive bonus at target for 2014; a pro-rated portion of 2014 incentive pay at target for 2014; accrued but unused 2014 vacation; outplacement services and financial planning perquisites; an equity payout reflective of vested grants and/or awards under the Company's 2012 Incentive Equity Plan; and a lump sum payment representing the sum of the present values of Mr. Halverson's full accrued benefit under the pertinent pension and retirement plans. For three years, the Company will continue to cover Mr. Halverson under all of the health and welfare plans in which he was participating on August 7, 2014, all at Company expense. These amounts are reflected in the 2014 Summary Compensation Table on page 39.

•
On May 23, 2014, Mr. Kirsch resigned his position as executive Chairman and terminated his employment. The Previous Committee, and the rest of Cliffs' Board in place at the time, provided Mr. Kirsch with a cash payment related to his service to the Company.

•
Mr. Goncalves' compensation arrangements, which were approved by the New Committee, occurred separate from our annual executive compensation process and the terms of his compensation reflect the financial incentives required for him to join our Company. As a result, Mr. Goncalves’ salary and target annual incentive are above our goal of targeting total cash compensation (base salary and annual incentive) near the market median. Mr. Goncalves’ performance-based restricted share unit and stock option awards are incentive based and dependent on the Company’s future share price. The terms of Mr. Goncalves’ compensation arrangements are included in an employment offer we entered into with him soon after he joined us.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS

OVERSIGHT OF EXECUTIVE COMPENSATION
The composition of the Compensation Committee changed as a result of the election of new directors on August 7, 2014. None of the current members of the Compensation Committee were members of the Board prior to August 7, 2014 and therefore were not involved in any of the compensation decisions related to compensation prior to August 7, 2014.
The Compensation Committee’s primary function, as delegated to it by our Board, involves oversight concerning the design of our compensation programs, particularly the program for executive officers. The Compensation Committee also approves all employment offers, the officers’ participation in all benefit and retirement plans and all material changes to these plans. The following discusses our general practices with respect to evaluating and awarding executive compensation.
The Role of the Executive Officers
The following description of the role of the executive officers in the compensation process applies to both the Previous Committee and the New Committee.
In reviewing the compensation of the CEO and the other executive officers, the Compensation Committee is advised by its independent executive compensation consultant and our human resources staff. It is the Compensation Committee’s practice to request and consider proposals by the CEO as to the appropriate levels of salary and incentive award opportunities for all executive officers other than the CEO. The Compensation Committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.
To set performance measures and levels for our annual and long-term incentive plans, our executive officers review our operational forecasts, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting to give to each factor in the calculation of the overall incentive awards, and threshold, target and maximum payout levels appropriate for each of the performance measures we choose.
The Compensation Committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At a subsequent meeting in February, the Compensation Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The Compensation Committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the Compensation Committee does not delegate any of its decision making authority to executive officers or other members of management.
The Role of the Executive Compensation Consultant
The Previous Committee engaged Semler Brossy to serve as its independent executive compensation consultant. The New Committee engaged PM&P as its independent executive compensation consultant. The executive compensation consultants report directly to the Compensation Committee on all work assignments from the Compensation Committee. The Compensation Committee retained the executive compensation consultants directly although, in carrying out its assignments, the consultants also interacted with management when necessary and appropriate. Specifically, members of management interacted with the executive compensation consultants to provide compensation and performance data for individual executives and the company. In addition, the executive compensation consultants, in its discretion, sought input and feedback from the CEO and other members of management regarding its work product prior to presenting such work product to the Compensation Committee to confirm the work product’s alignment with the company’s business strategy, determine what additional data needed to be gathered, or identify other issues, if any.
The executive compensation consultants’ work for the Compensation Committee with respect to 2014 compensation decisions included:

•	Analyzing the competitiveness of our executive compensation programs in the Fall of 2014;

•	Providing information about market trends in executive and director pay practices;

•	Advising on compensation program design and structure;

•	Reviewing the relationship between executive compensation and company performance; and

•	Assisting in the preparation of our proxy statement.
The Independence of the Executive Compensation Consultant
The Previous Committee with respect to Semler Brossy, and the New Committee with respect to PM&P concluded that its compensation consultants, are independent and do not have a conflict of interest in its engagement by the Compensation Committee.  In making this conclusion, the Compensation Committee considered the following factors confirmed to the Compensation Committee by the compensation consultant:

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COMPENSATION DISCUSSION AND ANALYSIS

•	The executive compensation consultants provide no other services to the Company; they provide only executive and director compensation advisory services to the Compensation Committee;

•	The executive compensation consultants maintain a conflicts policy to prevent a conflict of interest or other independence issues;

•
None of the individuals on the executive compensation consultants’ team assigned to the engagement has any business or personal relationship with members of the Compensation Committee outside of the engagement;

•
Neither the individuals on the executive compensation consultants’ team assigned to the engagement, nor to our knowledge, either executive compensation firm, has any business or personal relationship with any of our executive officers outside of the engagement;

•	None of the individuals on the executive compensation consultants’ team assigned to the engagement maintains any direct individual position in our shares;

•
The executive compensation consultants have regular discussions with only the members of the Compensation Committee (or select members of the Compensation Committee) present and when it interacts with management, it is at the Compensation Committee chair’s request and/or with the chair’s knowledge and approval;

•
None of the individuals on the executive compensation consultants’ team assigned to the engagement have provided any gifts, benefits, or donations to us, nor have they received any gifts, benefits, or donations from us; and

•	The executive compensation consultants are bound by strict confidentiality and information sharing protocols.

Market for Talent
The Compensation Committee conducts an annual review of market pay practices for NEOs with the assistance of its outside compensation adviser. The Previous Committee's compensation consultant, Semler Brossy, conducted a review of market pay practices for 2014 executive compensation decisions. This review was based on Towers Watson’s executive compensation database, as well as a detailed proxy analysis of executive compensation among our compensation comparator group.
The compensation comparator group for 2014 was the same as for 2013 and 2012. The compensation comparator group for the 2014 analysis included the following 20 companies, which are similar to Cliffs in terms of size, revenue and market value:

Agrium Inc.	FMC Corporation
Airgas, Inc.	Goldcorp Inc.
Air Products and Chemicals, Inc.	Kinross Gold Corporation
Allegheny Technologies Incorporated	Mosaic Company (The)
Alpha Natural Resources, Inc.	Newmont Mining Corporation
Arch Coal, Inc.	Peabody Energy Corporation
Celanese Corporation	Praxair, Inc.
CF Industries Holdings, Inc.	Teck Resources Limited
CONSOL Energy Inc.	Vulcan Materials Company
Eastman Chemical Company	Walter Energy, Inc.

Pay Mix
Since our NEOs are in a position to directly influence our overall performance, a significant portion of their compensation is variable and tied to our short- and long-term performance, in order to align their interests with those of our shareholders. The variable pay components include the annual incentive (cash-based) and long-term incentive (equity-based) awards. For 2014, as approved by the Previous Committee for all NEOs (other than Mr. Goncalves, whose pay mix is the result of annualizing his base salary and on-hire grant approved by the New Committee) the mix of our total target direct compensation (comprised of base salary, annual incentive, and equity-based incentive compensation) is shown below:

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COMPENSATION DISCUSSION AND ANALYSIS

2014 Target Pay Mix *
	Base Salary	Annual Incentive	Performance Shares	Restricted Share Units	Stock Options
Goncalves (1)	12%	12%	42%	—	34%
Paradie (2)	22%	18%	27%	33%	—
Tompkins	29%	23%	36%	12%	—
Smith (2)	22%	18%	27%	33%	—
Webb (2)	22%	18%	27%	33%	—
Halverson	17%	24%	45%	14%	—
Kirsch	24%	28%	25%	23%	—
*Figures have been rounded and exclude any cash retention award or severance payment made in 2014.

(1)	Includes Mr. Goncalves' retention payment (identified in the Annual Incentive column) and performance-based restricted share units (identified in the Performance Shares column).

(2)	Includes a retention grant of restricted share units on July 29, 2014.
As illustrated in the charts below, 88% of our current CEO’s total compensation, and 76%, on average, of total compensation for our other NEOs, is provided through annual incentives tied to the achievement of short-term performance goals and equity-based incentives that are dependent upon long-term corporate performance and share-price appreciation.

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COMPENSATION DISCUSSION AND ANALYSIS

Principal Elements of 2014 Compensation
During 2014, the executive compensation and benefits provided to our NEOs primarily consisted of the components listed in the following table, which provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the objectives served by each element. These elements are discussed in more detail in the sections that follow.
Fiscal Year 2014 Principal Compensation Elements

Element	Description	Performance Conditions	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience and individual performance	Attraction and retention
EMPI Plan	Short-term incentive (annual cash payment)	Based on EBITDA, volume and cost control initiatives, supply chain inventory, capital expenditures and safety	Motivate the achievement of short-term strategic and financial objectives
Retention Payment	Short-term incentive (annual cash payment)	—	Retain key employees
Performance Shares	Long-term incentive (equity-based payment)	Based on TSR relative to a comparator group or volume weighted average share price (for Mr. Goncalves)	Attraction, retention and promotion of long-term strategic and financial objectives and long-term share performance
Restricted Share Units	Long-term retention (equity-based payment)	Value related to share performance	Attraction, retention and promotion of long-term share performance
Stock Options	Long-term incentive (equity-based payment)	Value related to share performance	Attraction, retention and alignment of our employee interests with those of the Company and our shareholders
Retirement and Welfare Benefits	Health and welfare benefits, deferred compensation, 401(k) company contributions, defined benefit pension participation and supplemental executive retirement plans	—	Attraction and long-term retention
Executive Perquisites	Financial services and company-paid parking	—	Avoid distraction from Cliffs’ duties

ANALYSIS OF 2014 COMPENSATION DECISIONS

Base Salary
The Previous Committee generally considered the following factors when approving 2014 annual base salaries: market median levels of base pay; individual performance; tenure and experience; retention considerations; the individual’s historical compensation; and internal fairness considerations. Increases in excess of 5% were primarily to move the executive's base salary closer to the market median.
Messrs. Halverson and Kirsch's base salaries were reviewed and proposed to the Compensation Committee by Semler Brossy. Semler Brossy's recommendation was based on Messrs. Halverson and Kirsch's positions and pay approximately at the median of the external market data.
As a new hire, Mr. Goncalves’ salary was not determined through our annual review process but rather in direct negotiation between the New Committee and Mr. Goncalves. The New Committee, with the help of PM&P, reviewed Semler Brossy benchmarking information and determined that the salary offered Mr. Goncalves, while above the median, is competitive and reasonable.

	Effective April 1, 2014 ($)	Percent Change from 2013
Goncalves (1)	1,200,000	N/A
Paradie	505,000	15%
Tompkins	520,000	5%
Smith	390,000	5%
Webb (2)	390,000	8%
Halverson (3)	950,000	N/A
Kirsch (3)	800,000	N/A
(1)Base salary effective August 7, 2014.
(2)Increase includes merit and promotional adjustment effective February 1, 2014.
(3)No changes were made to their base salaries because they were appointed to their respective positions in 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Plan
Our EMPI Plan provides an opportunity for our participating NEOs to earn an annual cash incentive based on our financial performance relative to business plans and achievement against key corporate objectives. The objective of the EMPI Plan is to provide our participating NEOs with a competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance. Target annual incentives generally are positioned at or above market median; thus, when combined with salaries at median, the total target cash compensation opportunity for our NEOs generally is positioned at or above market median on average. The positioning of individual NEOs may vary from this general target based on the factors described above.
2014 EMPI Plan Award Opportunities. In February 2014, for each NEO who was serving at such time, the Previous Committee established a threshold, target and maximum EMPI Plan opportunity, expressed as a percentage of base salary. Actual incentive payouts below maximum funding levels were determined under a weighted scoring system, with the scoring of each performance metric expressed as a percentage of the maximum payout. The target level of overall performance would produce a payout equal to 50% of the total maximum award, and an overall scoring at the threshold level would produce a payout equal to 25% of the maximum award. Performance below threshold would result in a payout of zero for the relevant factor.
EMPI Plan award opportunities (expressed as a percentage of base salary) approved for each of the NEOs (other than Mr. Goncalves) on February 24, 2014 were as follows:

	EMPI Plan Award Opportunities
	Threshold	Target	Maximum
Goncalves (1)	N/A	N/A	N/A
Paradie	40%	80%	160%
Tompkins	40%	80%	160%
Smith	40%	80%	160%
Webb	40%	80%	160%
Halverson (2)	70%	140%	280%
Kirsch	60%	120%	240%

(1)
Mr. Goncalves was hired in August 2014 and therefore was not eligible to participate in the EMPI Plan for 2014. As an incentive to join the Company and in lieu of participating in the 2014 annual incentive, the New Committee awarded Mr. Goncalves a retention payment equal to 50% of what is intended to be his target annual incentive opportunity.

(2)
As a result of Mr. Halverson's promotion to CEO in February 2014 his target bonus opportunity under the EMPI Plan for the 2014 performance period was increased by the Previous Committee from 120% to 140% of his year end salary, subject to the previous approved maximum opportunity of $2,280,000.

2014 EMPI Plan Underlying Performance Measures. The EMPI Plan uses an underlying “performance scorecard” with multiple performance standards that are related to Cliffs' business and operations plans for 2014. Cliffs' believes that a significant portion of our NEOs’ potential compensation should be dependent on our business results as well as our NEOs’ successful leadership.
The underlying performance metrics for our corporate employees are based on our corporate and global results, while the underlying performance metrics for our business unit employees are measured by their business unit results.
2014 EMPI Plan Target Setting and 2014 Results. Performance targets and ranges under the EMPI Plan were established and approved by the Previous Committee in the first quarter of 2014, taking into consideration management's financial plans for the current year. Each performance element was assigned a minimum threshold level, a target level and a maximum level, representing attainment of 25%, 50% and 100%, respectively, of the EMPI Plan maximum award opportunity associated with that element. For performance below the minimum threshold performance requirement for each metric, funding would be zero percent for that factor.
As a top level performance metric, the EMPI Plan includes a minimum EBITDA condition, which means that no amounts will be payable under our EMPI Plan if our adjusted EBITDA is less than $282 million (generally reflecting Cliffs’ total annual dividends, including those on common shares and mandatory convertible preferred stock, and Cliffs’ total annual interest expenses).
Specifically as a result of our change in control, and as permitted under the EMPI Plan, the New Committee approved and authorized the exclusions of impairment charges related to Bloom Lake and asset write-downs associated with sale of Logan County Coal from the determination of the minimum adjusted EBITDA condition, and by doing this the minimum EBITDA condition was satisfied. Actual payouts were then guided based on the weighted aggregate attainment for each underlying performance element using the assigned weightings.

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COMPENSATION DISCUSSION AND ANALYSIS

The specific elements, respective weightings and funding results for the underlying metrics are as follows:

2014 EMPI - Corporate
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Corporate/Global Weighting (%)	2014 Actual	2014 Funding
United States Iron Ore
Production Volume in million long tons	21.5	22.6	23.2	10.0%	22.4	9.4%
Cash Cost of Sales / long ton	$68.40	$65.15	$63.50	10.0%	$64.91	11.5%
Eastern Canadian Iron Ore
Production Volume in million metric tons	5.7	6.0	6.2	5.0%	5.9	4.4%
Cash Cost of Sales (CAD) / metric ton	$96.75	$92.15	$89.85	5.0%	$96.59	2.5%
Asia Pacific Iron Ore
Production Volume in million metric tons	10.5	11.0	11.1	4.0%	11.4	8.0%
Cash Cost of Sales (AUD) / metric ton	$69.85	$66.50	$64.85	6.0%	$57.66	12.0%
North American Coal
Production Volume in million short tons	7.0	7.4	7.6	5.0%	7.5	8.7%
Cash Cost of Sales / short ton	$92.00	$87.60	$85.40	5.0%	$81.22	10.0%
EBITDA (USD$) in millions	$870.00	$1,170.00	$1,395.00	20.0%	$525.10	—%
Supply Inv. Qtrly Avg. Balance in millions	$210.00	$200.00	$195.00	10.0%	$200.10	10.0%
Capital Expenditures	80% - 85% OR 105% - 110% of Plan Capital Expenditures	85% - 90% OR 100% - 105% of Plan Capital Expenditures	90% - 100% of Plan Capital Expenditures	10.0%	100.0%	10.0%
2014 Safety Scorecard	50 - 100 points	101 - 125 points	126+ points	10.0%	188.0	20.0%
			Total	100.0%		106.5%

2014 EMPI - United States Iron Ore
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Business Unit Weighting (%)	2014 Actual	2014 Funding
United States Iron Ore
Production Volume in million long tons	21.5	22.6	23.2	25.0%	22.4	23.6%
Cash Cost of Sales / long ton	$68.40	$65.15	$63.50	25.0%	$64.91	28.6%
EBITDA (USD$) in millions	$870.00	$1,170.00	$1,395.00	20.0%	$525.10	—%
Supply Inv. Qtrly Avg. Balance in millions	$210.00	$200.00	$195.00	10.0%	$200.10	10.0%
Capital Expenditures	80% - 85% OR 105% - 110% of Plan Capital Expenditures	85% - 90% OR 100% - 105% of Plan Capital Expenditures	90% - 100% of Plan Capital Expenditures	10.0%	100.0%	10.0%
2014 Safety Scorecard	50 - 100 points	101 - 125 points	126+ points	10.0%	188.0	20.0%
			Total	100.0%		92.2%

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COMPENSATION DISCUSSION AND ANALYSIS

2014 EMPI - Eastern Canadian Iron Ore
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Business Unit Weighting (%)	2014 Actual	2014 Funding
Eastern Canadian Iron Ore
Production Volume in million metric tons	5.7	6.0	6.2	25.0%	5.9	22.2%
Cash Cost of Sales (CAD) / metric ton	$96.75	$92.15	$89.85	25.0%	$96.59	12.8%
EBITDA (USD$) in millions	$870.00	$1,170.00	$1,395.00	20.0%	$525.10	—%
Supply Inv. Qtrly Avg. Balance in millions	$210.00	$200.00	$195.00	10.0%	$200.10	10.0%
Capital Expenditures	80% - 85% OR 105% - 110% of Plan Capital Expenditures	85% - 90% OR 100% - 105% of Plan Capital Expenditures	90% - 100% of Plan Capital Expenditures	10.0%	100.0%	10.0%
2014 Safety Scorecard	50 - 100 points	101 - 125 points	126+ points	10.0%	188.0	20.0%
			Total	100.0%		75.0%

2014 EMPI - Asia Pacific Iron Ore
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Business Unit Weighting (%)	2014 Actual	2014 Funding
Asia Pacific Iron Ore
Production Volume in million metric tons	10.5	11.0	11.1	20.0%	11.4	40.0%
Cash Cost of Sales (AUD) / metric ton	$69.85	$66.50	$64.85	30.0%	$57.66	60.0%
EBITDA (USD$) in millions	$870.00	$1,170.00	$1,395.00	20.0%	$525.10	—%
Supply Inv. Qtrly Avg. Balance in millions	$210.00	$200.00	$195.00	10.0%	$200.10	10.0%
Capital Expenditures	80% - 85% OR 105% - 110% of Plan Capital Expenditures	85% - 90% OR 100% - 105% of Plan Capital Expenditures	90% - 100% of Plan Capital Expenditures	10.0%	100.0%	10.0%
2014 Safety Scorecard	50 - 100 points	101 - 125 points	126+ points	10.0%	188.0	20.0%
			Total	100.0%		140.0%

2014 EMPI - North American Coal
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Business Unit Weighting (%)	2014 Actual	2014 Funding
North American Coal
Production Volume in million short tons	7.0	7.4	7.6	25.0%	7.5	43.3%
Cash Cost of Sales / short ton	$92.00	$87.60	$85.40	25.0%	$81.22	50.0%
EBITDA (USD$) in millions	$870.00	$1,170.00	$1,395.00	20.0%	$525.10	—%
Supply Inv. Qtrly Avg. Balance in millions	$210.00	$200.00	$195.00	10.0%	$200.10	10.0%
Capital Expenditures	80% - 85% OR 105% - 110% of Plan Capital Expenditures	85% - 90% OR 100% - 105% of Plan Capital Expenditures	90% - 100% of Plan Capital Expenditures	10.0%	100.0%	10.0%
2014 Safety Scorecard	50 - 100 points	101 - 125 points	126+ points	10.0%	188.0	20.0%
			Total	100.0%		133.3%

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COMPENSATION DISCUSSION AND ANALYSIS

Total annual incentives for 2014 under the EMPI Plan were paid in the amounts set forth in the following table to the NEOs. Mr. Halverson was no longer participating in the EMPI at the end of 2014 under the terms of his severance arrangements; instead, Mr. Halverson received a severance amount equal to a prorated payout of his potential earnings under the 2014 EMPI ($798,000). Mr. Kirsch was not eligible for an EMPI payment due to his voluntary termination of employment. The New Committee required a 100% cap on EMPI payments for the NEOs and allowed for an increase or decrease by up to 20% of the final EMPI Plan payout:

EMPI Plan Payout ($)
Goncalves (1)	N/A
Paradie	404,000
Tompkins (2)	499,000
Smith	312,000
Webb	312,000
Halverson	—
Kirsch	—
(1) Mr. Goncalves was hired in August 2014 and therefore was not eligible to participate in the EMPI Plan for 2014.
(2) Mr. Tompkins received an additional 20% to his EMPI payment to reward his efforts in the sale of Logan County Coal.
Retention and Bonus Payments
As discussed above, Mr. Goncalves was appointed as our Chairman, President and CEO in August 2014 and therefore was not eligible to participate in the EMPI Plan for 2014. Instead, pursuant to the terms of his employment offer approved by the New Committee, Mr. Goncalves was granted a retention payment of $1,200,000, payable in cash after continuous employment through December 31, 2014. The retention payment is subject to a pro-rata clawback if Mr. Goncalves terminates employment with us for any reason prior to December 31, 2017. The amount of the retention payment was reviewed with our compensation consultant, PM&P, and determined to be reasonable.
Mr. Kirsch was awarded, by the Previous Committee, a discretionary cash payment of $744,000 to reflect his service as executive Chairman.
Long-Term Incentive Program
The objectives of our long-term incentive program are to reward our NEOs for sustained performance over multiple years, to enhance retention of NEOs by delaying the vesting of awards and, when compensation is realized, to align the long-term interests of our NEOs with those of our shareholders. For long-term incentive awards, we have historically used performance shares and restricted share units to reward and retain executives. The performance shares and restricted share units are denominated and payable in Cliffs’ common shares in order to align the interests of our executives with our shareholders through direct ownership.
Each year, we establish a target long-term incentive award opportunity for each NEO as a pre-determined percentage of base salary based on market competitive practices and internal equity considerations. In general, the Previous Committee sought to position target long-term incentive opportunities at or above the median of market for equivalent roles so that, in combination with base salaries near median, and at or above market annual incentive targets, the total target compensation opportunity for our NEOs is between the median and the 75th percentile of market on average. Actual positioning may vary from this target for NEOs based on the factors described above. In addition, actual awards to each NEO may vary from the target established for each role, based on the CEO’s assessment of individual performance in the case of grants made to NEOs other than the CEO, and based on the Board’s assessment of the CEO’s performance in the case of grants made to the CEO.
Administrative Process. Long-term incentive awards for NEOs are granted annually on the date of the Compensation Committee’s approval or a later date as set by the Compensation Committee. Grants for new or newly promoted NEOs or for long-term retention are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotion-related awards is the date of such approval or such later date as the Compensation Committee determines. We do not time grants to coordinate with the release of material non-public information. Beginning in 2014, all NEO grants were awarded under the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan. Prior to 2013, grants were awarded under the Amended and Restated Cliffs Natural Resources 2007 Incentive Equity Plan. Additional grants awarded after our 2014 Annual Meeting were made under the Amended and Restated 2012 Incentive Equity Plan (which was approved by our shareholders at the 2014 Annual Meeting). In addition, certain equity grants awarded under the 2012 Incentive Equity Plan and the Amended and Restated 2012 Incentive Equity Plan are eligible for payment of accrued dividends at the end of the vesting or performance period, subject to the number of shares actually earned or vested.
Performance Shares. Performance shares were the primary vehicle used to deliver long-term incentives in 2014 (other than Mr. Goncalves who did not participate in this grant of performance shares). In 2014, performance shares comprised 75% (or 50%, in the case of Mr. Kirsch) of the total target annual long-term incentive grant. A performance share granted in 2014 provides an opportunity to earn common shares based on our performance over a three-year period, with potential funding between zero and 200% of the target grant depending on the level of attained

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COMPENSATION DISCUSSION AND ANALYSIS

performance. We use performance shares to reward for shareholder results relative to industry conditions, taking into consideration TSR, as compared to comparator companies’ returns in the metals and mining industries (performance share comparator companies identified below).
The calibration of the pay-for-performance relationship for 2014 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	100%	Below 35th percentile	35th percentile	55th percentile	75th percentile
Payout		—%	50%	100%	200%
2014 - 2016 Performance Share Comparator Group. The comparator group used for the performance share awards is comprised of the constituent companies in the SPDR Metals and Mining ETF on the last trading day of the three-year performance period, which ends on December 31, 2016. As of December 31, 2014, the index included the following companies:

AK Steel Holding Corporation	CONSOL Energy Inc.	Reliance Steel & Aluminum Co.
Alcoa Inc.	Freeport-McMoRan Copper & Gold	Royal Gold, Inc.
Allegheny Technologies Incorporated	Globe Specialty Metals Inc.	RTI International Metals, Inc.
Alpha Natural Resources, Inc.	Haynes International, Inc.	Schnitzer Steel Industries Inc.
Arch Coal, Inc.	Hecla Mining Company	Steel Dynamics, Inc.
Carpenter Technology Corporation	Horsehead Holding Corp.	Stillwater Mining Company
Century Aluminum Company	Kaiser Aluminum Corporation	SunCoke Energy, Inc.
Cloud Peak Energy Inc.	Materion Corporation	Timken Steel Corporation
Coeur d’Alene Mines Corporation	Newmont Mining Corporation	United States Steel Corporation
Commercial Metals Company	Nucor Corporation	Westmoreland Coal Company
Compass Minerals International, Inc.	Peabody Energy Corporation	Worthington Industries, Inc.
The performance comparator group focuses on steel, metals and commodity mineral mining companies that generally will be affected by the same long-term market conditions as those that affect us. The Compensation Committee evaluates this comparator group for each new cycle of the performance share program based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of our specific comparators. The Previous Committee established the above comparator group. The New Committee, with the help of their independent compensation consultant, reviewed the comparator group and continued to use the same comparator group for 2015 performance share grants. The performance comparator group used to assess performance for performance share grants is not the same as the comparator group used to assess the competitiveness of our compensation, because the latter is limited to those companies who are similar in revenue and industry. As discussed above, for purposes of measuring relative TSR performance, we utilized a broader comparator group that was not determined solely by size or location.
Restricted Share Units. Restricted share units are earned based on continued employment and are retention-based awards. A restricted share unit award vests in full at the end of the same three-year period used for the performance shares, and is payable in our common shares. Restricted share units comprised 25% (or 50% in the case of Mr. Kirsch) of the total annual long-term incentive grant for our NEOs in 2014 (other than Mr. Goncalves who did not participate in the grant of restricted share units).
2014 - 2016 Performance Share and Restricted Share Unit Grants. On February 10, 2014, the Previous Committee approved target awards (expressed as a percent of base salary) of performance share and restricted share unit awards under the 2012 Incentive Equity Plan for our NEOs (other than Mr. Goncalves, who was not hired until August 2014). The number of shares subject to the awards granted to each NEO was determined by dividing the total grant values by the 60-day average closing price of our common shares ending on the date of grant ($23.67 for grants made in 2014). The use of the 60-day average price to calibrate the number of shares granted limits the potential to grant an unusually high or low number of shares due to an exceptionally low or high share price on the date of the grant. The following amounts of performance shares and restricted share units, valued at the closing share price of $20.58 per share on February 10, 2014, the date of grant, were awarded to our NEOs (other than Mr. Goncalves) for the 2014 - 2016 period:

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COMPENSATION DISCUSSION AND ANALYSIS

	Target %	Total Grant Value ($)	Target Performance Shares (#)	Restricted Share Units (#)
Goncalves (1)	N/A	N/A	N/A	N/A
Paradie	175%	768,457	28,010	9,330
Tompkins	175%	791,301	28,840	9,610
Smith	175%	593,527	21,630	7,210
Webb	175%	593,527	21,630	7,210
Halverson	375%	3,097,496	112,890	37,620
Kirsch (2)	225%	1,565,109	38,025	38,025
(1)    Mr. Goncalves was hired in August 2014 and therefore was not eligible to participate in the LTI for 2014.

(2)
Mr. Kirsch's long-term incentive grant for 2014 was comprised of 50% performance shares and 50% restricted share units due to his anticipated transitional role, for six to eighteen months, to bridge the leadership of Cliffs as Mr. Halverson took the responsibility of CEO.

Other Equity Awards
Performance-Based Restricted Share Units and Stock Options. Pursuant to Mr. Goncalves’ employment offer, the Board granted Mr. Goncalves 400,000 performance-based restricted share units, which vest if our shares achieve and maintain certain volume weighted average prices ("VWAP") for any period of ninety (90) consecutive calendar days during the performance period commencing on August 7, 2014 and ending on December 31, 2017. In addition, Mr. Goncalves was granted 250,000 stock options with an exercise price equal to the VWAP of the Company’s common shares at $13.83, which options vest in substantially equal installments on each of December 31, 2015, December 31, 2016 and December 31, 2017. As part of the negotiation of Mr. Goncalves’ compensation, the amount of the awards and the vesting terms were reviewed with our compensation consultant, PM&P, to ensure that the amounts were not unreasonable and determined in consideration of market competitive practices. The New Committee reviewed the reasonableness of Mr. Goncalves’ equity grants by comparing the value of such grants to the benchmarking prepared by Semler Brossy.
The New Committee believes executive performance will result and be ultimately measured through the share price. Therefore, in developing Mr. Goncalves’ equity grants, the New Committee provided that value would only be earned in the event of an increase in the share price. The performance-based restricted share is only earned for achieving a sustained share price over a 90-day period (as measured by VWAP) while the options will only provide value if the share price appreciates. The New Committee determined that the use of these performance-based restricted share units and options provide Mr. Goncalves with a balanced yet strong incentive to perform.
Restricted Share Units. In consideration of their efforts and due to the change in our leadership, Messrs. Paradie, Smith and Webb were granted by the Previous Committee additional restricted share unit awards on July 29, 2014 for 31,780 shares, 24,540 shares, and 24,540 shares, respectively. The number of restricted share units granted to each such NEO was equal in value to one year of base salary, divided by the closing price of our common shares. The restricted share units vested 50% on February 10, 2015 and will vest as to the remaining 50% on February 10, 2016.
Payouts Determined for 2012 – 2014 and 2013 - 2015 Long-Term Incentive Grants – Performance Shares and Restricted Share Units. The change in control triggered accelerated vesting and payment of outstanding grant awards under Cliffs' incentive equity plans. All performance shares granted as part of the 2012 and 2013 long-term incentive programs were earned at 100% of target. Performance shares were settled in cash based on the fair market value of the closing price of the Company’s shares on August 6, 2014, which was $17.15 (the date the Company certified the election results). Also, upon the change in control, all restricted share units granted as part of the 2012 and 2013 long-term incentive programs vested and were settled in cash based the closing price of our shares on August 6, 2014. These payouts are disclosed below in the 2014 Option Exercises and Stock Vested Table on page 45.

RETIREMENT AND DEFERRED COMPENSATION BENEFITS
Defined Benefit Pension Plan
We maintain a defined benefit pension plan for all U.S.-based employees (the "Pension Plan"), and a Supplemental Executive Retirement Plan (the "SERP"), in which all of the NEOs are eligible to participate following one year of service. The Previous Committee believed that pension benefits are a typical component of total benefits for employees and executives at companies in industries similar to ours, and that providing such benefits is important to delivering a competitive package to attract and retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the 2014 Pension Benefits Table below.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

Under the change in control, a lump sum payment (the "Non-accrued SERP Payment") is payable within the first five days of the seventh month after the NEOs separation from service in an amount equal to the actuarial equivalent of the future pension benefits which the NEO would have been entitled to accrue under the SERP during the continuation period, (including base salary and incentive pay) if the NEO had remained in the full-time employment of the Company for the entire continuation period. The “cash balance” benefit of the Pension Plan shall be based on the amount that would be the NEO’s account balance under the cash balance formula of the SERP. Mr. Halverson was the only NEO that received a lump sum SERP payment in connection with the change in control. These benefits are disclosed below in the 2014 Summary Compensation Table under "All Other Compensation" and described in footnote 7(f).
401(k) Savings Plan. Our U.S.-based employees, including our NEOs, are eligible to contribute up to 35% of their base salary under our 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the 2014 calendar year, employee pre-tax contributions were limited to $17,500 ($23,000 for persons age 50 or older). We match 100% of employee contributions up to the first three percent, and 50% for the next two percent of contributions. We believe our 401(k) match is competitive and necessary to attract and retain employees. There was no accelerated 401(k) payout in connection with the change in control.
Deferred Compensation Plan
Under the 2012 NQDC Plan, the NEOs and other senior executives, are permitted to defer, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. Prior to 2012, in the 2005 VNQDC Plan, NEOs and other senior executives were permitted to defer their EMPI awards in shares as well as the performance shares and restricted share units from the long-term awards. Additionally, we matched 25% of the EMPI awards deferred into share units; matched amounts vest at the end of five years. The 2012 NQDC Plan discontinued the stock deferrals and the 25% match. The Previous Committee believed the opportunity to defer compensation is a competitive benefit that addresses the goal of attracting and retaining talent. In 2014, our deferred compensation balances under our 2005 VNQDC Plan and 2012 NQDC Plan for Messrs. Paradie, Tompkins, Smith, Webb and Kirsch were accelerated and were paid out in connection with the change in control. These benefits are disclosed below in the 2014 Summary Compensation Table under "All Other Compensation" and described in footnote 7.
Deferrals earn interest at the Moody’s Corporate Average Bond Yield, which was approximately 4.3% for 2014, or any mutual investment option provided in the 401(k) Savings Plan for U.S. salaried employees. Additionally, the 2012 NQDC Plan provides for an annual supplemental matching contribution. The amount of the supplemental matching contribution is equal to what the NEO would have received as matching contributions in the 401(k) Savings Plan without regard to the applicable Internal Revenue Code limits for 2014.
Other Benefits
Our other benefits and perquisites for senior executives, including our NEOs (Mr. Goncalves' other benefits are described in his Employment Offer on page 36), are limited to company-paid parking, executive physicals, fitness facility reimbursement and personal financial services. The Previous Committee believed that these benefits will prevent distraction from duties as an executive officer and encourage health and well-being of our executive leadership team. Due to the location of our corporate offices, we provide company-paid parking to corporate employees in mid- to upper-level management positions and executive officers. These benefits are disclosed below in the 2014 Summary Compensation Table under “All Other Compensation” and described in footnote 7.

SUPPLEMENTARY COMPENSATION POLICIES
Cliffs uses several additional policies to ensure that our overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:
Share Ownership Guidelines
Our Board adopted Share Ownership Guidelines to ensure that senior executives, including our NEOs, have a meaningful direct ownership stake in Cliffs and that the interests of executives thereby are aligned with our shareholders. Senior executives, including our NEOs, are required to own the dollar value of shares at least equal to the respective multiple times their base salary. To be compliant, each executive has five years from the time he or she is appointed to his or her officer position to satisfy the Share Ownership Guidelines. The guidelines are as follows:

Multiple of Base Pay
CEO	6x
Executive / Senior Vice President	3x
Vice President	1.5x
Due to the accelerated vesting and payout as a result of the change in control in August 2014 in combination with a share price decline during 2014, none of our NEOs were in compliance with guidelines as of December 31, 2014.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

Change in Control Severance Agreements
Effective as of January 1, 2014, the Previous Committee approved and we entered into new change in control severance agreements with all of our NEOs in service at such time. We also entered into a change in control severance agreement with Mr. Goncalves on September 11, 2014 at the direction of the New Committee. The Compensation Committee (both the Previous and New Committees) believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the NEO in situations where the NEO believes, for example, that we may engage in a merger, be acquired in a hostile tender offer or involved in a proxy contest. In addition, the Compensation Committee believes that such agreements align the interests of NEOs with the interests of our shareholders if a qualified offer is made to acquire Cliffs, in that each of our NEOs would likely be aware of or involved in any such negotiation and it is to the benefit of our shareholders to have NEOs negotiating in the shareholders’ best interests without regard to the NEOs' personal financial interests. The level of benefits under these agreements was determined consistent with market practices at the time that the agreements were established. The agreements generally provide for the following change in control benefits (see accompanying narrative below for more details):

•
For grants made prior to mid-September 2013, automatic vesting of unvested equity incentives upon a change in control; however, for grants made on or after mid-September 2013, equity grants that are replaced, assumed or continued after the change in control will vest only upon a qualifying termination of employment following the change in control;

•
Depending on position, two or three times annual base salary and target annual incentive as severance upon termination (within 24 months) following the change in control, and, under certain circumstances, continuation of welfare benefits for two or three years, depending on position; and

•	Non-compete, confidentiality and non-solicitation restrictions on NEOs who receive severance payments following the change in control.
The change in control severance agreements that were in effect through December 31, 2013 with our NEOs serving at such time had been amended to eliminate (1) gross-ups relating to excise taxes following a change in control and tax gross-ups relating to cash payments in lieu of certain health and welfare benefits and (2) industry service credits related to the supplemental retirement plan benefit provided upon termination after a change in control were eliminated.

Employment Offer - Goncalves. Effective August 7, 2014, Mr. Goncalves was appointed as our Chairman, President and CEO. His employment offer package, which was recommended by the New Committee, approved by the Board and was reviewed by PM&P and determined to be consistent with the market competitive practices, included the following compensation:

•	Base salary ($1,200,000);

•
A retention payment ($1,200,000) payable in cash after continuous employment by the Company through December 31, 2014 and which is subject to a pro-rata clawback if Mr. Goncalves' employment terminates for any reason before December 31, 2017;

•
A grant of 400,000 performance-based restricted share units, based on a share price of $13.83, which results in the payout of shares, if our share price achieves and maintains certain VWAP targets for any period of 90 consecutive calendar days during the performance period commencing August 7, 2014 and ending December 31, 2017 as follows:

◦	During the performance period, attaining VWAP 25% greater than the original share price results in a payout of 300,000 shares;

◦	During the performance period, attaining VWAP 50% greater than the original share price results in a payout of 400,000 shares; and

◦	During the performance period, attaining VWAP 100% greater than the original share price results in a payout of 500,000 shares;

•
A grant of 250,000 stock options with an exercise price equal to $13.83, which was in excess of the fair market value of our common shares on the grant date, with such stock options vesting in substantially equal installments on each of December 31, 2015, December 31, 2016 and December 31, 2017 (subject to the CEO’s continued employment through each such vesting date); and

•
Certain customary perquisites including paid parking, executive financial services and participation in our retirement plans and health and welfare benefits offered to all of our salaried employees; as well as legal fees with regards to the negotiation and drafting of his employment offer, relocation expenses, apartment rental fees, and commuting expenses.

Severance Agreement and Release - Halverson. The Board terminated Mr. Halverson’s employment with the Company as its President & CEO, effective August 7, 2014. He received the following separation payment ($8,420,428) in exchange for his general release of claims and non-solicitation, non-disclosure and non-disparagement undertakings:

•	An amount equal in value to 36 months of base salary ($2,850,000);

•	An amount equal in value to three times his target bonus under the EMPI Plan ($3,990,000);

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

•	An amount equal in value to a target payment under the EMPI Plan ($798,000) for the 2014 plan year, which amount was prorated;

•	Accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP ($579,479);

•	Accrued but unused vacation ($30,449);

•	Outplacement services ($142,500); and

•	Financial planning perquisites ($30,000).
Please see footnote 7(f) of the 2014 Summary Compensation Table for more information regarding Mr. Halverson’s separation-related payments, benefits and arrangements, including assumptions used in estimating these amounts.

Voluntary Termination - Kirsch. Mr. Kirsch resigned from his position and terminated his employment with Cliffs effective May 23, 2014. He received a discretionary cash payment of $744,000 approved by the Previous Committee for his service as executive Chairman.
Please see footnote 7(g) of the 2014 Summary Compensation Table for more information regarding Mr. Kirsch's separation-related payments.
Certain Material Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid to the CEO and to each of the three other most highly compensated executive officers (other than the CFO) in any taxable year. However, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code may be excluded from this $1 million limit. Our 2012 EMPI Plan and the Amended and Restated 2012 Incentive Equity Plan are intended to permit us to grant certain awards that may be able to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. However, some grants of equity-based awards under the Amended and Restated 2012 Incentive Equity Plan and some awards under the 2012 EMPI Plan may not qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code under certain circumstances. While the Compensation Committee considers the deductibility of the compensation it awards, it retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intends to grant compensation under the 2012 EMPI Plan and the Amended and Restated 2012 Incentive Equity Plan that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible.
In 2014, we entered into an employment agreement with Mr. Goncalves which will provide a salary in excess of $1 million. The Committee specifically considered the potential loss of deductibility of Mr. Goncalves salary when approving Mr. Goncalves’ salary and determined the salary appropriate.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 37

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board:
The Compensation and Organization Committee of the Board has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for Cliffs’ 2015 Annual Meeting and in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2014, each as filed with the Securities and Exchange Commission.
This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.
Robert P. Fisher, Jr., Chair
Joseph A. Rutkowski, Jr.
Douglas C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2014 were or have been an officer or employee of ours or engaged in transactions with us (other than in his or her capacity as director).
None of our executive officers serves as a director or member of the Compensation Committee of another organization whose executive officers serve as a member of either our Board or our Compensation Committee.

COMPENSATION-RELATED RISK ASSESSMENT

In 2014, Risk Management and the Human Resources Departments reviewed existing policies and plan design features within the framework of employee compensation plans in which employees (including the NEOs) participate in order to identify whether these arrangements had any design features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded that the risk mitigation features in our compensation policies and plans, including pay mix (variable versus fixed and short-term versus long-term), multi-year performance periods, incentive compensation clawbacks and Share Ownership Guidelines, provide adequate safeguards to either prevent or discourage excessive risk taking. The review team did not identify any risk within the framework of our compensation policies and plans for our NEOs and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation Committee received a report summarizing the work of the review team and concurs with this conclusion.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 38

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

2014 Summary Compensation Table
The following table sets forth the compensation earned by our NEOs for 2014 for services rendered to Cliffs and our subsidiaries for the fiscal years ended December 31, 2014, 2013 and 2012 (as applicable).

Name and Principal Position(a)	Year (b)	Salary ($) (1)(2) (c)	Bonus ($) (1) (d)	Stock Awards ($) (3) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($) (1)(5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6) (h)	All Other Compensation ($) (7) (i)	Total ($) (j)
Lourenco Goncalves (8) Chairman, President & CEO
	2014	482,308	1,200,000	4,244,000	3,457,500	—	—	93,334	9,477,142

Terrance M. Paradie EVP, CFO & Treasurer	2014	488,750	—	1,374,077	—	404,000	185,728	215,695	2,668,250
	2013	415,000	—	432,452	—	269,808	68	39,326	1,156,654
	2012	311,250	—	406,835	—	—	61,397	116,654	896,136
P. Kelly Tompkins EVP, Business Development	2014	513,750	—	838,310	—	499,000	201,850	199,087	2,251,997
	2013	484,125	—	1,091,597	—	364,241	5,738	39,566	1,985,267
	2012	446,125	—	1,060,147	—	—	103,957	23,100	1,633,329
Clifford T. Smith EVP, Seaborne Iron Ore
	2014	385,000	—	1,061,179	—	312,000	196,625	989,675	2,944,479

David L. Webb EVP, Global Coal
	2014	387,500	—	1,061,179	—	312,000	106,851	865,927	2,733,457

Gary B. Halverson (9) Former President & CEO	2014	572,436	—	3,281,507	—	—	579,479	8,717,116	13,150,538
	2013	118,750	600,000	1,648,350	—	139,162	—	32,883	2,539,145
James F. Kirsch (10) Former Executive Chairman
	2014	520,660	744,000	1,627,090	—	—	—	187,039	3,078,789

(1)
2014 amounts in columns (c), (d), and (g) reflect the salary, bonus and non-equity incentive plan compensation for each NEO, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the 2012 NQDC Plan and certain other benefit plans.

(2)	The 2014 salary of the NEOs includes each NEO's base salary before the NEO's contribution to the 401(k) Savings Plan:

•	Mr. Webb's salary increase, which includes a merit and promotion adjustment, was effective February 1, 2014.

•	Messrs. Paradie, Tompkins and Smith received a salary increase, effective April 1, 2014.

•	Mr. Goncalves' salary was prorated to his hire date of August 7, 2014.

•	Messrs. Halverson and Kirsch did not receive a salary increase for 2014.

•	Mr. Kirsch's salary also includes fees earned or paid in cash as his directors compensation:

◦	Prorated second quarter 2014 non-executive chairman retainer ($52,198);

◦	Third quarter 2014 non-executive chairman retainer ($125,000);

◦	Supplemental retainer ($25,000); and

◦	Employee salary ($318,462).

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 39

EXECUTIVE COMPENSATION

The following table summarizes salary contributions for the 401(k) Savings Plan for NEOs in 2014:

	401(k) Contribution ($)	Catch-Up Contribution ($)	Total ($)
Goncalves	17,500	5,500	23,000
Paradie	17,500	—	17,500
Tompkins	17,500	4,750	22,250
Smith	17,500	5,500	23,000
Webb	17,500	5,500	23,000
Halverson	17,500	5,500	23,000
Kirsch	17,500	5,500	23,000

(3) (4)
The 2014 amounts in columns (e) and (f) reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for awards of performance shares and performance-based restricted share units at target, restricted share units and stock options granted during 2014. For performance shares and performance-based restricted share units granted during 2014, the amounts reported are based on the probable outcome as of the grant date. For additional information, refer to Item 8, Note 7 in our Annual Report on Form 10-K for the year ended December 31, 2014. These types of awards are discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2014 Compensation Decisions", under the sub-headings “2014 - 2016 Performance Share and Restricted Share Unit Grants” and "Other Equity Awards".

The table below shows the grant date fair values for the performance shares granted to our NEOs (other than Mr. Goncalves) on February 10, 2014, assuming a maximum payout of 200% and using a grant date fair value, computed in accordance with FASB ASC Topic 718, of $22.21 per share. With respect to Mr. Goncalves, the table below shows the grant date fair value for the performance-based restricted share units granted to him on November 17, 2014, assuming a maximum payout of 500,000 shares and using a grant date fair value, computed in accordance with FASB ASC Topic 718, of $10.61 per share.

Maximum Fair Value of 2014-2016 Performance Shares and Performance-Based Restricted Share Units ($)
Goncalves	5,305,000
Paradie	1,244,204
Tompkins	1,281,073
Smith	960,805
Webb	960,805
Halverson	5,014,574
Kirsch (a)	1,689,071
(a)    Mr. Kirsch's equity awards were forfeited due to his voluntary termination on May 23, 2014.

(5)
The 2014 amounts in column (g) reflect the incentive awards earned in 2014 under the EMPI Plan, which is discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2014 Compensation " under the sub-heading “Annual Incentive Plan.”

(6)
The 2014 amounts in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Pension Plan and the SERP, both of which are discussed in “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits” under the sub-heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts in which the NEO is not fully vested. The present value of accumulated pension benefits for the NEOs increased from December 31, 2013 to December 31, 2014. This is primarily the result of the significant decrease in discount rates used to develop plan obligations (a function of decreasing corporate bond yields during the past year). This column also includes amounts for above-market interest for the NEOs’ deferrals into the 2005 VNQDC Plan and the 2012 NQDC Plan.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2014:

	Present Value of Pension Accruals ($)	Above-Market Interest on Deferred Compensation ($)	Total ($)
Goncalves	—	—	—
Paradie	185,700	28	185,728
Tompkins	201,700	150	201,850
Smith	196,100	525	196,625
Webb	104,000	2,851	106,851
Halverson	579,479	—	579,479
Kirsch	—	—	—

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EXECUTIVE COMPENSATION

(7)
The 2014 amounts in column (i) reflect the combined value of the NEOs' perquisites or the benefits attributable to our paid parking, executive physicals, financial services, dividends paid or accrued on equity holdings, matching contributions made on behalf of the executives under the 401(k) Savings Plan, the 2012 NQDC Plan, accelerated payouts in connection with the change in control and accelerated payouts under the non-qualified deferred compensation plan.  Mr. Halverson’s amount also includes payouts related to his terminations and severance agreement, accelerated SERP payment and relocation.  Mr. Kirsch’s additional amount reflect apartment rental fees.

The following table summarizes perquisites and other compensation in 2014:

	Paid Parking ($)	Executive Physicals ($)	Financial Services ($)	Dividends and Accrued Dividends ($)	401(k) Savings Plan Matching Contributions ($)	NQDC Plan Matching Contributions ($)	Other ($)		Total ($)
Goncalves	795	—	—	—	10,000	8,000	74,539	(a)	93,334
Paradie	3,180	—	10,153	31,938	10,247	9,303	150,874	(b)	215,695
Tompkins	3,180	—	2,125	37,650	10,150	10,021	135,961	(c)	199,087
Smith	3,180	—	10,059	24,666	10,400	3,910	937,460	(d)	989,675
Webb	3,180	—	9,797	24,666	7,700	7,800	812,784	(e)	865,927
Halverson	2,120	—	9,827	103,694	10,200	—	8,591,275	(f)	8,717,116
Kirsch	2,120	—	10,000	—	10,200	—	164,719	(g)	187,039
(a)    Other compensation for Mr. Goncalves:

•	Includes legal fees incurred in connection with the negotiation and drafting of his new employment offer ($22,901);

•	Includes relocation, apartment rental fees, and commuting expenses ($48,578);

•	Reflects a tax gross-up on relocation expense ($2,971); and

•	Reflects a holiday gift card ($57) and a tax gross-up on the holiday gift card ($32).
(b)    Other compensation for Mr. Paradie:

•	Reflects a non-qualified deferred compensation accelerated payment in connection with the change in control ($133,452);

•	Reflects a holiday gift card ($57) and a tax gross-up on the holiday gift card ($32); and

•	Reflects accrued dividend equivalents on 2013 equity grants ($17,333); but

•	Does not reflect Mr. Paradie’s accelerated vesting and payment of outstanding equity awards in connection with the change in control for:

◦
Performance shares and restricted share units granted during 2012 for the 2012-2014 period ($93,983) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15); and

◦
Performance shares and restricted share units granted during 2013 for the 2013-2015 period ($396,337) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15).

The value for these accelerated equity awards is not included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were disclosed previously in the Summary Compensation Table in prior years (and thus would represent double-counting), and do not represent additional compensation. However, to provide shareholders with context for these amounts, the values are included here in this footnote.
(c)    Other compensation for Mr. Tompkins:
•Reflects a non-qualified deferred compensation accelerated payment in connection with the change in control ($115,817);
•Reflects a holiday gift card ($57) and a tax gross-up on the holiday gift card ($32); and
•Reflects accrued dividend equivalents on 2013 equity grants ($20,055); but
•Does not reflect Mr. Tompkins’ accelerated vesting and payment of outstanding equity awards in connection with the change in control for:

◦
Performance shares and restricted share units granted during 2012 for the 2012-2014 period ($244,903) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15); and

◦
Performance shares and restricted share units granted during 2013 for the 2013-2015 period ($458,591) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15).

The value for these accelerated equity awards is not included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were disclosed previously in the Summary Compensation Table in prior years (and thus would represent double-counting), and do not represent additional compensation. However, to provide shareholders with context for these amounts, the values are included here in this footnote.
(d)    Other compensation for Mr. Smith:

•	Reflects a non-qualified deferred compensation accelerated payment in connection with the change in control ($448,603);

•	Reflects a holiday gift card ($57) and a tax gross-up on the holiday gift card ($32) and a wellness gift card ($100) and tax gross-up on the wellness gift card ($90);

•	Reflects accrued dividend equivalents on 2013 equity grants ($14,573);

•	Reflects retirement eligible non-forfeitable restricted share units ($1,350); and

•	Reflects Mr. Smith’s accelerated vesting and payment of outstanding equity awards in connection with the change in control for:

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 41

EXECUTIVE COMPENSATION

◦
Performance shares and restricted share units granted during 2012 for the 2012-2014 period ($139,430) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15); and

◦
Performance shares and restricted share units granted during 2013 for the 2013-2015 period ($333,225) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15).

The value for these accelerated equity awards is included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were not disclosed previously in the Summary Compensation Table in prior years (and thus do not represent double-counting).
(e)    Other compensation for Mr. Webb:

•	Reflects a non-qualified deferred compensation accelerated payment in connection with the change in control ($368,561);

•	Reflects a holiday gift card ($57) and a tax gross-up on the holiday gift card ($32);

•	Reflects accrued dividend equivalents on 2013 equity grants ($14,183); and

•	Reflects Mr. Webb’s accelerated vesting and payment of outstanding equity awards in connection with the change in control for:

◦
Performance shares and restricted share units granted during 2012 for the 2012-2014 period ($105,644) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15); and

◦
Performance shares and restricted share units granted during 2013 for the 2013-2015 period ($324,307) that were earned at 100% (target) performance level based on the closing price of Cliffs’ common shares on August 6, 2014 ($17.15).

The value for these accelerated equity awards is included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were not disclosed previously in the Summary Compensation Table in prior years (and thus do not represent double-counting).
(f)    Other compensation for Mr. Halverson:

•	Includes payment related to his August 7, 2014 termination and Severance Agreement and Release for:

◦	An amount equal to 36 months base pay ($2,850,000);

◦	Three times target bonus under the EMPI Plan ($3,990,000);

◦	Incentive award earned in 2014 under the EMPI Plan ($798,000);

◦	Accrued but unused vacation ($30,449);

◦	Outplacement services ($142,500);

◦	Financial planning ($30,000);

◦	Relocation and apartment rental fees ($168,014);

◦	Reflects a tax gross-up on relocation expense ($2,381);

◦	Medicare and local tax gross-up after his termination ($452); and

◦	A cash payment that represents the sum of the present values of Mr. Halverson's full accrued benefit under the Cliffs Defined Benefit Pension Plan and SERP ($579,479);

•
But does not reflect an equity payout ($3,596,591) reflective of other vested grants and/or awards under the 2012 Incentive Equity Plan.  The value for these accelerated equity awards is not included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were otherwise disclosed in the “Stock Awards” column of the 2014 Summary Compensation Table or in the Summary Compensation Table in 2013 (and thus would represent double-counting), and do not represent additional compensation. However, to provide shareholders with context for these amounts, the values are included here in this footnote.

(g)
Reflects Mr. Kirsch's apartment rental fees ($30,382), non-qualified deferred compensation accelerated payment in connection with the change in control ($133,877); and Medicare and local tax gross-up after his termination ($460).

(8)
Mr. Goncalves was appointed to the positions of Chairman, President and Chief Executive Officer on August 7, 2014. Mr. Goncalves replaced Mr. Kirsch who served as Chairman since July 2013, and Mr. Halverson who served as CEO since February 2014. Since 2014 was the first year of disclosure for Mr. Goncalves, compensation information is shown for 2014 only. Mr. Goncalves' performance-based restricted share units and option awards, which are the largest component of his compensation, are wholly dependent on our future share price. These awards only have value if our share price increases.

(9)
Mr. Halverson was elected President & Chief Operating Officer effective November 18, 2013, and Chief Executive Officer on February 13, 2014. Effective August 7, 2014, Mr. Halverson was terminated from the Company. For additional details related to his termination, please refer to page 47.

(10)
Mr. Kirsch was elected as non-executive Chairman on July 9, 2013, and then became executive Chairman on January 1, 2014. Mr. Kirsch resigned from his position and terminated his employment with us, effective May 23, 2014, at which time he once again became non-executive Chairman.

2014 Grants of Plan-Based Awards
This table discloses in columns (c), (d) and (e) the potential payouts at the threshold, target and maximum levels of the awards under the EMPI Plan for 2014. See “Compensation Discussion and Analysis - Analysis of 2014 Compensation Decisions - Annual Incentive Plan” above for a description of the EMPI Plan. Actual payouts for the 2014 EMPI awards are shown in the 2014 Summary Compensation Table.

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Columns (f), (g) and (h) of the table below show the potential payouts at the threshold, target and maximum levels of the 2014 - 2016 performance share awards and Mr. Goncalves' performance-based restricted share units; such performance shares are for a three-year period ending December 31, 2016 (Mr. Goncalves' performance-based restricted share units have a performance period commencing August 7, 2014 and ending December 31, 2017). Column (i) shows the number of other restricted share units granted under our 2012 Incentive Equity Plan or the Amended and Restated 2012 Incentive Equity Plan. Column (j) represents stock options granted under our Amended and Restated 2012 Incentive Equity Plan. Column (l) shows the grant date fair value of such equity awards, based on the grant date fair value of $22.21 per share (or $10.61 per share, in the case of the grants made to Mr. Goncalves) of each equity award granted during the last fiscal year, computed in accordance with FASB ASC Topic 718, based on the probable outcome for each award that is subject to performance conditions.
The table shows in columns (i) and (l) the number of restricted share units granted in connection with the 2014 - 2016 period and certain other restricted share units granted during 2014, based on the grant date fair value of $20.58 per share (or $17.62 per share for restricted shares granted on July 29, 2014) of those restricted share unit grants under FASB ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)		All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Goncalves	11/17/2014	—	—	—		300,000	(3)	400,000	(3)	500,000	(3)	—		—		—	4,244,000
	11/17/2014	—	—	—		—		—		—		—		250,000	(4)	$13.83	3,457,500
Paradie	2/24/2014	202,000	404,000	808,000		—		—		—		—		—		—	—
	2/10/2014	—	—	—		14,005		28,010		56,020		—		—		—	622,102
	2/10/2014	—	—	—		—		—		—		9,330		—		—	192,011
	7/29/2014	—	—	—		—		—		—		31,780	(5)	—		—	559,964
Tompkins	2/24/2014	208,000	416,000	832,000		—		—		—		—		—		—	—
	2/10/2014	—	—	—		14,420		28,840		57,680		—		—		—	640,536
	2/10/2014	—	—	—		—		—		—		9,610		—		—	197,774
Smith	2/24/2014	156,000	312,000	624,000		—		—		—		—		—		—	—
	2/10/2014	—	—	—		10,815		21,630		43,260		—		—		—	480,402
	2/10/2014	—	—	—		—		—		—		7,210		—		—	148,382
	7/29/2014	—	—	—		—		—		—		24,540	(5)	—		—	432,395
Webb	2/24/2014	156,000	312,000	624,000		—		—		—		—		—		—	—
	2/10/2014	—	—	—		10,815		21,630		43,260		—		—		—	480,402
	2/10/2014	—	—	—		—		—		—		7,210		—		—	148,382
	7/29/2014	—	—	—		—		—		—		24,540	(5)	—		—	432,395
Halverson	2/24/2014	665,000	1,330,000	2,280,000	(6)	—		—		—		—		—		—	—
	2/10/2014	—	—	—		56,445		112,890		225,780		—		—		—	2,507,287
	2/10/2014	—	—	—		—		—		—		37,620		—		—	774,220
Kirsch	2/24/2014	480,000	960,000	1,920,000		—		—		—		—		—		—	—
	2/10/2014	—	—	—		19,013		38,025		76,050		—		—		—	844,535
	2/10/2014	—	—	—		—		—		—		38,025		—		—	782,555

(1)
Estimated 2014 payouts under the EMPI Plan. The target award represents 50% of the maximum award value (and the minimum or threshold award represents 25% of the maximum award value), payable only upon achievement of a minimum adjusted EDITBA performance objective, but also subject to reduction, including as determined by the Compensation Committee, based upon the CEO’s recommendation.

(2)
With respect to our NEOs other than Mr. Goncalves, the amounts in column (f) reflect the threshold payout level of the 2014 - 2016 performance shares under our 2012 Incentive Equity Plan, which is 50% of the target amount shown in column (g); and the amounts shown in column (h) represent 200% of such target amounts.

(3)
For Mr. Goncalves, the amounts in columns (f), (g) and (h) reflect the performance-based restricted share units for the performance period commencing August 7, 2014 and ending December 31, 2017 at threshold, target and maximum, based on the achievement of certain VWAP for our shares for a period of 90 consecutive calendar days. Mr. Goncalves' performance-based restricted share units and stock option awards, which are the largest component of his compensation, are wholly dependent on our future share price. These awards only have value if our share price increases. For further detail regarding Mr. Goncalves' performance-based restricted share units, please see page 36, under Employment Offer.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 43

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(4)
Reflects the stock option grant that will vest in three installments on each of December 31, 2015, December 31, 2016 and December 31, 2017, subject to continued employment on each applicable vesting date. However, given our share price as of March 23, 2015, these stock options are significantly underwater.

(5)
Represents a grant of restricted share units to Messrs. Paradie, Smith and Webb on July 29, 2014. 50% of the restricted share units vested on February 10, 2015 (first vesting date) and the remaining 50% vest on February 10, 2016 (second vesting date), subject to continued employment on each applicable vesting date.

(6)
As a result of Mr. Halverson's promotion to CEO in February 2014 his target bonus opportunity under the EMPI Plan for the 2014 performance period was increased from 120% to 140% of his year end salary, subject to the previous approved maximum opportunity of $2,280,000 .

Despite the disclosure in the table above, all estimated future payouts under equity incentive plan awards are wholly dependent on our future share price. These awards only have value if our share price increases.
Our NEOs are (or were) parties to change in control severance agreements with Cliffs. For more information, refer to the “Potential Payouts Upon Termination or Change in Control” below. For more information about the NEOs’ relative mix of salary and non-equity incentive plan compensation in proportion to total compensation, refer to “Compensation Discussion and Analysis - Oversight of Executive Compensation - Pay Mix".

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table shows: column (b), the number of unexercised option awards that are exercisable; column (c), the number of unexercised option awards that are unexercisable; column (d), the option exercise price and column (e), the option expiration date. In addition, column (f) shows the number of unvested restricted share units held by each NEO and column (g) shows the market value of the common shares underlying those awards. Column (h) shows the number of unearned performance shares (at threshold) held by each NEO (other than Mr. Goncalves, whose unearned performance-based restricted share units are reported at threshold), and column (i) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 31, 2014 of $7.14 per share. These awards were granted under the 2012 Incentive Equity Plan or the Amended and Restated 2012 Incentive Equity Plan.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Goncalves	—	250,000	(1)	13.83	11/17/2021	—		—	300,000	(2)	2,142,000
Paradie	—	—		—	—	9,330	(3)	66,616	14,005	(4)	99,996
	—	—		—	—	31,780	(5)	226,909	—		—
Tompkins	—	—		—	—	9,610	(3)	68,615	14,420	(4)	102,959
	—	—		—	—	10,800	(6)	77,112	—		—
Smith	—	—		—	—	7,210	(3)	51,479	10,815	(4)	77,219
	—	—		—	—	24,540	(5)	175,216	—		—
Webb	—	—		—	—	7,210	(3)	51,479	10,815	(4)	77,219
	—	—		—	—	24,540	(5)	175,216	—		—
Halverson	—	—		—	—	—	(7)	—	—	(7)	—
Kirsch	—	—		—	—	—	(8)	—	—	(8)	—

(1)
Represents a grant of stock options to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. The stock option grant will vest in substantially equal installments on December 31, 2015, December 31, 2016 and December 31, 2017, subject to continued employment on each applicable vesting date.

(2)
Represents performance-based restricted share units granted to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. The performance-based restricted share units grant is shown based on achievement of threshold performance, and will vest, if at all, if our shares achieve and maintain certain VWAP prices for any period of 90 consecutive calendar days during the performance period commencing on August 7, 2014 and ending on December 31, 2017.

(3)	Represents a grant of restricted share units granted on February 10, 2014. The restricted share units vest in full on December 31, 2016, subject to continued employment on such date.

(4)
This represents performance shares for the 2014 - 2016 performance period granted on February 10, 2014. These shares will vest, if at all, on December 31, 2016, subject to the achievement of specified performance metrics and continued employment through December 31, 2016. These numbers are being reported at a threshold of 50% based on the current estimate of performance as of December 31, 2014.

(5)
This represents a grant of additional restricted share units to Messrs. Paradie, Smith and Webb on July 29, 2014. 50% of the restricted share units vested on February 10, 2015 (first vesting date) and the remaining 50% vest on February 10, 2016 (second vesting date).

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(6)	This represents an award of restricted share units granted to Mr. Tompkins on November 11, 2013; 50% vested on November 11, 2014, the remaining 50% will vest on November 11, 2015.

(7)
The vesting of Mr. Halverson's 2013 and 2014 equity awards accelerated in connection with the change in control. The vested awards under the 2012 Incentive Equity Plan were paid within the first three days of the seventh month after his termination date of August 7, 2014.

(8)	Mr. Kirsch's equity awards were forfeited due to his voluntary termination on May 23, 2014.

2014 Option Exercises and Stock Vested
Columns (b) and (c) set forth certain information regarding performance shares and restricted share units awards that vested during 2014 for the NEOs and the value realized, determined based on the closing price of our common shares on the applicable vesting date of $17.15. None of our NEOs had outstanding option awards that vested during the fiscal year ending December 31, 2014.

		Stock Awards
Name (a)		Number of Shares Acquired on Vesting (#) (b)		Value Realized on Vesting ($) (c)
Goncalves	(1)	—		—
Paradie		17,340	(2)	297,381
		5,770	(3)	98,956
		4,110	(4)	70,487
		1,370	(5)	23,496
Tompkins		20,060	(2)	344,029
		6,680	(3)	114,562
		10,710	(4)	183,677
		3,570	(5)	61,226
		10,800	(6)	116,208
Smith		14,580	(2)	250,047
		4,850	(3)	83,178
		6,100	(4)	104,615
		2,030	(5)	34,815
Webb		14,190	(2)	243,359
		4,720	(3)	80,948
		4,620	(4)	79,233
		1,540	(5)	26,411
Halverson	(7)	112,890	(8)	1,929,290
		37,620	(9)	642,926
		59,940	(10)	1,024,375
Kirsch	(1)	—		—
(1)No equity awards vested in 2014 for Messrs. Goncalves and Kirsch.

(2)	Represents a performance share award granted during 2013 for the 2013 – 2015 performance period.

(3)	Represents an award of restricted share units granted during 2013 for the 2013 – 2015 period.

(4)	Represents a performance share award granted during 2012 for the 2012 – 2014 performance period.

(5)	Represents an award of restricted share units granted during 2012 for the 2012 – 2014 period.

(6)
Represents an award of restricted share units granted to Mr. Tompkins on November 11, 2013; 50% vested on November 11, 2014 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $10.76), and the remaining 50% will vest on November 11, 2015.

(7)
The vesting of Mr. Halverson's 2013 and 2014 equity awards accelerated in connection with the change in control. The vested awards under the 2012 Incentive Equity Plan in the amount of $3,596,591 was paid on March 2, 2015 (the value realized was determined based on the closing price of our common shares on the applicable vesting date of $17.09).

(8)	Represents a performance share award granted during 2014 for the 2014 – 2016 performance period.

(9)	Represents an award of restricted share units granted during 2014 for the 2014 – 2016 period.

(10)	Represents a new hire grant of restricted share units awarded to Mr. Halverson on November 18, 2013.

2014 Pension Benefits
This table discloses: in column (c), the number of years of credited service; column (d), the present value of accumulated benefits; and column (e), payments during the last fiscal year under the Pension Plan and the SERP. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Footnote 7 of our Form 10-K for the period ended December 31, 2014.

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The cash balance formula under our Pension Plan provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter after the applicable date, a credit is made to the account equal to a percentage of the NEO’s pay ranging from four percent to 10% based upon his or her age and service with transitional pay credits up to 13% during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.
The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of our NEOs during 2014 include the amount shown for 2014 in the “Salary” column of the 2014 Summary Compensation Table above, plus the amount of incentive compensation earned in 2014 and paid in 2015, respectively.
The SERP generally provides the NEOs with the benefits that would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement or termination.
For more information about the NEOs’ pension and SERP benefits, refer to the “Compensation Discussion and Analysis - Retirement and Deferred Compensation Benefits.”

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Goncalves	Salaried Pension Plan	0.4	—	—
	SERP	0.4	—	—
Paradie	Salaried Pension Plan	7.3	188,000	—
	SERP	7.3	161,300	—
Tompkins (1)	Salaried Pension Plan	4.6	128,300	—
	SERP	18.3	283,200	—
Smith	Salaried Pension Plan	10.7	287,700	—
	SERP	10.7	142,800	—
Webb	Salaried Pension Plan	3.5	88,400	—
	SERP	3.5	104,300	—
Halverson (2)	Salaried Pension Plan	0.8	—	—
	SERP	0.8	579,479	—
Kirsch	Salaried Pension Plan	0.4	—	—
	SERP	0.4	—	—

(1)
For purposes of calculating the supplemental retirement benefit, the Compensation Committee approved a hire date of 1996 for Mr. Tompkins. Effective April 2012, Cliffs determined that it would no longer offer service credits for incoming executives.

(2)
Mr. Halverson's SERP payment of $579,479 was paid on March 2, 2015. This amount is included in both the 2014 Pension Benefits Table and All Other Compensation column in the 2014 Summary Compensation Table as a result of SEC rules and guidance, and therefore represents "double-counting" of this amount for purposes of Mr. Halverson's "Total" compensation, and should be taken into consideration when determining Mr. Halverson's actual total compensation for 2014.

2014 Non-Qualified Deferred Compensation
Pursuant to the 2012 NQDC Plan, in 2014 the NEOs (other than Mr. Goncalves, who joined the Company in August 2014) were permitted to defer, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. Prior to 2012, in the 2005 VNQDC Plan, NEOs and other senior executives were permitted to defer their EMPI awards in shares as well as the performance shares and restricted share units from the long-term awards. Additionally, we matched 25% of the EMPI awards deferred into share units; matched amounts vest at the end of five years. The 2012 NQDC Plan discontinued the share deferrals and the 25% match.
Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate or other investments provided in our 401(k) Savings Plan. Share awards, permitted under the 2005 VNQDC Plan, which could be deferred only into share units, are denominated in our common shares and vary with our share price performance.
Additionally, the 2012 NQDC Plan provides to the extent performance-based contributions credited to the 401(k) Savings Plan exceed Code limits for a qualified deferred compensation plan, that contributions are credited to the accounts of executives under the non-qualified deferred compensation plan. These specific cash accounts are not convertible to share units. Similarly, if an NEO’s salary reduction contributions to the

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401(k) Savings Plan are limited by Code limitations, the amount the NEO received in Cliffs company match will be credited to the NEO's account under the 2012 NQDC Plan.
The following tables shows: column (c), executive contributions by each NEO, if any, and the contributions include any pre-tax contributions of salary and EMPI Plan awards; column (d), registrant contributions, matching contributions we made on behalf of the NEOs and supplemental matching contributions authorized under the 401(k) Savings Plan that were credited to the 2012 NQDC Plan, if any; column (e), aggregate earnings, which includes interest earned on cash deferrals and dividends earned on deferred shares; column (f), aggregate withdrawals and/or distribution; and column (g) the aggregate year end balance.

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (1) (c)	Registrant Contributions in Last FY ($) (2) (d)	Aggregate Earnings in Last FY ($) (3)(e)	Aggregate Withdrawals / Distribution ($) (4) (f)	Aggregate Balance at Last FYE ($) (5) (g)
Goncalves	2005 VNQDC	—	—	—	—	—
	2012 NQDC	—	8,000	—	—	8,000
Paradie	2005 VNQDC	—	—	2,237	(123,517)	—
	2012 NQDC	—	9,303	40	(9,935)	9,303
Tompkins	2005 VNQDC	—	—	1,875	(91,730)	—
	2012 NQDC	—	10,021	708	(24,087)	10,021
Smith	2005 VNQDC	—	—	9,638	(440,363)	—
	2012 NQDC	—	3,910	—	(8,240)	3,910
Webb	2005 VNQDC	—	—	—	—	—
	2012 NQDC	103,018	7,800	11,731	(368,561)	7,800
Halverson	2005 VNQDC	—	—	—	—	—
	2012 NQDC	—	—	—	—	—
Kirsch	2005 VNQDC	—	—	—	—	—
	2012 NQDC	133,333	—	544	(133,877)	—

(1)	The amounts disclosed in column (c) are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the 2014 Summary Compensation Table, as applicable.

(2)	The amounts shown in column (d) consist of Cliffs' matching contributions disclosed in the column “All Other Compensation” in the 2014 Summary Compensation Table.

(3)	The amounts shown in column (e) include above-market earnings disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the 2014 Summary Compensation Table.

(4)
The amounts shown in column (f) reflect the withdrawals in connection with the change in control, which amounts are also included in the 2014 Summary Compensation Table, under "All Other Compensation".

(5)	The aggregate balance in column (g) only includes compensation earned in 2014 years, due to the accelerated deferred compensation payments in connection with the change in control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables and discussion below reflect the compensation payable to each of the NEOs, other than Messrs. Halverson and Kirsch (who departed during 2014), in the event of termination of such executive’s employment under a variety of different circumstances, including voluntary termination, involuntary termination without cause and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 31, 2014. All amounts shown are based on reasonable estimates of the amounts that would be paid to the executives upon their termination; the actual amounts only can be determined at the time of such NEO’s separation from Cliffs.
A discussion of the payments and benefits actually paid or payable to Messrs. Halverson and Kirsch in connection with their respective 2014 terminations is provided at the end of this section.
Payments Made Upon All Terminations
If an NEO’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

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EXECUTIVE COMPENSATION

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan, 2005 VNQDC Plan and 2012 NQDC Plan, if applicable; and

•	Undistributed, but earned performance shares and vested restricted share units for completed performance periods.
Additional Payments Upon Involuntary Termination Without Cause
In the event that an NEO is terminated involuntarily without cause, he typically would receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the NEO’s service with Cliffs, and the NEO’s current incentive targets:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services;

•
Pursuant to the terms of our 2012 Incentive Equity Plan and Amended and Restated 2012 Incentive Equity Plan, a pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares and restricted share units. Such shares will be paid when such shares and units would otherwise be paid; and

•	Financial services.
There is no legally binding agreement requiring that any such payments or benefits be paid to any NEO, except in the case of a change in control and resulting qualifying termination. Because all such benefits are at the discretion of the Compensation Committee, it is not possible to estimate the amount that would be paid in such circumstances.
Additional Payments Upon Retirement
Executives are eligible for retirement at age 65 and eligible for early retirement at age 55 with at least 15 years of service. Early retirement eligibility for the EMPI Plan, performance shares and restricted share units is at age 55 and five years of service. Our cash balance pension plan has only a service requirement of three years for full vesting. In the event of any NEO's retirement, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro rata portion of the annual incentive award under the EMPI Plan for the year in which he or she retires unless otherwise determined by the Compensation Committee;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement; and

•
A pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his or her performance shares, restricted share units and stock options. Such shares will be paid when such shares and units would otherwise be paid.

Additional Payments Upon Change in Control (Without Termination)
Effective September 2013, upon a change in control, all future equity awards granted to NEOs will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediate vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided).
For this purpose, a "change in control" generally means the occurrence of any of the following events:

•
Any one person, or more than one person acting as a group, acquires ownership of Cliffs common shares possessing 35% or more of the total voting power of Cliffs common shares or the then-outstanding shares (subject to certain exceptions);

•	A majority of members of the Cliffs' Board is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs' Board prior to the date of the appointment or election;

•	Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or

•	Approval by Cliffs’ shareholders of a complete liquidation or dissolution of Cliffs.
Acquisitions of Cliffs’ common shares pursuant to certain business combination or similar transactions described in Cliffs’ equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•
Owners of Cliffs common shares immediately prior to the business transaction own more than 50% of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs common shares;

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EXECUTIVE COMPENSATION

•
No one person, or more than one person acting as a group (subject to certain exceptions), owns 35% or more of the combined voting power of the entity resulting from the business transaction or the outstanding common shares of such resulting entity; and

•
At least a majority of the members of the Board of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by the Cliffs' Board. For purposes of this exception, the incumbent Board of Cliffs generally means those directors who were serving as of August 11, 2008 (or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combinations or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with Cliffs.
Our 2012 Incentive Equity Plan and Amended and Restated 2012 Incentive Equity Plan also clarifies that the following two plan provisions do not apply to the definition of “Business Combination”: (1) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with Cliffs; and (2) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of shares, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Additional Payments Upon Termination Without Cause after Change in Control
Each of the NEOs, with the exception of Messrs. Halverson and Kirsch due to their terminations in 2014, has a written change in control severance agreement that applies only in the event of termination during the two years after a change in control. If one of the NEOs is involuntarily terminated during the two years after a change in control, for a reason other than cause, he will be entitled to the following additional benefits:

•
A lump sum payment in an amount equal to three times (in the case of Messrs. Goncalves and Tompkins) or two times (in the case of Messrs. Paradie, Smith and Webb), the sum of: (a) base salary (at the highest rate in effect during the five-year period prior to the termination date), and (b) annual incentive pay at the target level for the year of separation, year prior to the change in control or year of the change in control, whichever is greater.

•
COBRA continuation coverage for a period of 36 months (in the case of Messrs. Goncalves and Tompkins) or 24 months (in the case of Messrs. Paradie, Smith and Webb) following the termination date, for health, life insurance and disability benefits.

•
A lump sum payment in an amount equal to the sum of the additional future pension benefits that the NEO would have been entitled to receive for two or three years following the termination date under the SERP.

•	Incentive pay at target levels for the year in which the termination date occurs.

•	Outplacement services in an amount up to 15% of the NEO’s base salary.

•
The NEO will be provided perquisites for a period of 36 months (in the case of Messrs. Goncalves and Tompkins) or 24 months (in the case of Messrs. Paradie, Smith and Webb), comparable to the perquisites he was receiving before the termination of his employment or the change in control, whichever is greater.

Similar benefits are paid if the NEO voluntarily terminates his employment during the two years following a change in control if any of the following events occurs, provided that the NEO provides notice within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days following receipt of such notice:

•	a material diminution in the NEO’s base pay;

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material change in the geographic location at which the NEO must perform services;

•	a material reduction in the NEO’s incentive pay opportunity; or

•	breach of employment agreement, if any, under which the NEO provides services.
For purposes of the change in control severance agreements, “cause” generally means termination of an NEO's employment for the following acts: (a) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his employment with Cliffs or any subsidiary of Cliffs; (b) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (c) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (d) intentional wrongful engagement in any competitive activity.
In order to receive benefits under the change in control severance agreements, the NEOs must agree to certain covenants not to disclose any of our confidential and proprietary information, as well as covenants not to compete and not to solicit any of our employees. In addition, each NEO must sign a release of claims.

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EXECUTIVE COMPENSATION

Additional Payments Upon Death or Disability
In the event of any NEO's death or disability, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•
Full vesting, subject to the Compensation Committee’s discretion, from time to time, of his or her performance shares (calculated at target), performance-based restricted share units, restricted share units and stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES
The following tables show the benefits payable to the NEOs other than Messrs. Halverson and Kirsch upon various types of terminations of employment and change in control assuming an effective date of December 31, 2014.

Lourenco Goncalves Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	3,600,000
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	—
Equity	414,100	414,100	—	—	414,100	—	4,641,000
Retirement Benefits	—	—	—	—	—	—	408,600
Non-Qualified Deferred Compensation	8,000	8,000	—	8,000	8,000	8,000	8,000
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	231,300
TOTAL	422,100	422,100	—	8,000	422,100	8,000	8,888,900

Terrance M. Paradie Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,818,000
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	404,000
Equity	188,700	188,700	—	—	188,700	—	493,500
Retirement Benefits	294,500	294,500	—	349,300	349,300	—	576,200
Non-Qualified Deferred Compensation	9,300	9,300	—	9,300	9,300	9,300	9,300
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	129,900
TOTAL	492,500	492,500	—	358,600	547,300	9,300	3,430,900

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EXECUTIVE COMPENSATION

P. Kelly Tompkins Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	2,808,000
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	416,000
Equity	125,400	125,400	—	—	125,400	—	351,600
Retirement Benefits	389,600	389,600	—	411,500	411,500	—	827,300
Non-Qualified Deferred Compensation	10,000	10,000	—	10,000	10,000	10,000	10,000
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	134,700
TOTAL	525,000	525,000	—	421,500	546,900	10,000	4,547,600

Clifford T. Smith Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,404,000
Non-Equity Incentive Plan Compensation	—	—	312,000	—	—	—	312,000
Equity	145,700	145,700	145,700	—	145,700	—	381,100
Retirement Benefits	394,700	394,700	—	430,500	430,500	—	626,200
Non-Qualified Deferred Compensation	3,900	3,900	3,900	3,900	3,900	3,900	3,900
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	111,600
TOTAL	544,300	544,300	461,600	434,400	580,100	3,900	2,838,800

David L. Webb Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,404,000
Non-Equity Incentive Plan Compensation	—	—	—	—	—	—	312,000
Equity	145,700	145,700	—	—	145,700	—	381,100
Retirement Benefits	181,300	181,300	—	192,700	192,700	—	359,800
Non-Qualified Deferred Compensation	7,800	7,800	—	7,800	7,800	7,800	7,800
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	111,100
TOTAL	334,800	334,800	—	200,500	346,200	7,800	2,575,800

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EXECUTIVE COMPENSATION

Payments in Connection with Mr. Halverson’s Departure
In connection with Mr. Halverson’s termination as of August 7, 2014, he received certain payments and benefits pursuant to a Severance Agreement and Release. The 2014 compensation for Mr. Halverson in the 2014 Summary Compensation Table includes the following payments and benefits in connection with his termination (all of which are reflected in the “All Other Compensation” column of that table): a lump sum payment equal in value to 36 months' base pay ($2,850,000), plus an amount equal to three times his target bonus under the EMPI Plan ($3,990,000); a pro-rata portion of an incentive award for 2014 under the EMPI Plan ($798,000); accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP ($579,479); accrued but unused vacation ($30,449); outplacement services ($142,500) and financial planning perquisites ($30,000).
Mr. Halverson's accelerated equity awards are not included in the “All Other Compensation” column of the 2014 Summary Compensation Table because amounts covering these awards were otherwise disclosed in the “Stock Awards” column of the 2014 Summary Compensation Table or in the Summary Compensation Table in 2013 (and thus would represent double-counting), and do not represent additional compensation.
Additionally, inclusion of the above amounts in the "All Other Compensation" column may represent "double-counting" of certain amounts previously reported for Mr. Halverson's accrued benefits under the Cliffs Defined Benefit Pension Plan and SERP, and should be taken into consideration when determining the Mr. Halverson's actual total compensation for 2014.
Payments in Connection with Mr. Kirsch’s Departure
In connection with Mr. Kirsch’s resignation on May 23, 2014, the 2014 compensation for Mr. Kirsch in the 2014 Summary Compensation Table includes the following payment in connection with his resignation (which is reflected in the “Bonus” column of that table): a lump sum payment for his service as executive Chairman ($744,000).

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PROPOSAL 2	APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

In accordance with Section 14A(a)(1) of the Exchange Act, the Board is providing our shareholders with an opportunity at the 2015 Annual Meeting to vote, on an advisory basis, to approve our named executive officers' compensation, which is commonly known as “Say-on-Pay.” Say-on-Pay gives our shareholders an opportunity to vote, on a non-binding basis, to approve the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules. Cliffs conducts annual Say-on-Pay votes, and the next Say-on-Pay vote will occur at the 2016 Annual Meeting.
We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” and related narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by our shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.
The affirmative vote of a majority of the voting power of the common shares and shares of our mandatory convertible preferred stock present in person or represented by proxy at the 2015 Annual Meeting and entitled to vote on our NEOs' compensation, voting together as a single class, is required to approve our NEOs' compensation.
The Board unanimously recommends a vote “FOR” Proposal 2 to approve, on an advisory basis, our named executive officers' compensation.

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PROPOSAL 3	APPROVE CLIFFS' 2015 EQUITY AND INCENTIVE COMPENSATION PLAN

GENERAL
On March 26, 2015, upon recommendation by the Compensation Committee, the Cliffs Board unanimously approved and adopted, subject to the approval of Cliffs' shareholders at the 2015 Annual Meeting, Cliffs' 2015 Equity and Incentive Compensation Plan (the "2015 Equity Plan") to replace our Amended and Restated 2012 Incentive Equity Plan (the "Current Plan"). The 2012 Incentive Equity Plan was originally approved by shareholders at our May 2012 annual meeting and its amendment and restatement in the form of the Current Plan was approved by shareholders at our 2014 annual meeting. The 2015 Equity Plan is designed to replace the Current Plan. The 2015 Equity Plan continues to afford the Compensation Committee the ability to design compensatory awards that are responsive to Cliffs' needs and includes authorization for a variety of awards designed to advance the interests and long-term success of Cliffs by encouraging share ownership among officers and other key employees of Cliffs.
The 2015 Equity Plan replaces in its entirety the Current Plan. If the 2015 Equity Plan is approved by shareholders, it will be effective as of May 19, 2015. Outstanding awards under the Current Plan will continue in effect in accordance with their terms. If the 2015 Equity Plan is not approved by our shareholders, no awards will be made under the 2015 Equity Plan.
Our principal reason for adopting the 2015 Equity Plan is to obtain shareholder approval of the common shares authorized for issuance under the 2015 Equity Plan. Shareholder approval of the 2015 Equity Plan is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the 2015 Equity Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of Cliffs and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2015 Equity Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2015 Equity Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.
Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this Proposal 3 is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.
We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the 2015 Equity Plan, including the performance measures and applicable individual grant limits under the 2015 Equity Plan, as well as the individuals eligible to receive awards under the 2015 Equity Plan, to have the flexibility to potentially grant awards under the 2015 Equity Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the 2015 Equity Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2015 Equity Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2020 annual meeting of shareholders (in other words, for five years).
The actual text of the 2015 Equity Plan is attached to this proxy statement as Annex A. The following description of the 2015 Equity Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Annex A.
WHY WE RECOMMEND THAT YOU VOTE FOR PROPOSAL 3
The 2015 Equity Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted share units, cash incentive awards, performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on Cliffs common shares or factors that may influence the value of our shares for

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 54

PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

the purpose of providing our officers and other key employees, and those of our subsidiaries, and certain non-employees who perform employee functions, incentives and rewards for performance. Some of the key features of the 2015 Equity Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and that the ability to provide equity-based and incentive-based awards under the 2015 Equity Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our officers and other employees.
The use of our common shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our share price performance. Equity compensation also aligns the compensation interests of our employees with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.
As of March 16, 2015, 81,738 common shares remained available for issuance under the Current Plan (however, under the Current Plan's fungible share counting mechanics, awards other than stock options and appreciation rights will be counted against the aggregate share limit as two common shares for every one share that actually is issued or transferred under such awards). If the 2015 Equity Plan is not approved, we may be compelled to increase significantly the cash component of our employee compensation, which may not necessarily align employee compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our shareholders.
The following includes aggregated information regarding the overhang and dilution associated with the Current Plan and the potential shareholder dilution that would result if our proposed share increase under the 2015 Equity Plan is approved. The information is as of March 16, 2015. As of that date, there were approximately 153,279,552 of our common shares outstanding:
Under the Current Plan as of March 16, 2015:

•
Outstanding full-value awards (performance share awards, unvested restricted share awards and unvested restricted share units) assuming that the outstanding performance share awards achieve at target performance: 2,969,082 common shares (1.94% of our outstanding common shares);

•
Outstanding stock options: 662,710 common shares (0.43% of our outstanding common shares) (outstanding stock options have an average exercise price of $10.01 and an average remaining term of 9.3 years);

•	Total common shares subject to outstanding awards as described above (full-value awards and stock options): 3,631,792 common shares (2.37% of our outstanding common shares);

•	Total common shares available for future awards under the Current Plan: 81,738 common shares (0.05% of our outstanding common shares); and

•
The total number of common shares subject to outstanding awards (3,631,792 common shares), plus the total number of common shares available for future awards under the Current Plan (81,738 common shares), represents a current overhang percentage of 2.42% (in other words, the maximum potential straight dilution of our shareholders represented by the Current Plan).

Under the 2015 Equity Plan:

•
Proposed common shares available for future issuance under the 2015 Equity Plan: 12,900,00 common shares (8.42% of our outstanding common shares - this percentage reflects the simple dilution of our shareholders that would occur if the 2015 Equity Plan is approved).

Total potential overhang or dilution under the Current Plan and proposed 2015 Equity Plan:

•
The total common shares subject to outstanding awards as of March 16, 2015 (3,631,792), plus the total common shares available for future awards under the Current Plan as of that date (this number is zero because any shares subject to awards granted after February 10, 2015 under the Current Plan will reduce the number of shares available for issuance under the 2015 Equity Plan), plus the proposed additional common shares available for future issuance under the 2015 Equity Plan (12,900,000), represent a total fully-diluted overhang of 16,531,792 shares (10.79%) under the 2015 Equity Plan.

Based on the closing price on the NYSE for our common shares on March 16, 2015 of $4.87 per share, the aggregate market value as of March 16, 2015, of the 12,900,000 additional common shares requested for issuance under the 2015 Equity Plan was $62,823,000.

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PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

In determining the number of shares to request for approval under the 2015 Equity Plan, our management team worked with PM&P, the Compensation Committee's independent compensation consultant and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2015 Equity Plan.
If the 2015 Equity Plan is approved, we intend to utilize the shares authorized under the 2015 Equity Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the 2015 Equity Plan combined with the shares available for future awards will last for approximately two years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in "Summary of Material Terms of the 2015 Equity Plan,” our Compensation Committee would retain full discretion under the 2015 Equity Plan to determine the number and amount of awards to be granted under the 2015 Equity Plan, subject to the terms of the 2015 Equity Plan, and future benefits that may be received by participants under the 2015 Equity Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this Proposal 3, shareholders should consider all of the information in this Proposal 3.
2015 EQUITY PLAN HIGHLIGHTS
Administration. The 2015 Equity Plan will be administered by the Compensation Committee.
Reasonable 2015 Equity Plan Limits. Subject to adjustment as described in the 2015 Equity Plan, total awards under the 2015 Equity Plan are limited to 12,900,000 shares, plus any shares recycled into the 2015 Equity Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. If approved by our shareholders, the 2015 Equity Plan will become effective and no further awards will be made under the Current Plan.
The 2015 Equity Plan also provides that, subject to adjustment as described in the 2015 Equity Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options will not exceed 12,900,000 common shares;

•	no participant will be granted stock options and/or SARs, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant will be granted awards of restricted shares, RSUs, performance shares and/or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•
no participant in any calendar year will receive an award of performance units and/or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, having an aggregate maximum value as of their respective grant dates in excess of $20,000,000;

•
no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $10,000,000; and

•
awards that do not comply with the applicable minimum vesting periods provided for in the 2015 Equity Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of common shares available under the 2015 Equity Plan.

Fungible Share Counting Mechanics. The 2015 Equity Plan contains fungible share counting mechanics, which generally means that awards other than stock options and SARs will be counted against the aggregate share limit as two common shares for every common share that is actually issued or transferred under such awards. This means, for example, that only 6,450,000 common shares could be issued in settlement of RSU awards from the 12,900,000 common shares initially authorized.
Allowances for Conversion Awards and Assumed Plans. Subject to the 2015 Equity Plan’s share counting rules, common shares covered by awards granted under the 2015 Equity Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common shares issued or transferred under awards granted under the 2015 Equity Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs or other shares or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2015 Equity Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2015 Equity Plan,

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PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

under circumstances further described in the 2015 Equity Plan, but will not count against the aggregate share limit or other 2015 Equity Plan limits described above.
Limited Share Recycling Provisions. Common shares covered by an award granted under the 2015 Equity Plan will not be counted as used unless and until they are actually issued and delivered to a participant. If any common shares issued or transferred pursuant to an award granted under the 2015 Equity Plan are forfeited, or an award granted under the 2015 Equity Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer as described in the 2015 Equity Plan. The following common shares will not be added back to the aggregate share limit under the 2015 Equity Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; (2) shares withheld or otherwise used by us to satisfy tax withholding obligations; and (3) shares that are repurchased by us with stock option proceeds. Further, all common shares covered by SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2015 Equity Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate share limit under the 2015 Equity Plan.
Minimum Vesting Periods/Double-Trigger Change in Control. The 2015 Equity Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of common shares that may be issued or transferred under the 2015 Equity Plan:

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Time-based restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control only where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control); and

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Restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for performance shares and performance units must be at least one year, unless the Compensation Committee specifically provides in a grant for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.

No Repricing Without Shareholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2015 Equity Plan) is prohibited without shareholder approval under the 2015 Equity Plan.
Change in Control Definition. The 2015 Equity Plan includes a definition of “change in control,” which is set forth below.
Other Features.

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The 2015 Equity Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2015 Equity Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant; and

•	The 2015 Equity Plan is designed to allow awards made under the 2015 Equity Plan to potentially qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.
SECTION 162(m)
As discussed above, one reason for submitting this Proposal 3 to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the 2015 Equity Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
In particular, the 2015 Equity Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the 2015 Equity Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

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Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

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Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

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•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

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Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

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Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the 2015 Equity Plan also includes individual grant limits for equity or incentive awards that can be granted pursuant to the 2015 Equity Plan, as further described below under the heading “Summary of Material Terms of the 2015 Equity Plan”.
SUMMARY OF MATERIAL TERMS OF THE 2015 EQUITY PLAN
Administration: The 2015 Equity Plan will be administered by the Compensation Committee (or its successor), or any other committee of the Cliffs Board designated by the Cliffs Board to administer the 2015 Equity Plan that consists solely of two or more directors who are (1) “non-employee directors” within the meaning of Rule 16b-3, and (2) “outside directors” within the meaning of Section 162(m) of the Code. References to the “Committee” in this Proposal 3 refer to the Compensation Committee or such other committee designated by the Cliffs Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2015 Equity Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the 2015 Equity Plan, or of any agreement, notification or document evidencing the grant of awards under the 2015 Equity Plan, will be final and conclusive. To the maximum extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of Cliffs, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2015 Equity Plan, authorize one or more officers of Cliffs to (1) designate employees to be recipients of awards under the 2015 Equity Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.
Eligibility: Any person who is selected by the Committee to receive benefits under the 2015 Equity Plan and who is at that time an officer or other key employee of Cliffs or any of its subsidiaries is eligible to participate in the 2015 Equity Plan. In addition, certain persons who provide services to Cliffs or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”) may also be selected to participate in the 2015 Equity Plan. As of March 16, 2015, there were approximately 200 employees and zero consultants of Cliffs expected to participate in the 2015 Equity Plan.
Shares Available for Awards under the 2015 Equity Plan: Subject to adjustment as described in the 2015 Equity Plan, the number of common shares that may be issued or transferred:

•	Upon the exercise of stock options or appreciation rights;

•	As restricted shares and released from substantial risks of forfeiture;

•	In payment of restricted share units;

•	In payment of performance shares or performance units that have been earned;

•	As other stock-based awards under the 2015 Equity Plan; or

•	In payment of dividend equivalents paid with respect to awards under the 2015 Equity Plan;
may not in the aggregate exceed 12,900,000 common shares, plus any common shares that become available under the 2015 Equity Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards (the “Available Shares”). The Available Shares may be common shares of original issuance, treasury shares or a combination of the foregoing.
Other Share Limits Under the 2015 Equity Plan: The 2015 Equity Plan also provides that, subject to adjustment as described in the 2015 Equity Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of Incentive Stock Options will not exceed 12,900,000 common shares;

•	no participant will be granted stock options or appreciation rights, in the aggregate, for more than 1,000,000 common shares during any calendar year;

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no participant will be granted awards of restricted shares, restricted share units, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,000,000 common shares during any calendar year;

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no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, other than cash incentive awards, having an aggregate maximum value in excess of $20,000,000; and

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no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $10,000,000.

Notwithstanding any provision of the 2015 Equity Plan, up to 5% of the maximum number of common shares that may be issued or transferred under the 2015 Equity Plan, as may be adjusted pursuant to the 2015 Equity Plan, may be used for awards that do not comply with the applicable minimum vesting requirements for such awards.
Share Counting: The 2015 Equity Plan contains fungible share counting mechanics, which generally means that each common share issued or transferred pursuant to awards (other than stock options and appreciation rights) under the 2015 Equity Plan (or, between February 10, 2015 and the effective date of the 2015 Equity Plan, under the Current Plan) will reduce the Available Shares by two common shares (instead of one common share) for each such issued or transferred common share. This means, for example, that assuming that all 12,900,000 common shares are available for issuance, only 6,450,000 common shares could be issued in settlement of restricted share unit awards from the 12,900,000 common shares initially authorized for issuance. Any common shares that again become available for issuance under the 2015 Equity Plan (as described below) will be added back in accordance with the fungible share counting mechanics described above.
Common shares covered by an award granted under the 2015 Equity Plan will not reduce the Available Shares unless and until they are actually issued or transferred. If any common shares issued or transferred under an award granted under the 2015 Equity Plan are forfeited, or if an award granted under the 2015 Equity Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred under (or subject to) the award will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the 2015 Equity Plan. Upon payment in cash of the benefit provided by any award granted under the 2015 Equity Plan, any common shares that were covered by the applicable portion of such award will be available for issue or transfer under the 2015 Equity Plan. If, after February 10, 2015, any common shares subject to an award granted under the Current Plan are forfeited, or an award granted under the Current Plan is cancelled or forfeited, expires or is settled in cash (in whole or in part), the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under the 2015 Equity Plan.
The 2015 Equity Plan further provides that the following common shares will not be added to the aggregate number of common shares available for issuance or transfer under the 2015 Equity Plan: (1) common shares tendered or otherwise used in payment of the exercise price of a stock option granted under the 2015 Equity Plan (or the option price of a stock option granted under the Current Plan), (2) common shares withheld or otherwise used by Cliffs to satisfy a tax withholding obligation, (3) common shares subject to an appreciation right granted under the 2015 Equity Plan (or an appreciation right granted under the Current Plan) that are not actually issued in connection with its common shares settlement on exercise, and (4) common shares reacquired by Cliffs on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2015 Equity Plan (or stock options granted under the Current Plan). In addition, if under the 2015 Equity Plan a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such commons shares will not count against the aggregate share limit under the 2015 Equity Plan.
Common shares issued or transferred pursuant to awards granted under the 2015 Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the 2015 Equity Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2015 Equity Plan, but will not count against the share limits under the 2015 Equity Plan.
Types of Awards Under the 2015 Equity Plan: Pursuant to the 2015 Equity Plan, Cliffs may grant stock options (including “incentive stock options” as defined in Section 422 of the Code (or “Incentive Stock Options”)), appreciation rights, restricted shares, restricted share units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common shares.
Each grant of an award under the 2015 Equity Plan will be evidenced by an award agreement or agreements, or an Evidence of Award, which will contain such terms and provisions as the Committee may determine, consistent with the 2015 Equity Plan. A brief description of the types of awards which may be granted under the 2015 Equity Plan is set forth below.
Stock Options: A stock option is a right to purchase common shares upon exercise of the stock option. Stock options granted to an employee under the 2015 Equity Plan may consist of either an Incentive Stock Option, a non-qualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may only be granted to employees of Cliffs or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock

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options must have an exercise price per share that is not less than the fair market value of a common share on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of common shares subject to the stock option and the applicable vesting and forfeiture provisions. However, no grant of stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of certain qualifying events occurring after a change in control of Cliffs (as described below).
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to Cliffs, or by wire transfer of immediately available funds; (2) the actual or constructive transfer to Cliffs of common shares owned by the participant (or certain other consideration permitted under the 2015 Equity Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which Cliffs will withhold common shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2015 Equity Plan may not provide for dividends or dividend equivalents.
Appreciation Rights: The 2015 Equity Plan provides for the grant of appreciation rights, which may be granted as either Tandem Appreciation Rights or Free-Standing Appreciation Rights. A Tandem Appreciation Right is an Appreciation Right that is granted in tandem with a stock option or similar right. A Free-Standing Appreciation Right is an appreciation right that is not granted in tandem with a stock option or similar right. An appreciation right is a right, exercisable by the surrender of a related stock option (if a Tandem Appreciation Right) or by itself (if granted as a Free-Standing Appreciation Right), to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price (or option exercise price if a Tandem Appreciation Right) and the value of our common shares on the date of exercise. Tandem Appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.
Each grant of an appreciation right will be evidenced by Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. However, no grant of appreciation rights may be exercisable sooner than after one year. A grant of appreciation rights may provide for earlier exercise, including in the case of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, common shares or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an appreciation right may not be less than the fair market value of a common share on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.
Tandem Appreciation Rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of the common shares over the exercise price) is positive, by surrender of the related stock option for cancellation. Appreciation rights granted under the 2015 Equity Plan may not provide for dividends or dividend equivalents.
Restricted Shares: Restricted shares awarded under the 2015 Equity Plan will consist of an award of common shares in consideration for the performance of services, which shares are subject to a substantial risk of forfeiture for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per common share on the date of grant. If the elimination of the restrictions is based solely on the passage of time, the period of time will be no shorter than one year. Restricted shares constitute an immediate transfer of the ownership of common shares to the participant, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee.
Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares, but restrictions that vest upon the achievement of management objectives may not terminate sooner than after one year. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
Any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below), except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other

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than in connection with the death or disability of the participant or a change in control of Cliffs) where such early termination would cause the award to fail to so qualify.
Restricted Share Units: Restricted share units awarded under the 2015 Equity Plan constitute an agreement by Cliffs to deliver common shares, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of restricted share units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common shares on the date of grant. During the restriction period applicable to restricted share units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the common shares underlying the restricted share units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted share unit award at the discretion of and on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional common shares, but dividend equivalents or other distributions on common shares under the restricted share units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of a restricted share unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of restricted share units will specify that the amount payable with respect to such restricted share units will be paid in cash, common shares, or a combination of the two.
The restriction period applicable to any grant of restricted share units may not terminate sooner than after one year. Any grant or sale of restricted share units may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below), except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where such early lapse or modification would cause the award to fail to so qualify.
Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2015 Equity Plan. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
These awards, when granted under the 2015 Equity Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by Cliffs in cash, common shares, restricted shares, restricted share units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
The performance period with respect to a cash incentive award, performance share, or performance unit will be a period of time (not less than one year) determined by the Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
Other Awards: The Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such common shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into common shares, purchase rights for common shares, awards with value and payment contingent upon performance of Cliffs or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the common shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of Cliffs. The terms and conditions of any such awards will be determined by the Committee. Common shares delivered under an award in the nature of a purchase right granted under the 2015 Equity Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as the Committee determines.

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In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2015 Equity Plan. The Committee may also grant common shares as a bonus, or may grant other awards in lieu of obligations of Cliffs or a subsidiary to pay cash or deliver other property under the 2015 Equity Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.
If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Any grant of an Other Award may provided for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or upon certain qualifying events following a change in control of Cliffs (as described below). However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control of Cliffs) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
“Double-Trigger” Accelerated Vesting upon Change in Control: The 2015 Equity Plan includes “double-trigger” acceleration provisions with respect to the vesting of awards in connection with a change in control of Cliffs. Under the 2015 Equity Plan, the vesting of awards will accelerate in connection with a change in control only where either (1) within a specified period the participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (2) the award is not assumed or converted into a replacement award in a manner described in the Evidence of Award.
The 2015 Equity Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) a person or group is or becomes the beneficial owner of 35% or more of our then-outstanding common shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions; (2) individuals who constituted the Cliffs Board cease for any reason to constitute at least a majority of the Cliffs Board, unless their replacements are approved as described in the 2015 Equity Plan (subject to certain exceptions); (3) Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership, as further described in the 2015 Equity Plan; or (4) Cliffs’ shareholders approve its liquidation or dissolution.
Management Objectives; Qualified Performance-Based Awards: The 2015 Equity Plan permits Cliffs to grant both awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and awards that are not intended to so qualify, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.
Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2015 Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted shares, restricted share units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within Cliffs or one of its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.
The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted shares, restricted share units, or Other Awards, granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Under the 2015 Equity Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”
Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of Cliffs, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control of Cliffs) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.
Transferability of Awards: Except as otherwise provided by the Committee, no stock option, appreciation right, restricted share, restricted share unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2015 Equity Plan may be transferred by a participant except (1) pursuant to a domestic relations order, (2) if it is made by the participant

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PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

for no consideration to certain immediate family members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more of such immediate family members, subject to certain limitations, or (3) by will or the laws of descent and distribution. In no event will any such award granted under the 2015 Equity Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify at the grant date that all or part of the common shares that are subject to awards under the 2015 Equity Plan will be subject to further restrictions on transfer.
Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in the: (1) numbers of common shares covered by outstanding stock options, appreciation rights, restricted share units, performance shares and performance units granted under the 2015 Equity Plan; (2) if applicable, number of common shares covered by Other Awards granted pursuant to the 2015 Equity Plan; (3) exercise price or base price provided in outstanding stock options and appreciation rights; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Cliffs, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of Cliffs, the Committee will provide in substitution for any or all outstanding awards under the 2015 Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control of Cliffs, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the 2015 Equity Plan and the share limits of the 2015 Equity Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of common shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of Cliffs, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2015 Equity Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.
Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service engages in any detrimental activity. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common shares may be traded.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2015 Equity Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by Cliffs or any of its subsidiaries outside of the United States of America or who provide services to Cliffs under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2015 Equity Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the 2015 Equity Plan as then in effect unless the 2015 Equity Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.
Withholding: To the extent Cliffs is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2015 Equity Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements

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PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

satisfactory to Cliffs for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of common shares, and such participant fails to make arrangements for the payment if tax, then, unless otherwise determined by the Committee, we will withhold common shares having a value equal to the amount required to be withheld. When a participant is required to pay Cliffs an amount required to be withheld under applicable income and employment tax laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, common shares having a value equal to the amount required to be withheld or by delivering to us other common shares held by such participant. The shares used for tax withholding will be valued at an amount equal to the market value of such common shares on the date the benefit is to be included in participant’s income. In no event will the market value of the common shares to be withheld and delivered pursuant to the 2015 Equity Plan to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as Cliffs may require for the payment of any withholding tax obligation that may arise in connection with the disposition of common shares acquired upon the exercise of stock options.
No Right to Continued Employment: The 2015 Equity Plan does not confer upon any participant any right with respect to continuance of employment or service with Cliffs or any of its subsidiaries.
Effective Date of the 2015 Equity Plan: The 2015 Equity Plan will become effective as of the date it is approved by our shareholders. No grants will be made on or after such date under the Current Plan, but outstanding awards granted under the Current Plan will continue unaffected following such date.
Amendment and Termination of the 2015 Equity Plan: The Cliffs Board generally may amend the 2015 Equity Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2015 Equity Plan, (2) would materially increase the number of shares which may be issued under the 2015 Equity Plan, (3) would materially modify the requirements for participation in the 2015 Equity Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NYSE, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2015 Equity Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively (except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability or a change in control of Cliffs) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code). Except in the case of certain adjustments permitted under the 2015 Equity Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2015 Equity Plan, including in the case of termination of employment due to death, disability or retirement, in the case of unforeseeable emergency or other special circumstances, or in the event of a change in control of Cliffs, the Committee may accelerate the vesting of certain awards granted under the 2015 Equity Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).
The Board may, in its discretion, terminate the 2015 Equity Plan at any time. Termination of the 2015 Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2015 Equity Plan more than ten years after the effective date of the 2015 Equity Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the 2015 Equity Plan.
NEW PLAN BENEFITS
With respect to other grants under the 2015 Equity Plan, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2015 Equity Plan because the grant and actual pay-out of awards under the 2015 Equity Plan are subject to the discretion of the plan administrator.
FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2015 Equity Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2015 Equity Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares

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equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.
Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If common shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of a Tandem Appreciation Right or a Free-Standing Appreciation Right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.
Restricted Share Units. No income generally will be recognized upon the award of restricted share units. The recipient of a restricted share unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted share units), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to Cliffs or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, Cliffs or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2015 Equity Plan, such as time-vested restricted shares and restricted share units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.
REGISTRATION WITH THE SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of common shares under the 2015 Equity Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the 2015 Equity Plan by our shareholders.

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PROPOSAL 3 APPROVE CLIFFS' 2015 EQUITY & INCENTIVE COMPENSATION PLAN

VOTE REQUIRED
The affirmative vote of the holders of a majority of the voting power of our common shares and shares of our mandatory convertible preferred stock present in person or represented by proxy at the 2015 Annual Meeting and entitled to vote on the 2015 Equity Plan, voting together as a single class, is required to approve the 2015 Equity Plan, provided that a majority of votes cast on this proposal are cast in favor of the proposal.
The Board of Directors unanimously recommends a vote “FOR” Proposal 3 to approve the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan.

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PROPOSAL 4	APPROVE CLIFFS' 2015 EMPLOYEE STOCK PURCHASE PLAN

On March 26, 2015, upon recommendation by the Compensation Committee, the Board approved the Cliffs Natural Resource Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and reserved 10,000,000 common shares, $0.125 par value, of Cliffs, for issuance under the ESPP. The ESPP will be effective May 19, 2015, subject to shareholder approval at the 2015 Annual Meeting. The purpose and benefits of the plan are described below.
Cliffs’ shareholders are being asked to approve the ESPP and the Board’s reservation of shares under the ESPP for the purpose of qualifying such shares for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, which has been filed with the SEC as Annex B to this proxy statement. Any Cliffs’ shareholder who wishes to obtain a copy of the ESPP may do so upon written request to the Secretary at Cliffs’ principal executive offices.
SUMMARY OF THE ESPP
General. The purpose of the ESPP is to provide employees of Cliffs and its designated subsidiaries and affiliates with an opportunity to purchase common shares of Cliffs and, therefore, to have an additional incentive to contribute to the prosperity of Cliffs. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the ESPP will be construed in a manner consistent with the requirements of Section 423 of the Code and the related regulations.
The aggregate number of shares that may be issued under the ESPP is 10,000,000 common shares, subject to proportionate adjustment in the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of Cliffs, or in the event of payment of a dividend or distribution to the shareholders of Cliffs in a form other than shares (excepting regular, periodic cash dividends) that has a material effect on the fair market value of our common shares.
The closing market price of our common shares as of March 23, 2015 was $4.81 per share.
Administration. The ESPP will be administered by the Compensation Committee (the “Compensation Committee” or “Committee”). All questions of interpretation of the ESPP, of any form of agreement or other document employed by Cliffs in the administration of the ESPP, or of any purchase right will be determined by the Committee, and such determinations will be final, binding and conclusive upon all persons having an interest in the ESPP or the purchase right, unless fraudulent or made in bad faith. The Committee will determine all of the relevant terms and conditions of purchase rights. However, all participants granted purchase rights pursuant to an offering provided for under the ESPP will have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the ESPP or any agreement under the ESPP will be final, binding and conclusive upon all persons having an interest in the ESPP. All expenses reasonably incurred by Cliffs in the administration of the ESPP will be paid by Cliffs.
Any officer of Cliffs will have the authority to act on behalf of the company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to Cliffs in the ESPP, provided that the officer has actual authority with respect to such matter, right, obligation, determination or election.
The Committee will have the power, in its discretion, to adopt one or more sub-plans of the ESPP as it deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of Cliffs. Any of the provisions of any such sub-plan may supersede the provisions of this ESPP, other than the provisions governing the number and type of shares subject to the ESPP. Except as superseded by the provisions of a sub-plan, the provisions of the ESPP will govern such sub-plan. To comply with the laws of a foreign jurisdiction, the Committee will have the power, in its discretion, to grant purchase rights in a separate offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms that are less favorable than or differ from the terms of purchase rights granted to employees resident in the United States.
The Committee will have the power, in its discretion, to establish separate, simultaneous or overlapping offerings having different terms and conditions and to designate the company or companies that may participate in a particular offering, provided that each offering individually complies with the terms of the ESPP and the requirements of Section 423(b)(5) of the Code that all participants granted purchase rights pursuant to the offering will have the same rights and privileges within the meaning of such section.

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PROPOSAL 4 APPROVE EMPLOYEE STOCK PURCHASE PLAN

Without regard to whether any participant’s purchase right may be considered adversely affected, Cliffs may, from time to time, consistent with the ESPP and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by Cliffs, in its discretion, for the proper administration of the ESPP, including, without limitation,

▪	a minimum payroll deduction amount required for participation in an offering;

▪	a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an offering;

▪	an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars;

▪
a payroll deduction greater than or less than the amount designated by a participant in order to adjust for Cliffs’ delay or mistake in processing a subscription agreement or in otherwise effecting a participant’s election under the ESPP or as advisable to comply with the requirements of Section 423 of the Code;

▪	determination of the date and manner by which the fair market value of the common shares is determined for purposes of administration of the ESPP; and

▪	rules, forms and administrative procedures designed to facilitate a “quick sale” and/or 10b5-1 program by participants in accordance with applicable securities laws.
All such actions by Cliffs will be taken consistent with the requirements under Section 423(b)(5) of the Code that all participants granted purchase rights pursuant to an offering will have the same rights and privileges within the meaning of such section, except as otherwise permitted by the ESPP and the regulations under Section 423 of the Code.
In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the group of participating companies, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the group of participating companies to whom authority to act for the Board, the Committee or Cliffs is delegated will be indemnified by Cliffs against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any related appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the ESPP, or any right granted under the ESPP, and against all amounts paid by them in settlement (provided such settlement is approved by independent legal counsel selected by Cliffs) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it will be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties. However, within sixty (60) days after the institution of such action, suit or proceeding, such person will offer to Cliffs, in writing, the opportunity at its own expense to handle and defend the same.
Eligibility. Any employee of Cliffs or any Cliffs subsidiary or affiliate designated by the Committee who is regularly employed for at least 20 hours per week and more than five months in a calendar year as of the first trading day of an offering period (an “entry date”) is eligible to participate in the ESPP during the applicable offering period, subject to administrative rules established by the Committee. However, no employee is eligible to participate in the ESPP to the extent that, immediately after the grant, that employee would have, directly or indirectly, owned, and/or hold options to purchase, 5% of either the total combined voting power or the value of all classes of shares of Cliffs or any of its parent or subsidiary corporations. As of May 19, 2015, approximately 4,500 Cliffs employees, including 10 executive officers including the CEO will be eligible to participate in the ESPP.
Participation in an Offering. Eligible employees become participants in the ESPP by filing with Cliffs a subscription agreement authorizing payroll deductions on a date set by the Committee prior to the applicable entry date. Each participating employee must authorize contributions pursuant to the ESPP, which will generally be collected through payroll deductions. Such payroll deductions may not be less than $20.00 of a participant's eligible compensation.
The ESPP is implemented by offering periods lasting for six months. Offering periods will generally commence on or about the first trading days of January and July of each year and end on or about the last trading days of the next June and December, respectively. However, the Compensation Committee may establish additional or alternative concurrent, sequential or overlapping offering periods, a different duration for one or more offering periods or different commencing or ending dates for such offering periods, so long as no offering period has a duration that exceeds twenty-seven (27) months. If shareholders approve the ESPP, the first offering period will begin within five months thereafter.
Common shares will be purchased under the ESPP every month on the last trading day of each month (the “purchase date”) unless the participant becomes ineligible, withdraws or terminates employment earlier. During an offering period, a participant may elect to decrease the rate of or to stop deductions from his or her compensation by delivering to Cliffs or its designated representative (including a third-party administrator) an amended subscription agreement authorizing the change on or before the “change notice date.” The “change notice date” is a date prior to the beginning of the first pay period for which the election is to be effective as established by Cliffs from time to time and announced to the participants. A participant who elects, effective following the first pay day of an offering period, to decrease the rate of his or her payroll deductions to zero dollars ($0.00) will nevertheless remain a participant during the offering period unless the participant withdraws from the ESPP.
Each participant who has elected to participate is automatically granted an option to purchase common shares on his or her respective entry date. The option expires at the end of the offering period, upon termination of employment, or if the employee becomes ineligible, whichever is

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earlier, but is exercised at the end of each offering period to the extent of the contributions accumulated during such offering period. The number of shares that may be purchased by an employee in any offering period shall not be more than 7,000 common shares during an offering period. In addition, no participant will be granted a purchase right that permits his or her right to purchase common shares under the ESPP to accrue at a rate that, when aggregated with such participant’s rights to purchase shares under all other employee stock purchase plans of a participating company intended to meet the requirements of Section 423 of the Code, exceeds twenty-five thousand dollars ($25,000) in fair market value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which the purchase right is outstanding at any time.
Purchase Price. The purchase price at which each of the common shares may be acquired in an offering period upon the exercise of all or any portion of a purchase right will be established by the Compensation Committee. However, the purchase price on each purchase date will not be less than 85% of the lesser of:

▪	the fair market value of the common shares on the offering date of the offering period; or

▪	the fair market value of the common shares on the purchase date.
Subject to adjustment as provided by the ESPP and unless otherwise provided by the Compensation Committee, the purchase price for each offering period will be 90% of the fair market value of the common shares on the purchase date.
Purchase of Shares. Generally, on each purchase date of an offering period, each participant who has not withdrawn from the ESPP and whose participation in the offering has not otherwise terminated before such purchase date will automatically acquire pursuant to the exercise of the participant’s purchase right the number of whole common shares determined by dividing:

▪	the total amount of the participant’s payroll deductions accumulated in the participant’s account during the offering period and not previously applied toward the purchase of the common shares; by

▪	the purchase price.
However, in no event will the number of shares purchased by the participant during an offering period exceed the number of shares subject to the participant’s purchase right. No common shares will be purchased on a purchase date on behalf of a participant whose participation in the offering or the ESPP has terminated before such purchase date.
If the number of common shares that might be purchased by all participants on a purchase date exceeds the number of common shares available in the ESPP or the maximum aggregate number of common shares that may be purchased on such purchase date pursuant to a limit established by the Committee, Cliffs will make a pro rata allocation of the shares available in as uniform a manner as practicable and as Cliffs determines to be equitable. Any fractional share resulting from such pro rata allocation to any participant will be disregarded.
Any cash balance remaining in a participant’s account following any purchase date will be refunded to the participant as soon as practicable after such purchase date. However, if the cash balance to be returned to a participant is less than the amount that would have been necessary to purchase an additional whole share of the common shares on such purchase date, Cliffs may retain the cash balance in the participant’s account to be applied toward the purchase of common shares in the subsequent purchase period or offering period.
Any portion of a participant’s purchase right remaining unexercised after the end of the offering period to which the purchase right relates will expire immediately upon the end of the offering period.
Where payroll deductions on behalf of participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate offering (a “Non-United States Offering”) covering all eligible employees of one or more participating companies subject to the prohibition on payroll deductions. The Non-United States Offering will provide another method for payment of the purchase price with terms and conditions that are administratively convenient and comply with applicable law. On each purchase date of the offering period applicable to a Non-United States Offering, each participant who has not withdrawn from the ESPP and whose participation in such offering period has not otherwise terminated before such purchase date will automatically acquire pursuant to the exercise of the participant’s purchase right a number of whole common shares determined in accordance with the ESPP to the extent of the total amount of the participant’s account balance accumulated during the offering period in accordance with the method established by the Compensation Committee and not previously applied toward the purchase of common shares. However, in no event will the number of shares purchased by a participant during such offering period exceed the number of shares subject to the participant’s purchase right. Cliffs will refund to a participant in a Non-United States Offering any excess purchase price payment received from such participant.
Nontransferability of Purchase Rights. Neither payroll deductions or other amounts credited to a participant’s account nor a participant’s purchase right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the ESPP or by will or the laws of descent and distribution. A designation of a beneficiary will not be treated as a disposition. Any such attempted assignment, transfer, pledge or other disposition will be without effect, except that Cliffs may treat such act as an election to withdraw from the ESPP. A purchase right is exercisable during the lifetime of the participant only by the participant.

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Termination of Employment. Upon a participant’s ceasing, prior to a purchase date, to be an employee of the group of participating companies for any reason, including retirement, disability or death, or upon the failure of a participant to remain eligible to participate in the ESPP, the participant’s participation in the ESPP will terminate immediately. In such event, the participant’s account balance that has not been applied toward the purchase of common shares will, as soon as practicable, be returned to the participant or, in the case of the participant’s death, to the participant’s designated beneficiary, if any, or legal representative, and all of the participant’s rights under the ESPP will terminate. Interest will not be paid on sums returned. A participant whose participation has been terminated may again become eligible to participate in the ESPP by satisfying the plan’s enrollment requirements.
Adjustments. Subject to any required action by the shareholders of Cliffs and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the common shares effected without receipt of consideration by Cliffs, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of Cliffs, or in the event of payment of a dividend or distribution to the shareholders of Cliffs in a form other than the common shares (excepting regular, periodic cash dividends) that has a material effect on the fair market value of the common shares, appropriate and proportionate adjustments will be made in the number and kind of shares subject to the ESPP, the limit on the shares that may be purchased by any participant during an offering and each purchase right, and in the purchase price in order to prevent dilution or enlargement of participants’ rights under the ESPP. Conversion of any convertible securities of Cliffs will not be treated as “effected without receipt of consideration by Cliffs.”
If a majority of the shares that are of the same class as the shares that are subject to outstanding purchase rights are exchanged for, converted into, or otherwise become shares of another corporation (the “new shares”), the Committee may unilaterally amend the outstanding purchase rights to provide that the purchase rights are for new shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding purchase rights will be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and in no event may the purchase price be decreased to an amount less than the par value, if any, of the shares subject to the purchase right. The adjustments determined by the Committee will be final, binding and conclusive.
Change in Control. In the event of a change in control of Cliffs (as defined in the ESPP), the surviving, continuing, successor, or purchasing corporation or its parent, as the case may be, (the “acquiring corporation”), may, without the consent of any participant, assume or continue Cliffs’ rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights for the acquiring corporation’s stock. If the acquiring corporation elects not to assume, continue or substitute for the outstanding purchase rights, the purchase date of the then current offering period will be accelerated to a date before the date of the change in control specified by the Compensation Committee, but the number of common shares subject to outstanding purchase rights will not be adjusted. All purchase rights which are neither assumed or continued by the acquiring corporation in connection with the change in control nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.
Amendment and Termination of the Plan. The Compensation Committee may at any time amend, suspend or terminate the ESPP, except that:

▪	no such amendment, suspension or termination will affect purchase rights previously granted under the ESPP unless expressly provided by the Compensation Committee; and

▪
no such amendment, suspension or termination may adversely affect a purchase right previously granted under the ESPP without the consent of the participant, except to the extent permitted by the ESPP or as may be necessary to qualify the ESPP as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule.

In addition, an amendment to the ESPP must be approved by the shareholders of Cliffs within twelve (12) months of the adoption of the amendment if the amendment would authorize the sale of more shares than are then authorized for issuance under the ESPP or would change the definition of the corporations that may be designated by the Compensation Committee as participating companies. In the event that the Compensation Committee determines that continuation of the ESPP or an offering would result in unfavorable financial accounting consequences to Cliffs, the Compensation Committee may, in its discretion and without the consent of any participant, including with respect to an offering period then in progress:

▪	terminate the ESPP or any offering period;

▪	accelerate the purchase date of any offering period;

▪	reduce the discount or the method of determining the purchase price in any offering period (e.g., by determining the purchase price solely on the basis of the fair market value on the purchase date);

▪	reduce the maximum number of common shares that may be purchased in any offering period; or

▪	take any combination of the foregoing actions.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 70

PROPOSAL 4 APPROVE EMPLOYEE STOCK PURCHASE PLAN

Withdrawal. A participant may withdraw from the ESPP by signing and delivering to Cliffs or a representative designated by Cliffs (including a third-party administrator) a written or electronic notice of withdrawal on a form provided by Cliffs for this purpose. Such withdrawal may be elected at any time prior to the end of an offering period. However, if a participant withdraws from the ESPP after a purchase date, the withdrawal will not affect common shares acquired by the participant on such purchase date. A participant who voluntarily withdraws from the ESPP is prohibited from resuming participation in the ESPP in the same offering from which he or she withdrew, but may participate in any subsequent offering by again satisfying the enrollment requirements. Cliffs may impose, from time to time, a requirement that the notice of withdrawal from the ESPP be on file with the company or a designated representative for a reasonable period prior to the effectiveness of the participant’s withdrawal.
Upon a participant’s voluntary withdrawal from the ESPP, the participant’s accumulated account balance that has not been applied toward the purchase of common shares will be refunded to the participant as soon as practicable after the withdrawal, without the payment of any interest, and the participant’s interest in the ESPP and the offering will terminate. The amounts to be refunded may not be applied to any other offering under the ESPP.
New Plan Benefits. Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of Cliffs common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the ESPP.
U.S. FEDERAL INCOME TAX CONSEQUENCES
If Cliffs’ shareholders approve this proposal, the ESPP, and the right of participants to make purchases thereunder, should qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the length of the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable entry date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of:

▪	the excess of the amount received upon such sale or disposition over the purchase price, or

▪	an amount equal to 15% of the fair market value of the shares as of the entry date.
Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the length of the holding period. Cliffs is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to Cliffs.
The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and Cliffs with respect to the ESPP based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee's death or the income tax laws of any municipality, state or foreign country in which the employee's income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, Cliffs advises all recipients to consult their own tax advisor concerning the tax implications of participation in the ESPP.
VOTE REQUIRED
Approval of the ESPP requires the affirmative vote of a majority of the shares of Cliffs common shares present in person or represented by proxy and entitled to be voted on the proposal at the 2015 Annual Meeting.
The Board unanimously recommends that the shareholders vote “FOR” the approval of the Cliffs' 2015 Employee Stock Purchase Plan.

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EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2014 regarding securities to be issued pursuant to outstanding stock options, restricted share units and performance-based awards and securities remaining available for issuance under our equity plans. The Amended and Restated 2012 Incentive Equity Plan (the "Current Plan") and the Directors' Plan have been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders	2,073,470	(1)	$13.83	(2)	6,448,389	(3)
Equity Compensation Plans Not Approved by Security Holders	—		__		—

(1)
Includes 1,010,392 performance share awards from the Current Plan, which assumes a maximum payout of 200% upon meeting certain performance targets; 500,000 performance-based restricted share units which may convert into shares based upon achieving and maintaining a maximum volume weighted average price target; 313,078 restricted share units for which issuance is based upon a three-year vesting period and 250,000 stock options based on a ratable vesting period. As a result, this aggregate reported number may overstate actual dilution. The Current Plan uses a fungible share pool under which each share issued pursuant to an option or stock appreciation right ("SAR") reduces the number of shares available by one share. This aggregated reported number reflects the actual number of shares that would be issued in settlement of these awards, and does not reflect the fungible impact on the Current Plan if these awards were earned in total, which impact would be 3,896,940 shares.

(2)	Restricted share units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)
Includes (A) 6,222,434 common shares remaining available under the Current Plan that may be issued in respect of stock options, SARs, restricted shares, restricted share units, deferred shares, performance shares, performance units, retention units and dividends or dividend equivalents, and (B) 225,955 common shares remaining available under the Directors’ Plan that may be issued in respect of restricted shares, restricted share units, deferred shares and other awards that may be denominated or payable in, valued by or reference to or based on common shares or factors that may influence the value of the common shares. If outstanding performance-based awards are earned at maximum levels, however, this number would be decreased to 5,843,193. Also, as mentioned above, the Current Plan uses a fungible share pool under which each share issued pursuant to an option or SAR reduces the number of shares available by one share, and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. As a result, awards granted from these remaining shares would ultimately count against this number, if and when settled in shares, based on the applicable fungible ratio and, in the case of performance-based awards, based on actual performance.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Cliffs Board is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and is reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter in November 2014 and recommended on November 17, 2014 that no material changes were necessary. A copy of the charter is available at http://www.cliffsnaturalresources.com.
Following a proxy contest which resulted in the majority of the Cliffs Board being replaced (the "Change in Control") and the subsequent resignations of the remaining incumbent Board members after such Change in Control, all members of the Audit Committee, including the Chairman, were replaced by the new Board members on or after August 7, 2015. The current members of the Audit Committee are John T. Baldwin (Chair), Robert P. Fisher, Jr. and James S. Sawyer, all of whom are independent of the Company in accordance with the listing standards of the NYSE and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.
Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management also is responsible to attest, as of December 31, 2014, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.
The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board, or PCAOB, standards and to issue a report thereon. The independent auditors also are responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2014.
The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.
In this context, the Audit Committee met 10 times in 2014 and held discussions with management and the independent auditors. Five of these meetings in 2014 took place with the new members of the Audit Committee who were appointed after the Change in Control. Both the former and the re-constituted Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s internal auditors and executive management, who oversees internal audit and risk management, and Audit Committee members only.
Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards, including Auditing Standard No 16.
The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.
Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors and the Board has approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
Submitted by the Audit Committee:
J. T. Baldwin, Chairman
R. P. Fisher, Jr.
J. S. Sawyer

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement 73

PROPOSAL 5	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL
It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP, or Deloitte, as Cliffs’ independent registered public accounting firm, for the year ending December 31, 2015. We expect representatives of Deloitte to be present at the 2015 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.
Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2014	2013
Audit Fees (1)	$4,550	$3,754
Audit-Related Fees (2)	200	301
Tax Fees (3)	—	—
All Other Fees	—	—
TOTAL	$4,750	$4,055

(1)
Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2014 and 2013; and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.

(2)
Audit-related fees consist of fees billed, or to be billed, related to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.

(3)	Tax fees consist of fees billed, or to be billed, related to tax consulting services.
Auditor Fees Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chair, or any Audit Committee member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees” and “Audit-Related Fees,” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
VOTE REQURED
The affirmative vote of the holders of a majority of the voting power of our common shares and shares of our mandatory convertible preferred stock present in person or represented by proxy at the 2015 Annual Meeting and entitled to vote on the ratification of our independent registered public accounting firm, voting together as a single class, is required to approve Deloitte & Touche LLP as our registered public accounting firm.
The Board unanimously recommends that you vote “FOR” Proposal 5 for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

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INFORMATION ABOUT SHAREHOLDER PROPOSALS AND COMPANY DOCUMENTS

SHAREHOLDER PROPOSALS
To be included in the proxy statement and proxy card for the 2016 Annual Meeting of Shareholders, a shareholder proposal must be received by us on or before December 9, 2015 (or, if the date of the 2016 Annual Meeting is more than 30 days before or after the date of the 2015 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), and must comply with Rule 14a-8 under the Exchange Act.
In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the 2016 Annual Meeting is received by us after February 22, 2016 (or, if the date of the 2016 Annual Meeting is more than 30 days before or after the date of the 2015 Annual Meeting, such notice is not received a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2016 Annual Meeting.
Proposals and other items of business should be directed to the Secretary by fax to (216) 694-6509 or by mail to Secretary, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.
COMPANY DOCUMENTS
Cliffs' 2014 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement in satisfaction of SEC requirements. Additional copies of the proxy materials and 2014 Annual Report are available upon request free of charge. To obtain copies of the proxy materials or Annual Report, please contact our Investor Relations Department to submit your request at (800) 214-0739, by email at ir@cliffsnaturalresources.com or visit our website at http://www.cliffsnaturalresources.com under the "Investors" section. You also may call this number to obtain directions to attend the 2015 Annual Meeting and vote in person.
Pursuant to SEC regulations, the material appearing under the captions "Audit Committee Report" and "Compensation Committee Report" are not deemed to be soliciting material or filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

OTHER INFORMATION

Management does not know of any other items, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which may properly come before the 2015 Annual Meeting or other matters incident to the conduct of the meeting. However, if any such other items shall properly come before the 2015 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

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ANNEX A	CLIFFS NATURAL RESOURCES INC. 2015 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of this Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan is to attract and retain officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.
2.Definitions. As used in this Plan:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.
(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
(d)“Board” means the Board of Directors of the Company.
(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Committee” means the Compensation and Organization Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.
(i)“Common Shares” means the common shares, par value $0.125 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j)“Company” means Cliffs Natural Resources Inc., an Ohio corporation, and its successors.
(k)“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(l)“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(m)“Director” means a member of the Board.
(n)“Effective Date” means the date this Plan is approved by the shareholders of the Company.
(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(r)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(s)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement A-1

the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.
(t)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(u)“Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.
(v)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(w)“Option Price” means the purchase price payable on exercise of an Option Right.
(x)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.
(y)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, or (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement A-2

(z)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(aa)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(ab)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(ac)“Plan” means this Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan.
(ad)“Predecessor Plan” means the Company’s Amended and Restated 2012 Incentive Equity Plan.
(ae)“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(af)“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ag)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ah)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.
(ai)“Shareholder” means an individual or entity that owns one or more Common Shares.
(aj)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.
(ak)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.
(al)“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.
(am)“Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under the Plan.
(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 12,900,000 shares, plus any Common Shares that become available under this Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, as provided in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
The aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by (A) one Common Share for every one Common Share subject to an option right or stock appreciation right granted under the Predecessor Plan between February 10, 2015 and the Effective Date, (B) two Common Shares for every one Common Share subject to an award other than a stock option or stock appreciation right granted under the Predecessor Plan between February 10, 2015 and the Effective Date, (C) one Common Share for every one Common Share issued or transferred upon exercise of an Option Right or Appreciation Right granted under this Plan, and (D) two Common Shares for every one Common Share issued or transferred in connection with an award other than an Option Right or Appreciation Right granted

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under this Plan. Subject to the provisions of Section 3(b) of this Plan, Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.
(b)Share Counting Rules.

(i)
If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(ii)
If after February 10, 2015, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(iii)
Notwithstanding anything to the contrary contained in this Section 3, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section 3(a) above: (A) Common Shares tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of a stock option granted under the Predecessor Plan); (B) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (C) Common Shares subject to an Appreciation Right (or a stock appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plan). In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit under Section 3(a) above.

(iv)
Any Common Share that becomes available for issuance or transfer under this Plan under this Section 3 will be added back as (A) one Common Share if such share was subject to an Option Right or Appreciation Right granted under this Plan or a stock option or a stock appreciation right granted under the Predecessor Plan, and (B) as two Common Share(s) if such share was issued or transferred pursuant to, or subject to, an award granted under this Plan other than an Option Right or an Appreciation Right granted under this Plan (or was subject to an award other than a stock option or a stock appreciation right granted under the Predecessor Plan).

(c)Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 12,900,000 Common Shares.
(d)Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(ii)
No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $20,000,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $10,000,000.
(e)Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for (i) awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable minimum vesting requirements set forth in such sections of this Plan.
4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

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(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant. Further, any grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.
(g)Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i)The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
(j)No Option Right will be exercisable more than 10 years from the Date of Grant.
(k)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(l)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year.

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A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant. Further, any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(e)Regarding Free-Standing Appreciation Rights only:

(i)
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
6.Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
(e)Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.
(f)Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant. Further, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(g)Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of

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the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b)If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year.
(c)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(d)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year.
(e)Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant. Further, any grant or sale of Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(f)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
(g)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(h)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(b)The Performance Period with respect to each Cash Incentive Awards, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant. Further, the Performance Period may be subject to earlier lapse or modification in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily

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terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Cash Incentive Awards, Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.
(c)Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.
(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.
(f)The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.
(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.
(e)Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant. Further, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable, to such award in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

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10.Administration of this Plan.
(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;
(b)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in

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Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)approval by the Shareholders of a complete liquidation or dissolution of the Company.
13.Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
14.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
15.Transferability.
(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) pursuant to a domestic relations order (that contains any information required by the Company to effectuate the transfer) or (ii) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (iii) by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted

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Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.
16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option

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Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.
(c)If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after May 19 , 2025, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are

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intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

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ANNEX B	CLIFFS NATURAL RESOURCES INC. 2015 EMPLOYEE STOCK PURCHASE PLAN
1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN .
1.1    Establishment. The Board adopted the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (the “Plan”) on March 26, 2015 effective as of May 19, 2015, subject to shareholder approval on or before May 19, 2015. If shareholder approval is not received by such date, the Plan will have no effect.
1.2    Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments of such section), and the Plan shall be so construed.
1.3    Term of Plan. The Plan shall continue in effect for ten (10) years from its effective date unless it is terminated earlier by the Committee.
2.Definitions and Construction.
2.1    Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Change in Control” means the occurrence of any one or a combination of the following:
(i)any individual, entity or group (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act), of 35% or more of either (x) the then‑outstanding common shares of the Company (the “Outstanding Company Common Shares”) or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 2.1(b)(iii)(A), 2.1(b)(iii)(B) and 2.1(b)(iii)(C) below;
(ii)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any entity resulting from Business from such Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns directly or indirectly, 35% or more of, respectively, the then outstanding common shares (or for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the Combined Voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of

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the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)approval by the shareholders of a complete liquidation or dissolution of the Company.
(c)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(d)“Committee” means the Compensation and Organization Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(e)“Company” means Cliffs Natural Resources Inc., an Ohio corporation, or any successor corporation thereto.
(f)“Compensation” means, with respect to any Offering Period, base wages or salary, overtime, bonuses, commissions, shift differentials, payments for paid time off, payments in lieu of notice, and compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include moving allowances, payments pursuant to a severance agreement, termination pay, relocation payments, sign-on bonuses, any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not included above.
(g)“Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.
(h)“Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.
(i)“Fair Market Value” means, as of any date:
(i)Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.
(ii)If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.
(j)“Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions or other local law requirement, as described in Section 11.1(b).
(k)“Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.
(l)“Offering Date” means, for any Offering Period, the first day of such Offering Period.
(m)“Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.
(n)“Officer” means any person designated by the Board as an officer of the Company.
(o)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

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(p)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(q)“Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.
(r)“Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.
(s)“Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
(t)“Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.
(u)“Purchase Period” means a period, established by the Committee in accordance with Section 6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.
(v)“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
(w)“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.
(x)“Securities Act” means the Securities Act of 1933, as amended.
(y)“Stock” means the common shares of the Company, as adjusted from time to time in accordance with Section 4.2.
(z)“Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).
(aa)“Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.
(ab)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Administration.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses reasonably incurred by the Company in the administration of the Plan shall be paid by the Company.
3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has actual authority with respect to such matter, right, obligation, determination or election.
3.3    Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company. Any

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of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. In order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an separate Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable or differ than the terms of Purchase Rights granted to Employees resident in the United States.
3.4    Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.
3.5    Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, and (f) prescribe rules, forms and administrative procedures designed to facilitate a “quick sale” and/or 10b5-1 program by Participants in accordance with applicable securities laws. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.
3.6    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.Shares Subject to Plan.
4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 10,000,000 and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.
4.2    Adjustments for Changes in Capital Structure. Subject to any required action by the shareholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the limit on the shares which may be purchased by any Participant during an Offering (as described in Section 8) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the

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Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
5.Eligibility.
5.1    Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
(a)Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or
(b)Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
The Committee may include Employees described above in the category of Eligible Employees to the extent required under local law.
5.2    Exclusion of Certain Shareholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
5.3    Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
6.Offerings.
The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other duration as the Committee shall determine. Offering Periods shall commence on or about the first trading days of January and July of each year and end on or about the last trading days of the next June and December, respectively, occurring thereafter. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.
7.Participation in the Plan.
7.1    Initial Participation.
(a)Generally. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

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7.2    Continued Participation.
(a)Generally. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1(a) if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.
8.    Right to Purchase Shares.
8.1    Grant of Purchase Right. On the Offering Date of each Offering Period, each Participant in such Offering Period shall automatically be granted a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the dollar limit in Section 8.2 (as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the share limit in Section 8.3 (as provided below). The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.
8.2    Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.
8.3    Share Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall purchase more than seven thousand (7,000) shares of Stock during an Offering Period. This limitation may be adjusted by the Committee prior to the start of an Offering Period.
9.    Purchase Price.
The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty‑five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be ninety percent (90%) of the Fair Market Value of a share of Stock on the Purchase Date.
10.    Accumulation of Purchase Price through Payroll Deduction.
Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:
10.1    Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the amount of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole dollars of not less than $20 (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.
10.2    Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.
10.3    Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day

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of an Offering Period, to decrease the rate of his or her payroll deductions to zero dollars ($0.00) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.
10.4    Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.1. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.
10.5    Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from the Participant in a non-United States Participant pursuant to Section 11.1(b)) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such amounts received or held by the Company may be used by the Company for any corporate purpose.
10.6    No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.
11    Purchase of Shares.
11.1    Exercise of Purchase Right.
(a)Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
(b)Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.
11.2    Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1 or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
11.3    Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
11.4    Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such

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Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.
11.5    Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.
11.6    Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
11.7    Provision of Reports and Shareholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common shareholders.
12.    Withdrawal from Plan.
12.1    Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
12.2    Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Sections 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.
13.    Termination of Employment or Eligibility.
Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Sections 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Sections 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.
14.    Effect of Change in Control on Purchase Rights.
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15.    Nontransferability of Purchase Rights.
Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution.

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(A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.
16.    Compliance with Securities Law.
The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17.    Rights as a Shareholder and Employee.
A Participant shall have no rights as a shareholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.
18.    Notification of Disposition of Shares.
The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.
19.    Legends.
The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:
“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”
20.    Designation of Beneficiary.
20.1    Designation Procedure. Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement B-9

20.2    Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.
21.    Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Amendment or Termination of the Plan.
The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the shareholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.
23.    Section 409A of the Code.
Purchase Rights are intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent and all shares of Stock shall be delivered by March 15th of the year following the year of the applicable Purchase Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from Section 409A of the Code is not so exempt or for any action taken by the Committee with respect thereto.

Appendix A

Participating Companies

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement B-10

ANNEX C	USE OF NON-GAAP FINANCIAL MEASURES
The proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Cliffs has presented Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures that management uses in evaluating operating performance. These non-GAAP measures are presented in the proxy statement for the year ended December 31, 2014 and 2013. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. We provide a reconciliation of these measures to the most directly comparable GAAP measure in the table below.

	(In Millions)
	2014	2013
Net Income (Loss)	$(8,311.6)	$361.8
Less:
Interest expense, net	(185.2)	(179.1)
Income tax benefit (expense)	1,302.0	(55.1)
Depreciation, depletion and amortization	(504.0)	(593.3)
EBITDA	$(8,924.4)	$1,189.3
Less:
Impairment of goodwill and other long-lived assets	$(9,029.9)	$(250.8)
Impairment of equity method investment	—	—
Loss on sale of Cliffs Logan County Coal	(419.6)	—
Wabush mine impact	(158.7)	(72.7)
Bloom Lake mine impact	(137.9)	46.5
Foreign exchange remeasurement	30.7	64.0
Proxy contest and change in control costs in SG&A	(26.6)	—
Litigation judgment	(96.3)	(9.6)
Severance in SG&A	(15.8)	(16.4)
Total Adjusted EBITDA	$929.7	$1,428.3

EBITDA:
U.S. Iron Ore	$805.6	$1,000.1
Asia Pacific Iron Ore	(369.8)	500.4
North American Coal	(1,326.8)	129.5
Eastern Canadian Iron Ore	(7,673.9)	(192.8)
Other	(359.5)	(247.9)
Total EBITDA	$(8,924.4)	$1,189.3

Adjusted EBITDA:
U.S. Iron Ore	$831.2	$1,030.8
Asia Pacific Iron Ore	264.6	525.7
North American Coal	(28.5)	154.0
Eastern Canadian Iron Ore	—	—
Other	(137.6)	(282.2)
Total Adjusted EBITDA	$929.7	$1,428.3

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement C-1

	In Millions
	Year Ended December 31,
	2014	2013
Net Income (Loss) from Continuing Operations Attributable to Cliffs Shareholders	$(7,224.2)	$411.5
Income from Discontinued Operations, net of tax	—	2.0
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(7,224.2)	$413.5
PREFERRED STOCK DIVIDENDS	(51.2)	(48.7)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(7,275.4)	$364.8
Less:
Impairment of goodwill and other long-lived assets	(9,029.9)	(250.8)
Impairment of other long-lived assets attributable to the noncontrolling interest	1,057.7	—
Loss on sale of Cliffs Logan County Coal	(419.6)	—
Tax impact of financial restructuring and sale of Cliffs Logan County Coal	144.3	—
Wabush mine impact	(248.1)	(104.5)
Bloom Lake mine impact	(14.3)	(41.1)
Foreign exchange remeasurement	30.7	64.0
Proxy contest and change in control costs in SG&A	(26.6)	—
Litigation judgment	(96.3)	(9.6)
Severance in SG&A	(15.8)	(16.4)
Tax effect of other adjustments	1,260.7	17.3
Income tax valuation allowances	(144.4)	—
NET INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	$226.2	$705.9
Weighted Average Number of Shares:
Basic	153.1	151.7
Employee Stock Plans	0.7	0.5
Depositary Shares	25.2	22.1
Diluted	179.0	174.3
Earnings per Common Share Attributable to Cliffs Common Shareholders - Basic:
Continuing operations	$1.48	$4.64
Discontinued operations	—	0.01
	$1.48	$4.65
Earnings per Common Share Attributable to Cliffs Common Shareholders - Diluted:
Continuing operations	$1.55	$4.32
Discontinued operations	—	0.01
	$1.55	$4.33

CLIFFS NATURAL RESOURCES INC. - 2015 Proxy Statement C-2

Notice of Annual Meeting
of Shareholders
and Proxy Statement

CLIFFS NATURAL RESOURCES INC.
ATTN: EVP, CHIEF LEGAL OFFICER & SECRETARY
200 PUBLIC SQUARE, SUITE 3300
CLEVELAND, OH 44114-2315

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a J.T. Baldwin	☐	☐	☐
1b R.P. Fisher, Jr.	☐	☐	☐
1c L. Goncalves	☐	☐	☐
1d S.M. Green	☐	☐	☐
1e J.A. Rutkowski, Jr.	☐	☐	☐
1f J.S. Sawyer	☐	☐	☐
1g M.D. Siegal	☐	☐	☐
1h G. Stoliar	☐	☐	☐
1i D.C. Taylor	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. Approval, on an advisory basis, of our named executive officer compensation;	☐	☐	☐
3. Approval of Cliffs 2015 Equity & Incentive Compensation Plan;	☐	☐	☐
4. Approval of Cliffs 2015 Employee Stock Purchase Plan;	☐	☐	☐
5. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cliffs to serve for the 2015 fiscal year.	☐	☐	☐

NOTE: Such other matters as may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000240863_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

PROXY - CLIFFS NATURAL RESOURCES INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

Susan M. Green, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cliffs Natural Resources Inc. to be held on May 19, 2015 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000240863_2 R1.0.0.51160